Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

STEINER U.S. HOLDINGS, INC.,

NEMO (UK) HOLDCO, LTD.,

STEINER UK LIMITED,

STEINER MANAGEMENT SERVICES, LLC,

HAYMAKER ACQUISITION CORP.,

ONESPAWORLD HOLDINGS LIMITED,

DORY US MERGER SUB, LLC,

DORY ACQUISITION SUB, LIMITED,

DORY ACQUISITION SUB, INC.,

DORY INTERMEDIATE LLC,

AND, in its capacity as a Seller and as the Seller Representative,

STEINER LEISURE LIMITED

DATED AS OF NOVEMBER 1, 2018

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EXHIBITS
Exhibit A	Form of HYAC Closing Date Promissory Note
Exhibit B	Form of Subscription Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Waiver Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Secondary Purchase Agreement
Exhibit H	Form of Bahamian Transfer Agreement - Steiner Marks
Exhibit I	Form of Bahamian Transfer Agreement - Steiner Spa
Exhibit J	Form of Bahamian Transfer Agreement - Steiner Spa Asia

Exhibit K	Net Working Capital Calculation
Exhibit L	Purchase Price Allocation Schedule
Exhibit M	Form of Reverse Transition Services Agreement
Exhibit N	Form of STO Italy Local Purchase Agreement
Exhibit O	Form of Transition Services Agreement
Exhibit P	Form of Dory Parent Memorandum and Articles of Association
Exhibit Q	Form of Surviving Entity Certificate of Incorporation
Exhibit R	Form of Surviving Entity Bylaws
Exhibit S	Form of Escrow Agreement
Exhibit T	Financing Commitments
Exhibit U	Form of Warrant Agreement

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 1, 2018, is made by and among Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Leisure”), Steiner U.S. Holdings, Inc., a Florida corporation (“Steiner US”), Nemo (UK) Holdco, Ltd., a limited company formed under the laws of England and Wales (“Nemo UK”), Steiner UK Limited, a limited company formed under the laws of England and Wales (“Steiner UK”), Steiner Management Services LLC, a Florida limited liability company (“SMS”, and together with Steiner Leisure, Steiner US, Nemo UK, Steiner UK, each, a “Seller” and, collectively, “Sellers”), Steiner Leisure, in its capacity as representative of Sellers (the “Seller Representative”), Haymaker Acquisition Corp., a Delaware corporation (“HYAC”), OneSpaWorld Holdings Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Dory Parent”, and together with HYAC, “Buyer”), Dory US Merger Sub, LLC, a Delaware limited liability company (“Dory US Merger Sub”), Dory Acquisition Sub, Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Dory Foreign Holding Company”), Dory Intermediate LLC, a Delaware limited liability company (“Dory Intermediate”), and Dory Acquisition Sub, Inc., a Delaware corporation (“Dory US Holding Company”). Sellers, Buyer, Dory US Merger Sub, Dory Foreign Holding Company, Dory Intermediate and Dory US Holding Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) Dory Parent is, as of the date hereof, a wholly-owned Subsidiary of Steiner Leisure that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, (b) Dory Intermediate is, as of the date hereof, a wholly-owned Subsidiary of Dory Parent that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, and (c) each of Dory US Merger Sub and Dory Foreign Holding Company is, as of the date hereof, a wholly-owned Subsidiary of Dory Intermediate, in each case, that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, Dory US Holding Company is, as of the date hereof, a wholly-owned Subsidiary of HYAC that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, at the Closing, Steiner Leisure shall contribute all of the issued and outstanding equity securities of each of (a) OneSpaWorld LLC, a Delaware limited liability company (“OSW”), (b) Steiner Spa Asia Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Spa Asia”), (c) Steiner Spa Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Spa Bahamas”), and (d) Steiner Marks Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Marks”), to Dory Parent, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at the Closing, immediately after the Closing Equity Contribution (as defined herein), Dory US Merger Sub will merge with and into HYAC, with HYAC as the surviving company in the merger and, after giving effect to such merger, a wholly-owned Subsidiary of Dory Parent, and each issued and outstanding HYAC Share will convert into the right to receive one Dory Parent Common Share, and each outstanding warrant to purchase a HYAC Share will, by its terms, become exercisable for one Dory Parent Common Share, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at the Closing, immediately after the Closing Merger (as defined herein) and subject to the consummation of the Closing, (a) the Equity Financing (as defined herein) shall be funded to Dory Parent pursuant to, and in the amounts set forth in, the Subscription Agreements and (b) the Debt Financing (as defined herein) shall be funded pursuant to, and in the amounts set forth in, the Debt Financing Commitments (as defined herein);

WHEREAS, at the Closing, immediately after the funding of the Equity Financing and the Debt Financing, HYAC shall contribute a portion of the HYAC Available Cash to Dory US Holding Company, on the terms and subject to the conditions in this Agreement;

WHEREAS, (a) Steiner US owns all of the issued and outstanding equity securities of the Target Company(ies) set forth opposite Steiner US’ name on Section 1.1(a) of the Seller Schedules (collectively, the “Steiner US Subsidiary Acquired Securities”), and (b) SMS owns all of the issued and outstanding equity securities of the Target Company(ies) set forth opposite SMS’ name on Section 1.1(a) of the Seller Schedules (the “SMS Subsidiary Acquired Securities”, and together with the Steiner US Subsidiary Acquired Securities, collectively, the “Dory US Acquired Securities”);

WHEREAS, at the Closing, immediately after the HYAC Cash Contribution (as defined herein), Dory US Holding Company will purchase from the US Sellers, and the US Sellers will sell to Dory US Holding Company, all of the Dory US Acquired Securities on the terms and subject to the conditions in this Agreement;

WHEREAS, at the Closing, immediately after the Dory US Acquisition (as defined herein), HYAC shall loan a portion of the HYAC Available Cash to Dory Parent in exchange for a promissory note, substantially in the form attached hereto as Exhibit A (the “HYAC Closing Date Promissory Note”), on the terms and subject to the conditions in this Agreement;

WHEREAS, (a) Nemo UK owns all of the issued and outstanding equity securities of the Target Company(ies) set forth opposite Nemo UK’s name on Section 1.1(a) of the Seller Schedules (the “Nemo UK Subsidiary Acquired Securities”), and (b) Steiner UK owns all of the issued and outstanding equity securities of the Target Company(ies) set forth opposite Steiner UK’s name on Section 1.1(a) of the Seller Schedules (the “Steiner UK Subsidiary Acquired Securities”, and together with the Nemo UK Subsidiary Acquired Securities, collectively, the “Dory Non-US Acquired Securities”);

WHEREAS, at the Closing, (a) immediately after giving effect to the HYAC Closing Date Loan (as defined herein), Dory Parent shall contribute a portion of its cash to Dory Foreign Holding Company and (b) immediately after the Dory Non-US Cash Contribution (as defined herein), Dory Foreign Holding Company will purchase from the Non-US Sellers (as defined herein), and the Non-US Sellers will sell to Dory Foreign Holding Company, all of the Dory Non-US Acquired Securities, in each case, on the terms and subject to the conditions in this Agreement;

WHEREAS, at the Closing and concurrently with the Dory Non-US Acquisition, (a) Dory Parent shall contribute a portion of its cash to Dory Intermediate, (b) immediately after giving effect to such cash contribution, Dory Intermediate will contribute the cash received pursuant to such cash contribution to OSW, (c) immediately after giving effect to such cash contribution, Dory Intermediate will cause OSW to contribute the cash received pursuant to such cash contribution to OneSpaWorld Limited, an exempted company incorporated under the laws of the Cayman Islands (“OSW Limited”), and (d) Dory Intermediate will cause OSW Limited to cause the proceeds of such cash contribution to be used for purposes of paying off a portion of the amount outstanding under the Credit Agreements, in each case, on the terms and subject to the conditions contained herein;

WHEREAS, at the Closing, concurrently with the Dory Non-US Acquisition (as defined herein), Dory Parent (i) shall redeem a number of Dory Parent Common Shares held by Steiner Leisure in exchange for cash and (ii) issue Dory Parent Warrants to Steiner Leisure, in each case, on the terms and subject to the conditions contained in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Dory Parent is entering into subscription agreements substantially in the form attached hereto as Exhibit B (each, as amended, restated or otherwise modified from time to time in accordance with its terms and the terms of this Agreement, a “Subscription Agreement” and, collectively, the “Subscription Agreements”) with certain subscribers (the “Investors”) pursuant to which such Investors shall agree to subscribe for and purchase, and Dory Parent shall agree to issue and sell to the Investors, Dory Parent Common Shares and Dory Parent Warrants, on the terms and subject to the conditions and limitations set forth therein;

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, promptly following the execution of this Agreement, Dory Parent shall file a registration statement on Form S-4 relating to the transactions contemplated hereby and thereby (as the same may be amended, restated, or otherwise modified from time to time in accordance with this Agreement, the “Registration Statement / Proxy Statement”) and to obtain approval from the stockholders of HYAC for, among other things, the transactions contemplated hereby and thereby;

WHEREAS, as of the date of this Agreement, the Sponsor owns all of the issued and outstanding shares of Class B Common Stock of HYAC, par value $0.0001 per share (the “Founder Shares”) and 8,000,000 HYAC Warrants (the “Founder Warrants”);

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, HYAC, Dory Parent, and Steiner Leisure are entering into an agreement attached hereto as Exhibit C (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms and the terms of this Agreement, the “Sponsor Support Agreement”) pursuant to which, among other things, the Sponsor shall agree to (a) surrender and transfer to Dory Parent, for no consideration, 3,250,000 Founder Shares (subject to adjustment (i) as described in the proviso to the definition of Founder Deferred Shares and (ii) as provided in the Sponsor Support Agreement)

and 5,006,581 Founder Warrants (subject to adjustment as provided in the Sponsor Support Agreement) effective immediately following the Merger Effective Time and (b) certain covenants and agreements related to the transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and its transferees prior to the Closing, HYAC, and Steiner Leisure are entering into a waiver agreement attached hereto as Exhibit D (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms, the “Waiver Agreement”) pursuant to which the Sponsor shall agree to waive any adjustment to the conversion ratio set forth in the HYAC Governing Documents or any other anti-dilution or similar protection with respect to the Founder Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise);

WHEREAS, at the Closing, Steiner Leisure, the Sponsor and Dory Parent shall enter into a registration rights agreement substantially in the form attached hereto as Exhibit E (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms, the “Registration Rights Agreement”);

WHEREAS, at the Closing, Steiner Leisure and the Sponsor shall enter into a lock-up agreement substantially in the form attached hereto as Exhibit F (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms (the “Lock-Up Agreement”), which shall be effective as of the Closing and pursuant to which each such Person will agree not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any shares or any other securities of Dory Parent during the lock-up period described therein;

WHEREAS, Steiner Leisure and Dory Parent are entering into purchase agreements substantially in the form attached hereto as Exhibit G (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms and the terms of this Agreement or, in the case of any such purchase agreement entered into after the date hereof, as determined by Steiner Leisure (in its reasonable discretion) necessary or advisable (including to give effect to any transfer of Dory Parent Warrants held by Steiner Leisure after the Closing thereunder), collectively, the “Secondary Purchase Agreements”) with certain purchasers (the “Secondary Investors”), pursuant to which, among other things, such Secondary Investors shall agree to purchase, and Steiner Leisure shall agree to sell to the Secondary Investors, Dory Parent Common Shares at a price of $10.00 per share on the first Business Day after the Closing Date, on the terms and subject to the conditions and limitations set forth therein; and

WHEREAS, the board of directors of the HYAC has, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Closing Merger) and (ii) recommended, inter alia, acceptance of the transactions contemplated by this Agreement (including the Closing Merger) and the Ancillary Documents and the approval of this Agreement and the Ancillary Documents by holders of HYAC Shares entitled to vote thereon.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Approval” has the meaning set forth in Section 6.5(h).

“Accounting Firm” has the meaning set forth in Section 2.3(b)(ii).

“Accounting Principles” has the meaning set forth in Section 2.3(e).

“Accrued Income Taxes” means (x) the unpaid Income Taxes of the Group Companies on a combined basis for any Pre-Closing Tax Period for which a Tax Return has not yet been filed prior to the Closing Date and is not yet due under applicable law (taking into account extensions) and (y) any withholding, stamp or other Tax that is required to be paid (but as of the Closing has not been paid) to a Tax authority with respect to any distribution of cash or other property by a Group Company occurring after the date hereof but prior to the Closing Date (other than any such distribution that is required by the terms of this Agreement). The calculation of Accrued Income Taxes shall (A) exclude any deferred Tax liabilities or deferred Tax assets, (B) be computed in accordance with the past practice of the Group Companies to the extent permitted by applicable law, (C) take into account estimated or similar Tax payments made by the Group Companies, (D) take into account any deductions arising from or attributable to the incurrence or payment of the Company Expenses or the repayment of any Indebtedness of the Group Companies, in each case, in connection with the Closing and (E) exclude the effect of any transaction entered into outside the ordinary course of business on the Closing Date after the Closing.

“Acquired Equity Securities” means, collectively, the issued and outstanding equity securities of the Target Companies.

“Acquisition Transaction” has the meaning set forth in Section 6.16.

“Actual Fraud” means, with respect to a Party, a knowing and intentional misrepresentation of a material fact with respect to any representation or warranty made by such Party in Articles 3, 4, or 5, as applicable, of this Agreement with the intent to induce another Party to execute this Agreement and consummate the transactions contemplated hereby and upon which such other Party reasonably relied and as a result of which such other Party suffered Losses.

“Additional Equity Financing Share Consideration” has the meaning set forth in Section 2.3(a)(v).

“Additional HYAC SEC Reports” has the meaning set forth in Section 5.12.

“Additional Transaction Share Consideration” has the meaning set forth in Section 2.3(a)(v).

“Adjustment Time” means 12:01 a.m. New York, New York time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, (a) prior to the Closing, the Holding Companies and Group Companies shall be Affiliates of Sellers, (b) from and after the Closing, the Holding Companies and Group Companies shall not be Affiliates of Sellers and shall instead be Affiliates of Buyer and (c) the Sponsor shall, notwithstanding anything to the contrary in this Agreement or otherwise, be deemed to be an Affiliate of HYAC.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation” has the meaning set forth in Section 6.10(g).

“Alternative Debt Commitment Letter” has the meaning set forth in Section 6.12(b).

“Alternative Debt Financing” has the meaning set forth in Section 6.12(b).

“Alternative Equity Financing” has the meaning set forth in Section 6.12(b).

“Alternative Subscription Agreement” has the meaning set forth in Section 6.12(b).

“Ancillary Documents” has the meaning set forth in Section 3.3.

“Anti-Bribery and Anti-Corruption Law” means, collectively: (i) the U.S. Foreign Corrupt Practices Act (FCPA); (ii) the UK Bribery Act 2010; and (iii) any other anti-bribery or anti-corruption laws, statutes, and regulations applicable to the Group Companies’ conduct.

“Asset Transfer Agreement” means that those certain Asset Transfer Agreements, substantially in the forms attached as exhibits to the Reverse Transition Services Agreement (as the same may be amended, restated, or otherwise modified from time to time in accordance with their respective terms after the Closing).

“Assumed Liabilities” means the liabilities to be assumed by Dory US Holding Company pursuant to the Asset Transfer Agreements.

“Audit Group Companies” means, collectively, (a) (i) OneSpaWorld (Bahamas) Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (f/k/a Steiner Transocean Limited) and its wholly-owned Subsidiaries, and (ii) Steiner Spa Bahamas, and its wholly-owned Subsidiaries; (b) (i) STO Italy S.R.L., a società a responsabilità limitata organized under the laws of Italy (“STO Italy”), (ii) Steiner Transocean U.S. Inc., a Florida corporation, (iii) Steiner Spa Asia, (iv) Mandara Spa Asia Limited, an international business company incorporated under the laws of the British Virgin Islands, (v) Mandara Spa (Maldives) PVT LTD, a company limited by shares incorporated in the Republic of the Maldives, (vi) PT Mandara Spa Indonesia, a local limited liability company organized under the laws of Indonesia, (vii) Spa Services Asia Limited, an international business company incorporated under the laws of the British Virgin Islands (viii) Mandara Spa Palau, a private limited liability company incorporated in the Republic of Palau, (ix) Mandara Spa Ventures International Sdn. Bhd., a private limited company organized under the laws of Malaysia, (x) Mandara Spa Malaysia Sd. Bhd., a private limited company organized under the laws of Malaysia, (xi) Spa Partners (South Asia) Limited, an international business company incorporated under the laws of the British Virgin Islands, (xii) Steiner Spa Resorts (Connecticut), Inc., a Florida corporation, (xiii) Steiner Resorts Spas (California) Inc., a California corporation, (xiv) Steiner Resorts Spas (North Carolina), Inc., a Florida corporation, (xv) Mandara Spa (Hawaii), LLC, a Florida limited liability company, (xvi) Mandara Spa Services LLC, a Delaware limited liability company, (xvii) Florida Luxury Spa Group, LLC, a Florida limited liability company, (xviii) Steiner Spa Resorts (Nevada), Inc., a Florida corporation, (xix) Mandara PSLV, LLC, a Florida limited liability company, (xx) Steiner Marks, and (xxi) Steiner Training Limited, a limited company incorporated under the laws of England and Wales; and (c) the accounts and results of operations associated with the Time to Spa website.

“Audited Financials” has the meaning set forth in Section 3.4(a)(i).

“Bahamian Transfer Agreements” means, collectively, (a) the share transfer agreement with respect to the transfer of all of the outstanding equity securities of Steiner Marks, to Dory Parent, substantially in the form of Exhibit H attached hereto, (b) the share transfer agreement with respect to the transfer of all of the outstanding equity securities of Steiner Spa Bahamas, to Dory Parent, substantially in the form of Exhibit I attached hereto and (c) the share transfer agreement with respect to the transfer of all of the outstanding equity securities of Steiner Spa Asia, to Dory Parent, substantially in the form of Exhibit J attached hereto, in each case, as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms.

“Base Transaction Share Consideration” has the meaning set forth in Section 2.3(a)(v).

“Business” means the ownership, operation and management of (i) spas, salons and fitness facilities onboard cruise ships, (ii) land-based resort spas and the Bliss SoHo Day Spa in New York City, New York, (iii) the “timetospa” e-commerce website (the “Time to Spa Business”) and (iv) any training facilities solely to the extent related to clauses (i) and (ii) (and not, for the avoidance of doubt, the “for profit” education business of Sellers and their Affiliates).

“Business Combination” has the meaning set forth in Section 10.21.

“Business Combination Proposal” has the meaning set forth in Section 6.18.

“Business Confidential Information” has the meaning set forth in Section 6.3(b).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.5(c).

“Buyer Excess Cash” means an amount (not less than zero) equal to (a) the amount of Cash and Cash Equivalents in the Trust Account as of immediately prior to the Closing (without, for the avoidance of doubt, giving effect to any HYAC Shareholder Redemptions) that are in excess of $330 million in the aggregate plus (b) $400,000 minus (c) the HYAC Shareholder Redemption Amount that is in excess of $50,000,000.

“Buyer Expense Shortfall” means an amount (not less than zero) equal to $35.0 million minus aggregate Buyer Expenses.

“Buyer Expenses” means, without duplication and solely to the extent that any of the following obligations have not been paid by HYAC or any of HYAC’s Subsidiaries as of immediately prior to the Closing, (a) the aggregate amount due and payable by HYAC, Dory US Holding Company, or any of their respective Subsidiaries as of immediately prior to the Closing for all fees, costs, disbursements, commissions, expenses or similar payments incurred by or on behalf of HYAC, Dory US Holding Company, or any of their respective Subsidiaries in connection with the negotiation and preparation of this Agreement and the Ancillary Documents (including the Financing, the Registration Statement / Proxy Statement and the HYAC Stockholders Meeting) and the consummation of the transactions contemplated by this Agreement (including any amounts paid by the Group Companies in connection with the purchase of any “tail” policies pursuant to Section 6.6 and the HSR Act filing fee) and the process resulting in the foregoing (including the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers who performed services for or on behalf of, or provided advice to HYAC, Dory US Holding Company, or any of their respective Subsidiaries, or who are otherwise entitled to any compensation or payment from HYAC, Dory US Holding Company, or any of their respective Subsidiaries, in connection therewith), (b) the aggregate amount of all fees, costs, disbursements, commissions, expenses or similar payments incurred by or on behalf of any of the Holding Companies with the prior written approval of HYAC (such approval not to be unreasonably withheld, conditioned or delayed if such fee, cost, disbursement, commission, expense or similar payment (i) is one which Buyer would have been obligated to incur in order to satisfy its obligations this Agreement if such Holding Company was a Buyer Subsidiary or (ii) is necessary or required for such Holding Company to perform any of its covenants or obligations hereunder (a “Specified Expense”)) in connection with the negotiation and preparation of this Agreement and the Ancillary Documents (including the Financing, the Registration Statement / Proxy Statement and the HYAC Stockholders Meeting) and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (but excluding any Company Expenses and any other fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers who have been engaged by Sellers or (solely with respect to expenses that are not Specified Expenses) any Holding Company in connection with the transactions contemplated by this Agreement and the Ancillary Documents) (provided that, for the avoidance of doubt, any expenses that are required to be paid by HYAC on behalf of Dory Parent pursuant to Section 10.5(b) shall be deemed to be Buyer Expenses for all purposes of this Agreement), (c) the costs and expenses of the financial statements to be delivered pursuant to Section 6.28(a) and Section 6.28(b) up to $250,000 (it being understood that the costs and expenses of such financial statements in excess of $250,000 shall constitute a Company Expense), (d) all of the costs and expenses of the financial statements of Dory Parent to be delivered pursuant to Section 6.28(c) and (e) 50% of the cost of the “tail” policy to be obtained pursuant to Section 6.6.

“Buyer Flexible Spending Account Plan” has the meaning set forth in Section 6.5(i).

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Buyer Schedules” means the disclosure schedules to this Agreement delivered to Sellers by HYAC.

“Buyer Tax Returns” has the meaning set forth in Section 6.10(c)(ii).

“Cap” has the meaning set forth in Section 9.5(a).

“Cash and Cash Equivalents” means, as of any determination time, with respect to the Group Companies, the aggregate amount of the Group Companies’ cash and cash equivalents (including marketable securities, investment assets (including short term investments), cash-in-transit, checks, bank deposits, deposits with third parties and credit card receivables) as of such time. For the avoidance of doubt, Cash and Cash Equivalents shall (i) include (A) any checks, drafts, wires and credit transactions deposited or made for the accounts of any Group Company but not yet reflected as available in the accounts of such Group Company, and (B) 50% of any amounts paid by the Group Companies prior to the Closing in connection with the purchase of any “tail” policies pursuant to Section 6.6, and (ii) be reduced by the amount of any outstanding checks or debit transactions written or made against the accounts of any Group Company.

“Certificate of Merger” has the meaning set forth in Section 2.1(c)(ii).

“Chancery Court” has the meaning set forth in Section 10.15.

“Change in Recommendation” has the meaning set forth in Section 6.18(b).

“Change in Tax Law” shall mean, (i) an amendment to Section 7874 of the Code (or passage of a bill in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for approval or veto by the President of the United States) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, that would, once effective, amend Section 7874 of the Code), (ii) the issuance of proposed or final United States Treasury Regulations under Section 7874 of the Code or (iii) issuance of any administrative guidance or announcement by the Department of Treasury or the Internal Revenue Service or issuance of a decision by any federal court that changes or clarifies the interpretation of Section 7874 of the Code or existing proposed or final United States Treasury Regulations under Section 7874 of the Code, in each case, occurring after the date hereof, if (A) but for such amendment or issuance, Dory Parent would not be treated as a domestic corporation under Section 7874(b) of the Code immediately following the transactions contemplated by this Agreement and (B) solely as a result of such amendment or issuance, Dory Parent would be treated as a domestic corporation under Section 7874(b) of the Code immediately following the transactions contemplated by this Agreement (it being understood, for the avoidance of doubt, that the use of “would” in clause (A) and clause (B) is not intended to specify a particular tax opinion level standard).

“Claim Notice” has the meaning set forth in Section 9.7(a).

“Claim Threshold” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of Cash and Cash Equivalents of the Group Companies as of the Adjustment Time.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Equity Contribution” has the meaning set forth in Section 2.1(a).

“Closing Filing” has the meaning set forth in Section 6.4(b).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of the Adjustment Time.

“Closing Press Release” has the meaning set forth in Section 6.4(b).

“Closing Statement” has the meaning set forth in Section 2.3(b)(i).

“Closing Working Capital” means the Net Working Capital of the Group Companies as of the Adjustment Time, determined in accordance with Section 2.3(e).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986.

“Company Expenses” means, without duplication and solely to the extent that any of the following obligations have not been paid as of the Adjustment Time, the aggregate amount due and payable by the Group Companies as of immediately prior to the Closing for (i) all unpaid, out-of-pocket fees, costs, disbursements, commissions, expenses or similar payments incurred by or on behalf of the Group Companies (to the extent, in each case, such amounts are a liability of and are due and payable by any Group Company) in connection with the negotiation and preparation of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and the process resulting in the foregoing (including the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers who performed services for or on behalf of, or provided advice to any Group Company, or who are otherwise entitled to any compensation or payment from any Group Company, in connection therewith), (ii) all amounts payable by any Holding Company or Group Company, under any success, change of control, retention, single-trigger severance, or other similar arrangements, to employees of the Group Companies by, and that is a liability of, the Holding Companies or Group Companies (and not any Seller or any their respective Affiliates (other than a Holding Company or Group Company)) solely as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (excluding, for the avoidance of doubt, any success, change of control, retention, termination, compensation, severance, or other similar arrangements resulting from the termination of any such Person or any facts or circumstances arising, in each case, at or after Closing or any other action taken at the written direction or with the written approval of Buyer or any of its Affiliates) and the employer’s portion of any payroll taxes solely to the extent arising with respect to any such success, change of control, retention, severance, or other similar arrangements; (iii) to the extent that the cost of the re-audit of the Audited Financials in accordance with the standards of the PCAOB exceeds $250,000 in the aggregate, such excess; and (iv) 50% of the cost of the “tail” policy to be obtained pursuant to Section 6.6; provided, however, that Company Expenses shall exclude (a) any Indebtedness, (b) any amounts included in the calculation of Closing Working Capital, (c) any Buyer Expenses, and (d) any costs, fees and/or expenses payable by any of the Group Companies in respect of Section 6.9 or Section 6.12(a).

“Company Intellectual Property” means all Intellectual Property Rights that are owned, used, held for use or practiced by Group Company, or necessary for the conduct of the business of the Group Companies.

“Company IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person other than a Group Company that is licensed to any Group Company.

“Company Owned Intellectual Property” means all Intellectual Property owned by a Group Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of the any Group Company.

“Competing Business” has the meaning set forth in Section 6.22(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 23, 2018, by and between One Spa World and HYAC, as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Confidentiality Period” has the meaning set forth in Section 6.3(b).

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, permit, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contest” has the meaning set forth in Section 6.10(d)(i).

“Contributed Group Companies” has the meaning set forth in Section 6.10(b)(x).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Corporate Policies” has the meaning set forth in Section 6.11(a).

“Covenant Limitation Date” has the meaning set forth in Section 9.1.

“Creator” has the meaning set forth in Section 3.13(d).

“Credit Agreement Releases” has the meaning set forth in Section 6.14.

“Credit Agreements” means (a) the Credit Agreement, dated as of December 9, 2015 (as amended by the First Amendment to the Credit Agreement and Amendment to Pledge Agreement, dated as of October 31, 2016, and by the Second Amendment to Credit Agreement and Amendment to Other Credit Documents, dated as of January 11, 2018, and further amended, restated, amended and restated, extended, renewed, supplemented, modified and otherwise changed from time to time), by and among Steiner Leisure and certain of its Subsidiaries as borrowers, Newstar Financial, Inc., as administrative agent and collateral agent, and the other lenders from time to time party thereto, and (b) the Credit Agreement, dated as of December 9, 2015 (as amended by the First Amendment to Credit Agreement, dated as of January 28, 2016, the Second Amendment to Credit Agreement, dated as of April 1, 2016, the Third Amendment to Credit Agreement, dated as of May 18, 2016, the Fourth Amendment to Credit Agreement, dated as of March 15, 2017, and the Fifth Amendment to Credit Agreement and Amendment to Other Credit Documents, dated as of January 11, 2018, and further amended, restated, amended and restated, extended, renewed, supplemented, modified and otherwise changed from time to time), by and among Steiner Leisure and certain of its Subsidiaries as borrowers, PNC Bank, National Association, as the administrative agent and collateral agent, and other lenders from time to time party thereto.

“D&O Persons” has the meaning set forth in Section 6.6(a).

“Data Activities” has the meaning set forth in Section 3.20(a).

“De Minimis Claim” has the meaning set forth in Section 9.5(a).

“Debt Financing” has the meaning set forth in Section 5.5(a).

“Debt Financing Commitments” has the meaning set forth in Section 5.5(a).

“Deductible” has the meaning set forth in Section 9.5(a).

“Deferred Assets” has the meaning set forth in the Reverse Transition Services Agreement.

“Deferred Shares” means, collectively, the Founder Deferred Shares and the Steiner Deferred Shares.

“DGCL” has the meaning set forth in Section 2.1(c)(i).

“Director Designation Agreement” means the Director Designation Agreement, dated as of the date hereof, by and among Dory Parent, HYAC and Steiner Leisure, as amended, restated or otherwise modified from time to time in accordance with its terms and this Agreement.

“Dory Foreign Holding Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Dory Intermediate” has the meaning set forth in the recitals to this Agreement.

“Dory Non-US Acquired Securities” has the meaning set forth in the recitals to this Agreement.

“Dory Non-US Acquisition” has the meaning set forth in Section 2.1(f)(iv).

“Dory Non-US Acquisition Purchase Price” means the amount set forth opposite the header “Dory Non-US Acquisition Purchase Price” in the Purchase Price Allocation Schedule.

“Dory Non-US Cash Contribution” has the meaning set forth in Section 2.1(j).

“Dory Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Dory Parent Common Shares” means the common shares of Dory Parent, par value $0.0001 per share.

“Dory Parent Stockholder Approval” means of the approval of the transactions contemplated by Section 2.1(c) by a majority of the shareholders of Dory Parent in accordance with its Governing Documents.

“Dory Parent Warrant Adjustment Amount” means a number of Dory Parent Warrants equal to the product of (a) a fraction, (i) the numerator of which is the amount of Buyer Excess Cash and (ii) the denominator of which is 10, multiplied by (b) 0.1739.

“Dory Parent Warrants” means any warrants issued by Dory Parent.

“Dory US Acquired Securities” has the meaning set forth in the recitals to this Agreement.

“Dory US Acquisition” has the meaning set forth in Section 2.1(g).

“Dory US Acquisition Purchase Price” means the amount set forth opposite the header “Dory US Acquisition Purchase Price” in the Purchase Price Allocation Schedule.

“Dory US Holding Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Dory US Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Dory US Merger Sub Member Approval” means of the approval of the Closing Merger and the other transactions contemplated by Section 2.1(c) by the sole member of Dory US Merger Sub in accordance with its Governing Documents.

“Elemis” means Elemis USA, Inc., a Florida corporation.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit or compensatory plan, program or arrangement that any Group Company maintains, sponsors or contributes to or with respect to which any Group Company has any liability, in each case, for U.S. service providers, other than any plan to which contributions are mandated by a Governmental Entity, which is required to be maintained or contributed to by applicable Law, or any Foreign Benefit Plan.

“Employees” has the meaning set forth in Section 6.5(a).

“Enterprise Value” means an amount equal to $892,500,000.

“Environmental Laws” means all applicable Laws concerning pollution, protection of the environment, or to the extent regarding environmental hazards, protection of human health or safety, as such Laws are promulgated and in effect on or prior to the Closing Date.

“Equity Financing” has the meaning set forth in Section 5.5(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation, and any successor thereto as agent under the Escrow Agreement or Warrant Agreement, as applicable.

“Escrow Agreement” has the meaning set forth in Section 2.4(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Businesses” means (a) the ownership, operation and management of “Bliss” or “Elemis” spas either (i) at the locations that are in operation as of the date of this Agreement or (ii) that are not maritime based spas or destination resort-based spas, (b) the ownership, operation and management of med-spas or any similar spas operated by the “Ideal Image” business either (i) at the locations that are in operation as of the date of this Agreement or (ii) that are not maritime based spas or destination resort-based spas, and (c) the provision of any services to any spas not owned, managed or operated by a Seller, including any training or quality control services with respect to the “Elemis” or any other products of any Seller or any of its Affiliates or the provision of services to any spas in connection with any Seller’s post-secondary education business.

“Excluded Taxes” has the meaning set forth in Section 6.10(a)(i).

“Federal Securities Laws” has the meaning set forth in Section 6.19.

“Final Purchase Price” has the meaning set forth in Section 2.3(d)(i).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing” has the meaning set forth in Section 5.5(a).

“Financing Commitments” has the meaning set forth in Section 5.5(a).

“Financing Documents” has the meaning set forth in Section 6.12(a).

“Financing Source” means each entity (including the Lenders and each agent and arranger) that has committed to provide or otherwise entered into agreements to provide Debt Financing in connection with the transactions contemplated hereby, and the parties to any commitment letters, joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with each Affiliate thereof and each of their and their respective Affiliates’ current or future limited partners, shareholders, managers, members, officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives of each such entity or Affiliate and their respective successors and assigns.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.5.

“Foreign Benefit Plan” means each employee benefit or compensatory plan maintained by any of the Group Companies for its employees and other individual service providers located outside of the United States, other than any such plan to which contributions are mandated by a Governmental Entity or which is required to be maintained or contributed by applicable Law.

“Founder Shares” has the meaning set forth in the recitals to this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) (Organization and Qualification), 3.2 (Capitalization of the Group Companies), 3.3 (Authority), 3.19 (Brokers), 4.1 (Organization and Qualification), 4.2 (Authority), 4.4 (Title to the Acquired Equity Securities), and 4.6 (Brokers).

“Funds Flow” has the meaning set forth in Section 2.3(a).

“GAAP” means United States generally accepted accounting principles.

“Gift Card Amount” means an amount equal to the Liabilities of the Group Companies as of immediately prior to the Closing in respect of unredeemed gift cards or gift certificates issued by the Group Companies prior to the Closing Date.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating agreement and certificate of formation, the “Governing Documents” of an international business company organized under the laws of the Commonwealth of The Bahamas are its memorandum and articles of association and its certificate of incorporation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association and its certificate of incorporation.

“Governmental Entity” means any United States or non-United States (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Company” and “Group Companies” means, collectively, the Target Companies and their Subsidiaries and, from and after the Closing, the Holding Companies.

“Group Company Permits” has the meaning set forth in Section 3.6.

“Group Company Plan” has the meaning set forth in Section 3.11(a).

“Guaranteed Seller Obligations” has the meaning set forth in Section 10.19.

“Guaranties” has the meaning set forth in Section 6.9.

“Holding Company” and “Holding Companies” means, collectively, Dory Parent, Dory Intermediate, Dory Foreign Holding Company and Dory US Merger Sub.

“Holding Company Equity Securities” means, collectively, the issued and outstanding equity securities of the Holding Companies.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“HYAC” has the meaning set forth in the introductory paragraph to this Agreement.

“HYAC Acquisition Transaction” has the meaning set forth in Section 6.16(b).

“HYAC Available Cash” means an amount equal to (a) the amount of cash in the Trust Account immediately prior to giving effect to any HYAC Shareholder Redemption, less (b) the HYAC Shareholder Redemption Amount.

“HYAC Closing Date Loan” has the meaning set forth in Section 2.1(i).

“HYAC Closing Date Promissory Note” has the meaning set forth in the recitals to this Agreement.

“HYAC Cash Contribution” has the meaning set forth in Section 2.1(e).

“HYAC Equity Securities” means the equity securities of HYAC.

“HYAC Financial Statements” means all of the financial statements of HYAC included in the HYAC SEC Reports.

“HYAC Related Parties” has the meaning set forth in Section 5.14.

“HYAC Related Party Transactions” has the meaning set forth in Section 5.14.

“HYAC SEC Reports” has the meaning set forth in Section 5.12.

“HYAC Shareholder Redemption” means the right of the shareholders of HYAC to redeem all or a portion of their HYAC Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in HYAC’s amended and restated certificate of incorporation.

“HYAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of HYAC of the HYAC Shareholder Redemption.

“HYAC Shares” means the shares of HYAC’s Class A common stock.

“HYAC Stockholder Approval” means the approval of the Transaction Proposals, at a HYAC Stockholders Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by the affirmative vote of holders of (i) a majority of the outstanding HYAC Shares and Founder Shares entitled to vote on such matter and (ii) a majority of the outstanding Founder Shares, voting separately as a single class, and (b) in the case of each of the other Transaction Proposals, by the affirmative vote of the holders of at least a majority of the votes cast by HYAC stockholders present in person or represented by proxy at the HYAC Stockholders Meeting.

“HYAC Stockholders Meeting” has the meaning set forth in Section 6.18.

“HYAC Transaction Recommendation” has the meaning set forth in Section 6.18.

“HYAC Warrants” means a warrant to purchase one HYAC Common Share at a price of $11.50 per share, subject to adjustment, as described in the HYAC SEC Reports.

“Improvements” has the meaning set forth in Section 3.18(c).

“Income Tax” means any Tax that is imposed on or measured by net income, however determined.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof at the Closing) arising under any obligations of any Group Company for (i) indebtedness for borrowed money, (ii) other obligations evidenced by any note, bond, debenture or other debt security, (iii) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables or accrued expenses arising in the ordinary course of business and which are reflected in the calculation of Closing Working Capital), (iv) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (v) Accrued Income Taxes, (vi) payments relating to leases that are classified as capitalized lease obligations by any Group Company in accordance with GAAP (as in effect as of the date hereof), (vii) all Liabilities and other amounts owed by any Group Company to any Sellers or any of such Sellers’ Affiliates pursuant to any Seller Related Party Transaction (other than any Liabilities or other amounts owing under any Ongoing Affiliate Arrangements or any other Seller Related Party Transaction that is not required to be terminated at or prior to the Closing pursuant to Section 7.2(d)(v)), (viii) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (ix) 50% of the Gift Card Amount, and (x) guaranteeing obligations (or other assurances against Loss or Liens) of any other Person of the type described in the foregoing clauses. Notwithstanding the foregoing, “Indebtedness” shall not include any (a) obligations under operating leases or real property leases, (b) Company Expenses, (c) amounts included in the calculation of Closing Working Capital, (d) amounts due and owing under the Credit Agreements, (e) intercompany Indebtedness between a Group Company, on the one hand, and another Group Company, on the other hand or (f) Liabilities with respect to the Transferred Hedging Arrangements.

“Indemnified Party” has the meaning set forth in Section 9.7(a).

“Indemnifying Party” has the meaning set forth in Section 9.7(a).

“Indemnity Escrow Account” has the meaning set forth in Section 2.4(a).

“Indemnity Escrow Release Date” has the meaning set forth in Section 9.4(a).

“Indemnity Escrow Shares” has the meaning set forth in Section 2.4(a).

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all: (i) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”), (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing, (collectively, “Marks”), (iii) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”), (iv) trade secrets, know-how and confidential and proprietary information, (v) rights in or to Software or other technology, and (vi) any other intellectual or proprietary rights protectable by any Law anywhere in the world.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investors” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 10.21.

“Italian Tax Matter” means any audit or examination of or contest regarding STO Italy by the Italian Tax Authority in respect of dividends paid by STO Italy in any Pre-Closing Tax Period and any Italian proceedings arising out of such audit or examination (including any appeals in any court or other tribunal).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Law” means any federal, state, local or foreign statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Lenders” has the meaning set forth in Section 5.5(a).

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, financing statement, lien, license, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, transfer restriction, encroachment or other similar encumbrance or restriction.

“Limitation Date” has the meaning set forth in Section 9.1.

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“Loss” means any damages, losses, liabilities, obligations, deficiencies, penalties, assessments, judgments, claims of any kind, interest, fines, charges or out-of-pocket costs, fees, or expenses (including reasonable and out-of-pocket attorneys’ fees and expenses, court costs and other reasonable and out-of-pocket professional fees and expenses) and all other out-of-pocket amounts incurred and paid in investigation, defense, seeking recovery against other parties and settlement of the foregoing and enforcement of rights to indemnification hereunder).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect upon (x) the financial condition, business or results of operations of the Group Companies, taken as a whole or (y) the ability of the Sellers or the Group Companies to perform their respective obligations under this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby; provided, however, that, for purposes of the foregoing clause (x), none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect, development or occurrence arising from or related to (i) conditions affecting the United States or global economy generally, (ii) any national or international political or social conditions in the United States or any other country or jurisdiction in which any Group Company operates, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes or prospective changes in GAAP or any Laws (or the interpretation or enforcement thereof), except any Change in Tax Law, (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which any of the Group Companies operates, (vi) the public announcement or pendency of the transactions contemplated by this Agreement or the taking of any action required by this Agreement and/or any Ancillary Document (including the completion of the transactions contemplated hereby and thereby) (provided that this clause (vi) shall not apply to any representation and warranty contained in Section 3.5 or Section 4.3 to the extent that it purports to address the effect of this Agreement and/or any Ancillary Documents or the transactions contemplated hereby and thereby (or the condition to Closing contained in Section 7.2(a)(iii) to the extent it relates to such representations and warranties)), (vii) any failure by any of the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure shall be taken into account unless otherwise excluded under clauses (i) through (vi) or (viii) through (x) of this definition), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God or other comparable events, (ix) any action taken at the express written request or with the express written consent of Buyer and not otherwise required to be taken by this Agreement and/or any Ancillary Document, or (x) the identity of Buyer, the Sponsor or any of their respective Affiliates; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), and (viii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change, event, effect, development or occurrence has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate. Notwithstanding anything set forth herein to the contrary, the Parties expressly agree that the occurrence of a Change in Tax Law or a Tax Breach shall be deemed to have resulted in a Material Adverse Effect for all purposes hereunder.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customer” has the meaning set forth in Section 3.24.

“Material Personnel” has the meaning set forth in Section 3.7(a)(xiv).

“Material Real Property Lease” has the meaning set forth in Section 3.18(b).

“Material Supplier” has the meaning set forth in Section 3.24.

“Merger Effective Time” has the meaning set forth in Section 2.1(c)(ii).

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Nasdaq” means Nasdaq Capital Market.

“Negotiation Period” has the meaning set forth in Section 9.7(b).

“Nemo UK” has the meaning set forth in the introductory paragraph to this Agreement.

“Nemo UK Subsidiary Acquired Securities” has the meaning set forth in the recitals to this Agreement.

“Net Working Capital” means, as of any time, the aggregate amount of working capital assets of the Group Companies as of such time (consisting of the assets of the type and kind set forth in Exhibit K), minus the aggregate amount of working capital liabilities of the Group Companies as of such time (consisting of the liabilities of the type and kind set forth in Exhibit K), in each case determined in accordance with Section 2.3(e). Notwithstanding anything to the contrary contained herein, “Net Working Capital” shall not include assets or liabilities with respect to Income Taxes, deferred Tax assets, deferred Tax liabilities, Cash and Cash Equivalents, Company Expenses or Indebtedness (except that 50% of the Gift Card Amount shall be included in the calculation of Net Working Capital as provided in Exhibit K).

“Net Working Capital Adjustment” means (i) the amount by which Closing Working Capital exceeds the Target Working Capital, (ii) the amount by which the Closing Working Capital is less than the Target Working Capital or (iii) $0, in the event that the Closing Working Capital does not exceed the Target Working Capital and is not less than the Target Working Capital; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“New Plans” has the meaning set forth in Section 6.5(b).

“Non-Defending Party” has the meaning set forth in Section 9.8(b).

“Non-Recourse Parties” has the meaning set forth in Section 10.12.

“Non-US Sellers” means Nemo UK and Steiner UK.

“Objection” has the meaning set forth in Section 2.3(b)(ii).

“Objection Notice” has the meaning set forth in Section 2.3(b)(ii).

“Objection Period” has the meaning set forth in Section 9.7(b).

“OFAC” has the meaning set forth in Section 3.22(a).

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $150,000 per license, or an ongoing licensee fee of less than $50,000 per year.

“One Spa World” means One Spa World LLC, a Florida limited liability company.

“Ongoing Affiliate Arrangements” means, collectively, (i) Amended and Restated Supply Agreement, dated as of May 25, 2018, by and among Cosmetics Limited, OneSpaWorld (Bahamas) Limited and STO Italy, (ii) Elemis International Retailer Agreement, dated as of May 25, 2018, by and among Cosmetics Limited, Mandara Spa Aruba N.V., PT Mandara Spa Indonesia, Mandara Spa (Malaysia) Sdn. Bhd., Mandara Spa Palau, Inc., Mandara Spa (Maldives) PVT LTD, and Mandara Spa Asia Limited, (iii) Elemis International Retailer Agreement, dated as of May 25, 2018, by and among Elemis USA, OSW Distribution LLC, Florida Luxury Spa Group, LLC, Steiner Spa Resorts (Connecticut), Inc., Steiner Resorts Spa (California), Inc., Steiner Spa Resorts (Nevada), Inc., Mandara PSLV, LLC, Mandara Spa (Hawaii) LLC, Steiner Resorts Spa (North Carolina), Inc. and Mandara Spa Puerto Rico, Inc., (iv) Elemis International Retailer Agreement, dated as of May 25, 2018, by and among Elemis Limited, Mandara Spa (Bahamas) Ltd., and Steiner Training Limited, (v) License Agreement, dated as of May 25, 2018, between Cosmetics Limited and OneSpaWorld (Bahamas) Limited, (vi) License Agreement, dated as of May 25, 2018, between Ideal Image Development Corporation and OneSpaWorld (Bahamas) Limited, (vii) Amended and Restated Spa Cooperation and License Agreement, dated as of October 25, 2018, between Bliss World LLC and OSW SoHo LLC, (viii) Management Agreement, dated as of May 25, 2018, between Bliss World LLC and OneSpaWorld LLC, (ix) Cooperation and Management Agreement, dated as of May 25, 2018, between Coral Gables MP, Inc. and OneSpaWorld LLC, (x) Biotec Loan Machine Agreement, dated as of May 25, 2018, by and among Cosmetics Limited, Mandara Spa (Bahamas) Ltd, One Spa World (Bahamas) Limited, and STO Italy, (xi) Biotec Loan Machine Agreement, dated as of May 25, 2018, by and among Elemis, OSW Distribution LLC, Florida Luxury Spa Group, LLC, Steiner Spa Resorts (Connecticut), Inc., Steiner Resorts Spa (California), Inc., Steiner Spa Resorts (Nevada), Inc., Mandara PSLV, LLC, Mandara Spa (Hawaii) LLC, Steiner Resorts Spa (North Carolina), Inc. and Mandara Spa Puerto Rico, Inc., (xii) Biotec Loan Machine Agreement, dated as of May 25, 2018, between Elemis Limited and Steiner Training Limited, (xiii) the Reverse Transition Services Agreement, (xiv) the Transition Services Agreement, (xv) Sublease, dated as of August 3, 2018, between One Spa World, LLC and Steiner Management Services, LLC; (xvi) Sublease, dated as of August 3, 2018, between One Spa World, LLC and Steiner Management Services, LLC; and (xvii) the Steiner Executive Services Agreement (each such agreement referred to in clauses (i) through (xvii), as amended, restated or otherwise modified from time to time in accordance with its terms and this Agreement).

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“OSW” has the meaning set forth in the recitals to this Agreement.

“OSW Cash Contribution” has the meaning set forth in Section 2.1(k).

“OSW Limited” has the meaning set forth in the recitals.

“Overage Amount” has the meaning set forth in Section 2.3(d)(ii).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Passive Assets” has the meaning set forth in Section 6.10(b)(x).

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCI Requirements” has the meaning set forth in Section 3.20(a).

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property for the operation of the Business, (iv) Liens granted to any Person by Buyer or any of its Affiliates at or after the Closing, (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property for the operation of the Business, (vi) matters that would be disclosed by an accurate survey or inspection of the real property and would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property for the operation of the Business, (vii) Liens described on Section 1.1(b) of the Seller Schedules, (viii) any right, interest, or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being leased or licensed, (ix) any Liens arising under or related to the Credit Agreements or any other Indebtedness that is released and discharged at or prior to the Closing pursuant to Section 6.14, (x) nonexclusive licenses granted in the ordinary course of business and (xi) Liens which would not be, individually or in the aggregate, material to the Group Companies, taken as a whole.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to a Group Company, is capable of identifying an individual or an individual’s device).

“Post-Closing Guaranties” has the meaning set forth in Section 6.9.

“Pre-Closing Guaranties” has the meaning set forth in Section 6.9.

“Pre-Closing HYAC Holders” means the shareholders of HYAC at any time prior to the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending before or on the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Privacy Agreements” has the meaning set forth in Section 3.20(a).

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(b).

“Privacy Laws” has the meaning set forth in Section 3.20(a).

“Pro Rata Portion” means, with respect to any Seller, as of the date of determination, a percentage (a) the numerator of which is the sum of aggregate portion of the Purchase Price received by such Seller as of such time and (b) the denominator of which is the aggregate amount of the Purchase Price paid to the Sellers as of such time. The “Pro Rata Portion” for each Seller as of the Closing will be set forth opposite the name of such Seller’s under the heading marked “Pro Rata Portion” in the Funds Flow, which percentage is subject to adjustment based on any adjustments to the Purchase Price pursuant to Section 2.3(b).

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving, any Governmental Entity.

“Property Taxes” has the meaning set forth in Section 6.10(a)(iii)(A).

“Prospectus” has the meaning set forth in Section 10.21.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no or a nominal charge, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License.

“Public Stockholders” has the meaning set forth in Section 10.21.

“Purchase Price” means (i) Enterprise Value, plus (ii) the amount of Closing Cash, plus (iii) the amount of the Net Working Capital Adjustment (which may be a negative number), minus (iv) the amount of Closing Indebtedness, minus (v) the amount of Company Expenses.

“Purchase Price Adjustment Escrow Amount” has the meaning set forth in Section 2.4(b).

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.4(b).

“Purchase Price Allocation Schedule” means Exhibit L attached hereto, which, inter alia, reflects the initial relative valuations of the Target Companies being sold by the US Sellers and the Non-US Sellers pursuant to this Agreement agreed to by the Parties (as may be updated by the Seller Representative prior to the Closing with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed)).

“R&W Limitation Date” has the meaning set forth in Section 9.1.

“R&W Policy” means a buyer-side representation and warranty insurance policy.

“R&W Policy Retention” means the “retention” under the R&W Policy prior to the R&W Limitation Date.

“Real Property Leases” means all lease, sub-lease, license or other agreements, in each case, pursuant to which a Group Company leases or sub-leases any real property.

“Redemption Overage Amount” has the meaning set forth in Section 2.3(a)(v).

“Redemption Price” has the meaning set forth in Section 2.3(a)(vi).

“Reduced Equity Financing Amount” has the meaning set forth in Section 7.1(g).

“Reduced Equity Financing Option” has the meaning set forth in Section 2.3(a)(v).

“Reduced Redemption Option” has the meaning set forth in Section 2.3(a)(v).

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” has the meaning set forth in the recitals to this Agreement.

“Released Claims” has the meaning set forth in Section 10.21.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Restricted Seller Entities” has the meaning set forth in Section 6.22(a).

“Reverse Transition Services Agreement” means the reverse transition services agreement to be entered into on the Closing Date between Elemis, Cosmetics Limited, Elemis Limited, and Steiner US, on the one hand, and Dory US Holding Company, on the other hand, substantially in the form of Exhibit M attached hereto (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms after the Closing).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Seller Schedules and the Buyer Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Investors” has the meaning set forth in the recitals to this Agreement.

“Secondary Purchase Agreements” has the meaning set forth in the recitals to this Agreement.

“Section 367(a) Active Business” has the meaning set forth in Section 3.16(v).

“Securities Act” has the meaning set forth in Section 5.7.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Confidential Information” has the meaning set forth in Section 6.3(c).

“Seller Flexible Spending Account Plan” has the meaning set forth in Section 6.5(i).

“Seller Group Tax Returns” has the meaning set forth in Section 6.10(c)(i).

“Seller Guarantors” has the meaning set forth in Section 6.9.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Marks” has the meaning set forth in Section 6.13.

“Seller Related Parties” has the meaning set forth in Section 3.19.

“Seller Related Party Transactions” has the meaning set forth in Section 3.19.

“Seller Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Review Period” has the meaning set forth in Section 2.3(b)(ii).

“Seller Schedules” means the disclosure schedules to this Agreement delivered to HYAC by the Sellers.

“Signing Filing” has the meaning set forth in Section 6.4(b).

“Signing Press Release” has the meaning set forth in Section 6.4(b).

“SMS” has the meaning set forth in the introductory paragraph to this Agreement.

“SMS Subsidiary Acquired Securities” has the meaning set forth in the recitals to this Agreement.

“Software” shall mean any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Tax Rep” means the representations and warranties contained in Sections 3.16(p)-(u) and Sections 4.7(a) and 4.7(c).

“Sponsor” means Haymaker Sponsor, LLC, a Delaware limited liability company, and any successor thereof.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“SSI” has the meaning set forth in Section 3.22(a).

“Steiner Closing Redemption” has the meaning set forth in Section 2.1(m).

“Steiner Deferred Share Value” means the product of the number of Steiner Deferred Shares as of the Closing, multiplied by $10.

“Steiner Executive Services Agreement” means the Executive Services Agreement, dated as of the date hereof, by and among Nemo Investor Aggregator, Limited and Dory Parent, as amended, restated or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Steiner Leisure” has the meaning set forth in the introductory paragraph to this Agreement.

“Steiner Marks” has the meaning set forth in the recitals to this Agreement.

“Steiner Spa Asia” has the meaning set forth in the recitals to this Agreement.

“Steiner Spa Bahamas” has the meaning set forth in the recitals to this Agreement.

“Steiner UK” has the meaning set forth in the introductory paragraph to this Agreement.

“Steiner UK Subsidiary Acquired Securities” has the meaning set forth in the recitals to this Agreement.

“Steiner US” has the meaning set forth in the introductory paragraph to this Agreement.

“Steiner US Subsidiary Acquired Securities” has the meaning set forth in the recitals to this Agreement.

“STO Italy” has the meaning set forth in the definition of Audit Group Companies.

“STO Italy Favorable Determination” means an STO Italy Final Determination that determines that no Tax was payable in respect of the distributions that are the subject of the Italian Tax Matter.

“STO Italy Final Determination” means an Order of a Governmental Entity of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired or is reasonably likely (in Dory Parent’s good faith discretion) to expire with no appeal having been perfected) with respect to an Italian Tax Matter.

“STO Italy Local Purchase Agreement” means the transfer of shares of limited liability company agreement, substantially in the form of Exhibit N attached hereto (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms after the Closing).

“STO Italy Tax Amount” means the amount of withholding Tax that would be imposed on the distribution (assuming for this purpose that Steiner UK were not eligible to claim benefits of the “Directive on the Common System of Taxation Applicable in the Case of Parent Companies and Subsidiaries of Different Member States” of the European Union or under the Double Taxation Convention entered into between The Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the Italian Republic) of cash in an amount equal to (i) the excess of (a) the amount of Cash and Cash Equivalents of STO Italy that is included in Closing Cash over (b) $600,000 plus (ii) the outstanding amount (including any accrued and unpaid interest so long as it relates to principal or accrued and unpaid interest outstanding as of the Closing) under the Intercompany Loan Agreement between STO Italy and OSW Limited (as amended, restated, or otherwise modified or replaced).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subject Employee” has the meaning set forth in Section 6.22(b).

“Subscription Agreement Redemption Condition” means the condition to the closing of the subscription of Dory Parent Common Shares set forth in Section 2.b(vi) of the Subscription Agreements.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or

Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Entity” has the meaning set forth in Section 2.1(c)(i).

“Surviving Entity Bylaws” has the meaning set forth in Section 2.1(c)(iv).

“Surviving Entity Certificate of Incorporation” has the meaning set forth in Section 2.1(c)(iv).

“Surviving Entity Common Share” means a share of common stock, par value $0.0001, of the Surviving Entity.

“Target Companies” mean each of the entities set forth on Section 1.1(a) of the Seller Schedules.

“Target Working Capital” means $21,133,350.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Government Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Benefit” has the meaning set forth in Section 9.5(e).

“Tax Breach” means any (i) inaccuracy or breach of a Specified Tax Rep or the covenants set forth in Section 6.10(b)(ix)(i), if (A) but for such inaccuracy or breach, Dory Parent would not be treated as a domestic corporation under Section 7874(b) of the Code immediately following the transactions contemplated by this Agreement and (B) solely as a result of such inaccuracy or breach, Dory Parent would be treated as a domestic corporation under Section 7874(b) of the Code immediately following the transactions contemplated by this Agreement; (ii) breach of any of the covenants set forth in Section 6.10(b)(ix)(ii), if (A) but for such breach, the Closing Merger would qualify as a contribution under Section 351 of the Code and (B) solely as a result of such breach, the Closing Merger would not qualify as a contribution under Section 351 of the Code; (iii) breach of any of the covenants set forth in Section 6.10(b)(ix)(iii) or (v), if (A) but for such breach, the non-U.S. Subsidiaries of OSW would not be considered to be “controlled foreign corporations” for purposes of Treas. Reg. Section 1.863-8 (for the avoidance of doubt, determined by taking into account the effect of Notice 2018-13 or any successor or amended Notice issued by the IRS or the Department of the Treasury) and (B) solely as a result of such breach, the non-U.S. Subsidiaries of OSW that are treated as corporations for U.S. federal income tax purposes would be considered to be “controlled foreign corporations” for purposes of Treas. Reg. Section 1.863-8 (for the avoidance of doubt, determined by taking into account the effect of Notice 2018-13 or any successor or amended Notice issued by the IRS or the Department of the Treasury); or (iv) breach of the covenant set forth in Section 6.10(b)(ix)(iv), if (A) but for such breach, no gain would be recognized by HYAC shareholders as a result of the Closing Merger pursuant to Section 367(a) of the Code (assuming, for this purpose, that each “five-percent transferee shareholder” (within the meaning of Treas. Reg. Section 1.367(a)-3(c)(5)(ii)) of Dory Parent as of immediately following the Closing enters into a five-year gain recognition agreement in accordance with Treas. Reg. Section 1.367(a)-8) and (B) solely as a result of such breach, gain would be recognized by HYAC shareholders as a result of the Closing Merger pursuant to Section 367(a) of the Code (assuming, for this purpose, that each “five-percent transferee shareholder” (within the meaning of Treas. Reg. Section 1.367(a)-3(c)(5)(ii)) of Dory Parent as of immediately following the Closing enters into a five-year gain recognition agreement in accordance with Treas. Reg. Section 1.367(a)-8); it being understood, for the avoidance of doubt, that the use of “would” in this definition of “Tax Breach” is not intended to specify a particular tax opinion level standard.

“Tax Package” means, with respect to any Seller Group Tax Return, (i) a pro forma Tax Return relating to the operations of the Group Companies that are required to be included in such Seller Group Tax Return; and (ii) all other information relating to the operations of the Group Companies that is reasonably necessary to prepare and file such Seller Group Tax Return.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third Party Claim” has the meaning set forth in Section 9.7(a).

“Transaction Proposals” has the meaning set forth in Section 6.18.

“Transaction Share Consideration” has the meaning set forth in Section 2.3(a)(v).

“Transaction Share Consideration Value” means an amount equal to (expressed in dollars) (a) the Transaction Share Consideration (including any such shares that are delivered to the Escrow Agent as Indemnity Escrow Shares), multiplied by (b) $10.

“Transaction Shares” has the meaning set forth in Section 2.1(m).

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Taxes incurred in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents.

“Transferred Assets” means those assets to be transferred to Dory US Holding Company pursuant to the Asset Transfer Agreements. For all purposes of Article 3 and Article 4, the Transferred Assets shall be deemed to be assets of a Group Company and the Assumed Liabilities shall be deemed to be Liabilities of a Group Company.

“Transferred Employees” has the meaning set forth in Section 6.5(a).

“Transferred Hedging Arrangements” has the meaning set forth in Section 6.34.

“Transition Services Agreement” means the transition services agreement to be entered into on the Closing Date between SMS, on the one hand, and One Spa World, on the other hand, substantially in the form of Exhibit O attached hereto (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms after the Closing).

“Trust Account” has the meaning set forth in Section 10.21.

“Trust Agreement” has the meaning set forth in Section 5.13.

“Trustee” has the meaning set forth in Section 5.13.

“US Sellers” means Steiner US and SMS.

“User Data” means any Personal Data or other data or information collected by or on behalf of any Group Company from any user of any Group Company website or any product or service offered as part of the Business.

“Waived 280G Benefits” has the meaning set forth in Section 6.5(h).

“Waiver Agreement” has the meaning set forth in the recitals to this Agreement.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as well as analogous applicable state and local Laws as well as any similar concept of a group layoff under applicable foreign Laws.

“Warrant Agreement” means the amended and restated warrant agreement, to be entered into at the Closing by Dory Parent and the Escrow Agent, substantially in the form attached hereto as Exhibit U (as the same may be amended, restated or otherwise modified from time to time after the Closing in accordance with its terms).

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Closing Date Transactions. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, at the Closing, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Closing Equity Contribution. Steiner Leisure shall contribute all of the issued and outstanding equity securities of each of OSW, Steiner Spa Asia, Steiner Spa Bahamas and Steiner Marks to Dory Parent (the “Closing Equity Contribution”), and Dory Parent shall accept the Closing Equity Contribution.

(b) [Intentionally reserved].

(c) Closing Merger.

(i) Immediately after giving effect to the Closing Equity Contribution upon the terms and subject to the conditions set forth in this Section 2.1, and in accordance with the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act, Dory US Merger Sub shall merge with and into HYAC (the “Closing Merger”) at the Merger Effective Time. Following the Merger Effective Time, the separate existence of Dory US Merger Sub shall cease and HYAC shall continue as the surviving entity of the Closing Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Dory US Merger Sub in accordance with DGCL and the Delaware Limited Liability Company Act.

(ii) HYAC and Dory US Merger Sub shall cause a certificate of merger in a form in accordance with relevant provisions of the DGCL and the Delaware Limited Liability Company Act and reasonably satisfactory to HYAC and the Seller Representative (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware immediately after giving effect to the Closing Equity Contribution. The Closing Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Closing Merger becomes effective being referred to herein as the “Merger Effective Time”).

(iii) The Closing Merger shall have the effects set forth in Section 251 of the DGCL and Section 18-203 of the Delaware Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers and franchises of HYAC and Dory US Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of HYAC and Dory US Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

(iv) At the Merger Effective Time (A) the certificate of incorporation in the form attached hereto as Exhibit Q shall become the certificate of incorporation of the Surviving Entity (the “Surviving Entity Certificate of Incorporation”) and (B) the bylaws in the form attached hereto as Exhibit R shall become the bylaws of the Surviving Entity (the “Surviving Entity Bylaws”), in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Merger Effective Time, the directors and officers of HYAC immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Incorporation and the Surviving Entity Bylaws until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Merger Effective Time, by virtue of the Closing Merger and without any action on the part of HYAC, Dory Parent, Dory Intermediate, Dory US Merger Sub, or any other Person, all limited liability company interests of Dory US Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into one Surviving Entity Common Share.

(vii) At the Merger Effective Time, by virtue of the Closing Merger and without any action on the part of HYAC, Dory Parent, Dory Intermediate, Dory US Merger Sub, or any other Person, (A) each HYAC Share and Founder Share (other than such shares cancelled pursuant to Section 2.1(c)(viii)) issued and outstanding as of immediately prior to the Merger Effective Time shall be canceled and extinguished and be converted into the right to receive one Dory Parent Common Share (provided that the Founder Shares shall be converted into the right to receive, in the aggregate, (x) 6,250,000 Dory Parent Common Shares (3,250,000 (subject to adjustment (a) as described in the proviso to the definition of Founder Deferred Shares and (b) as provided in the Sponsor Support Agreement) of which shall be transferred and forfeited in accordance with the Sponsor Support Agreement) and (y) 2,000,000 Founder Deferred Shares (subject to adjustment as described in the proviso to the definition of Founder Deferred Shares) and (B) each outstanding warrant to purchase a HYAC Share shall, by its terms, become exercisable for one Dory Parent Common Share (provided that the Founder Warrants shall become exercisable for 8,000,000 Dory Parent Common Shares in the aggregate (of which a number of Dory Parent Warrants determined in accordance with the Sponsor Support Agreement shall be transferred and forfeited by the Sponsor in accordance with the Sponsor Support Agreement), all of which shall be subject to the terms and conditions of the Warrant Agreement). From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of the HYAC Shares or the Founder Shares or HYAC Shares or Founder Shares held in book-entry form issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(viii) At the Merger Effective Time by virtue of the Closing Merger and without any action on the part of HYAC, Dory Parent, Dory US Merger Sub, or any other Person, each HYAC Share held immediately prior to the Merger Effective Time by HYAC as treasury stock or by Dory Parent, Dory Intermediate or Dory US Merger Sub shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(d) Sponsor Support Agreement Transactions. Immediately following the Merger Effective Time, pursuant to the Sponsor Support Agreement, the Sponsor shall be automatically deemed to have irrevocably transferred to Dory Parent, surrendered, and forfeited for no consideration the Dory Parent Common Shares and Dory Parent Warrants specified in the Sponsor Support Agreement.

(e) Funding of Financing. Immediately after the Merger Effective Time, after giving effect to the transactions contemplated by the immediately preceding clause (d), and subject to the consummation of the Closing, (i) the Equity Financing shall be funded pursuant to, and in the amounts set forth in, the Subscription Agreements and (ii) the Debt Financing (including, to the extent of any HYAC Shareholder Redemptions, the funding of Debt Financing to satisfy the first $50,000,000 of the HYAC Shareholder Redemption Amount) shall be funded pursuant to, and in the amounts set forth in, the Debt Financing Commitments.

(f) Funding of HYAC Cash Contribution. Immediately after giving effect to the funding of the Financing pursuant to the immediately preceding clause (e), HYAC shall contribute a portion of the HYAC Available Cash to Dory US Holding Company in respect of the Dory US Acquisition in an aggregate amount equal to the Dory US Acquisition Purchase Price (the “HYAC Cash Contribution”).

(g) Dory US Acquisition. Immediately after giving effect to the HYAC Cash Contribution, each US Seller shall sell to Dory US Holding Company, and Dory US Holding Company shall purchase from each US Seller, in exchange for a portion of the Dory US Acquisition Purchase Price (as determined pursuant to the Purchase Price Allocation Schedule), all of the Dory US Acquired Securities owned by such US Seller, free and clear of all Liens (other than transfer restrictions under applicable securities Law or under the Governing Documents of the applicable Target Company) (the “Dory US Acquisition”).

(h) Replacement of D&Os. Concurrently with the Dory US Acquisition, (i) the directors and officers of Dory Parent and Dory Foreign Holding Company, shall be replaced with the individuals set forth on Section 2.1(h) of the Buyer Schedules, each to hold office in accordance with the Governing Documents of Dory Parent or Dory Foreign Holding Company, as applicable, until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal and (ii) the directors appointed pursuant to clause (i) shall authorize all of the transactions contemplated by this Agreement to be consummated at or after the Closing by Dory Parent and the Dory Foreign Holding Company (including the Steiner Closing Redemption).

(i) HYAC Closing Date Loan. Immediately after giving effect to the Dory US Acquisition, HYAC shall loan to Dory Parent cash in an amount equal to (A) the HYAC Available Cash, less (B) the amount of the Dory US Acquisition Purchase Price, in exchange for the issuance by Dory Parent of the HYAC Closing Date Promissory Note (the “HYAC Closing Date Loan”).

(j) Dory Non-US Cash Contribution. Immediately after giving effect to the HYAC Closing Date Loan, Dory Parent shall contribute cash to Dory Intermediate, which shall contribute such cash to Dory Foreign Holding Company, in respect of the Dory Non-US Acquisition in an aggregate amount equal to the Dory Non-US Acquisition Purchase Price (the “Dory Non-US Cash Contribution”).

(k) Dory Non-US Acquisition. Immediately after giving effect to the Dory Non-US Cash Contribution, each Non-US Seller shall sell to Dory Foreign Holding Company, and Dory Foreign Holding Company shall purchase from each Non-US Seller, in exchange for a portion of the Dory Non-US Acquisition Purchase Price (as determined pursuant to the Purchase Price Allocation Schedule), all of the Dory Non-US Acquired Securities owned by such Non-US Seller, free and clear of all Liens (other than transfer restrictions under applicable securities Law or under the Governing Documents of the applicable Target Company) (the “Dory Non-US Acquisition”).

(l) OSW Cash Contribution. (i) Concurrently with the Dory Non-US Acquisition, Dory Parent shall contribute cash in an aggregate amount equal to the amount to be repaid in respect of the Credit Agreement pursuant to Section 2.2(b)(ii) to Dory Intermediate (the “OSW Cash Contribution”), (ii) immediately after giving effect to the OSW Cash Contribution to Dory Intermediate, Dory Intermediate shall contribute the amount received in respect of the OSW Cash Contribution to OSW, and (iii) immediately after giving effect to the OSW Cash Contribution to OSW, Dory Intermediate will cause OSW to contribute the cash received pursuant to the immediately preceding clause (ii) to OSW Limited, and Dory Intermediate will cause OSW Limited to cause the proceeds of the OSW Cash Contribution to be utilized for purposes of making the payments pursuant to Section 2.3(a)(ii).

(m) Steiner Closing Redemption. Concurrently with the Dory Non-US Acquisition, (i) Dory Parent shall redeem a number of the Dory Parent Common Shares held by Steiner Leisure in exchange for the Redemption Price (as defined in Section 2.3(a)(vi) and as further adjusted pursuant to Section 2.3) (the “Steiner Closing Redemption”) such that, immediately after giving effect to the Steiner Closing Redemption, Steiner Leisure holds Dory Parent Common Shares with an aggregate value equal to the Transaction Share Consideration Value (based on, for the avoidance of doubt, an implied per share valuation of $10.00) (the “Transaction Shares”) and (ii) Dory Parent shall issue to Steiner Leisure a number of Dory Parent Warrants equal to (A) 1,901,287 Dory Parent Warrants, less (B) solely in the event there is Buyer Excess Cash, the Dory Parent Warrant Adjustment Amount, which Dory Parent Warrants shall be subject to the terms and conditions of the Warrant Agreement.

Notwithstanding anything in this Section 2.1 or otherwise in this Agreement to the contrary, Buyer may not, directly or indirectly, utilize any Cash and Cash Equivalents of the Group Companies for purposes of making any payments required to be made under, or otherwise relating to, this Agreement or any Ancillary Document on the Closing Date or making any payments of any Buyer Expenses, except and to the extent that the Closing Cash reflected in the Estimated Closing Statement exceeds $10,000,000.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York, New York time, no later than the third Business Day after satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or at such other place, date and/or time as the Parties may agree. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken.

Section 2.3 Purchase Price.

(a) Estimated Purchase Price. No later than three Business Days prior to the Closing, the Seller Representative shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the Closing Working Capital, the Net

Working Capital Adjustment, the Closing Cash, the Closing Indebtedness and the Company Expenses, together with a calculation of the Purchase Price (the “Estimated Purchase Price”) based on such estimates (in each case, including reasonably detailed calculations of the components thereof). The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including the Accounting Principles. The Seller Representative shall consider in good faith any comments Buyer may provide in respect of the Estimated Closing Statement at least one Business Day prior to the Closing (including the calculation of the Estimated Purchase Price and any component thereof) and, to the extent that the Seller Representative accepts any such comments, deliver a revised Estimated Closing Statement to Buyer prior to the Closing Date reflecting such accepted comments (it being understood and agreed that (x) in no event shall this sentence affect a Party’s obligation to effect the Closing when required pursuant to this Agreement and (y) from and after the Closing, the exclusive remedy with respect to, and the sole right to dispute, the Estimated Closing Statement (and any determinations or calculations contained therein) shall be as set forth in Section 2.3(b)). Notwithstanding anything to the contrary in this Agreement, in no event shall the delivery of the Estimated Closing Statement contemplated hereby or any comments thereto provided by Buyer be deemed to constitute the agreement of Buyer to any of the estimates or amounts set forth therein or be construed as a waiver by Buyer of any provisions, rights or privileges pursuant to Section 2.3(b). At the Closing, Buyer shall pay or deliver, as applicable, or cause to be paid or delivered, as applicable, the Estimated Purchase Price as follows:

(i) to the account(s) designated in writing by the Seller Representative, by wire transfer of immediately available funds, an amount equal to the portion of Company Expenses owing to the Persons set forth on the Funds Flow;

(ii) to the account(s) designated in writing by the Seller Representative, by wire transfer of immediately available funds, a portion of the amount outstanding under the Credit Agreements that is allocated to OSW Limited under the Credit Agreements to be repaid by OSW Limited hereunder as contemplated by Section 2.1(l) to the Persons and in the amounts set forth on the Funds Flow (if any);

(iii) to the account(s) designated in writing by the Seller Representative, by wire transfer of immediately available funds, an amount equal to the portion of the Indebtedness owing to the Persons set forth on Section 7.2(d)(iii) of the Seller Schedules;

(iv) to the Escrow Agent, the Purchase Price Adjustment Escrow Amount to be held in the Purchase Price Adjustment Fund;

(v) to Steiner Leisure, evidence of the Transaction Shares in book-entry form in its name on the books and records of Dory Parent (which shall, for the avoidance of doubt, have an implied value of $10.00 per share and, subject to any adjustments as a result of the Reduced Redemption Option or otherwise pursuant to this Section 2.3(a)(v), an implied value of $165,403,630 in the aggregate) (the “Base Transaction Share Consideration”); provided, that (A) in the event the HYAC Shareholder Redemption Amount exceeds $50,000,000 (such excess, if any, the “Redemption Overage Amount”), Steiner Leisure shall have the option (exercisable by delivery of written notice to HYAC) (the “Reduced Redemption Option”) to reduce the number of the Dory Parent Common

Shares redeemed pursuant to the Steiner Closing Redemption by the number of Dory Parent Common Shares with an aggregate value equal to the Redemption Overage Amount based on an implied per share valuation of $10.00 (the aggregate number of additional Dory Parent Common Shares not redeemed as a result of the Reduced Redemption Option, the “Additional Transaction Share Consideration”) and (B) in the event that there is a Reduced Equity Financing Amount, Steiner Leisure shall have the option (exercisable by delivery of written notice to HYAC) (the “Reduced Equity Financing Option”) to waive the conditions set forth in Sections 7.1(g) and 7.3(g) and reduce the number of the Dory Parent Common Shares redeemed pursuant to the Steiner Closing Redemption by the number of Dory Parent Common Shares with an aggregate value equal to the Reduced Equity Financing Amount based on an implied per share valuation of $10.00 (the aggregate number of additional Dory Parent Common Shares not redeemed as a result of the Reduced Equity Financing Option, the “Additional Equity Financing Share Consideration” and, together with the Base Transaction Share Consideration and the Additional Transaction Share Consideration and as further adjusted pursuant to this Section 2.3(a)(v), the “Transaction Share Consideration”) and, upon exercise of the Reduced Redemption Option and/or the Reduced Equity Financing Option, the Transaction Share Consideration and the Redemption Price shall be automatically adjusted in accordance with this Section 2.3(a); provided that Steiner Leisure shall deliver the Indemnity Escrow Shares to the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement; and provided, further, that (A) the Transaction Share Consideration and Transaction Shares shall be adjusted as provided in the proviso to the definition of Steiner Deferred Shares and (B) the Transaction Share Consideration shall be reduced by a number of Dory Parent Common Shares equal to (x) the Buyer Excess Cash Amount, divided by (y) $10.

(vi) to Steiner Leisure, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller Representative, an amount equal to the Estimated Purchase Price, less the Purchase Price Adjustment Escrow Amount, less the Transaction Share Consideration Value, less the Steiner Deferred Share Value, less the Dory US Acquisition Purchase Price, less the Dory Non-US Acquisition Purchase Price (the resulting amount, as and if adjusted pursuant to Section 2.3(a)(v), the “Redemption Price”); provided, to the extent that the “revolving” credit facility contemplated by the Debt Financing Commitments is unavailable to be funded on the Closing or insufficient (after taking into account any other borrowings on the Closing Date) to fund a portion of the Redemption Price up to an amount equal to the estimated Closing Cash, the portion of (but only such portion of) the Redemption Price representing the estimated Closing Cash shall not be payable by Dory Parent (or any of its Subsidiaries) on the Closing Date but instead shall be paid by Dory Parent (or any of its Subsidiaries) to Steiner Leisure, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller Representative, within one Business Day following the Closing Date;

(vii) to each US Seller, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller Representative, its portion of the Dory US Acquisition Purchase Price set forth on the Purchase Price Allocation Schedule opposite its name; and

(viii) to each Non-US Seller, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller Representative, its portion of the Dory Non-US Acquisition Purchase Price set forth on the Purchase Price Allocation Schedule opposite its name.

The Seller Representative shall provide Buyer with a flow of funds setting forth the amounts to be paid pursuant to this Section 2.3(a), which shall be calculated in accordance with the terms and conditions of this Agreement, along with wire instructions therefor at least two (2) Business Days prior to the Closing Date (the “Funds Flow”). The payments pursuant to Section 2.3(a) (as adjusted pursuant to Section 2.3(b)) shall be deemed to reflect the agreement of Parties as to the value of the Acquired Equity Securities and the Dory Parent Common Shares set forth on Section 1.1(a) of the Seller Schedules redeemed pursuant to the Redemption immediately prior to the Closing.

At the Closing, Steiner Leisure shall deliver to the Escrow Agent the Indemnity Escrow Shares to be held in the Indemnity Escrow Account.

(b) Determination of Final Purchase Price.

(i) As soon as reasonably practicable, but no later than sixty days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the actual amounts of Closing Working Capital, the Net Working Capital Adjustment, Closing Cash, Closing Indebtedness and Company Expenses, together with a calculation of the Purchase Price based thereon, in each case, including reasonably detailed calculations of the components thereof. The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including the Accounting Principles.

(ii) Within forty-five days following receipt by the Seller Representative of the Closing Statement (the “Seller Review Period”), the Seller Representative may deliver a written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement. Such Objection Notice shall (to the extent that Buyer has complied with (or been relieved of) its obligations under Section 2.3(c) or the Seller Representative otherwise has possession of any such information or reasonable access to any such information from any of its Affiliates or its or their advisors) describe in reasonable detail the items contained in the Closing Statement with which the Seller Representative disagrees; provided, however, that the Objection Notice shall include only objections (A) based on the failure of the calculations set forth in the Closing Statement to be prepared in a manner consistent with this Agreement or the Accounting Principles or mathematical errors in the computation of any amount set forth in the Closing Statement, or (B) on the basis that the Seller Representative (to the extent that Buyer has not complied with (nor been relieved of) its obligations under Section 2.3(c) and the Seller Representative does not otherwise have possession of such information or reasonable access to such information from any of its Affiliates or its or their advisors) has not been provided with adequate information to understand and evaluate the differences between the calculations contained in the Estimated Closing Statement, on the one hand, and the calculations contained in the

Closing Statement (and/or components thereof), on the other hand, pursuant to Section 2.3(c). Any amount, determination or calculation contained in the Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. If the Seller Representative does not timely deliver an Objection Notice with respect to the Closing Statement within such forty-five day period, the Closing Statement will be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such forty-five day period, Buyer and the Seller Representative shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 and any similar state rules shall apply to the Seller Representative (and any of its Representatives) and Buyer (and any of its Representatives) during any such negotiations and any subsequent dispute arising therefrom. If Buyer and the Seller Representative, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen Business Days after the Seller Representative delivers an Objection Notice, then Buyer and the Seller Representative shall jointly engage the dispute resolution group of BDO USA, LLC or, if such firm declines to be retained to resolve the dispute, the dispute resolution group of another internationally-recognized, independent accounting firm reasonably acceptable to the Seller Representative and Buyer (in either case, the “Accounting Firm”) to resolve such disputes (acting as an expert and not an arbitrator) in accordance with this Agreement (including the Accounting Principles) as soon as practicable thereafter. Buyer and the Seller Representative shall use reasonable best efforts to cause the Accounting Firm to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Closing Statement and the Objection Notice) within the thirty day period after its engagement. The Accounting Firm shall make a final determination of each Objection based solely on (A) the definitions and other applicable provisions of this Agreement (and shall not conduct an independent investigation), (B) a single written presentation submitted by each of Buyer and the Seller Representative (which the Accounting Firm shall be instructed to distribute to Buyer and the Seller Representative upon receipt of both such presentations) and (C) one written response of Buyer and the Seller Representative to each such presentation so submitted (which the Accounting Firm shall be instructed to distribute to Buyer and the Seller Representative upon receipt of such responses). For the avoidance of doubt, neither Buyer nor the Seller Representative shall have any ex parte communications with the Accounting Firm relating to this Section 2.3(b) or this Agreement. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties, absent manifest error or fraud. The costs and expenses of the Accounting Firm shall be borne by the party (i.e., Buyer, on the one hand, or Seller Representative, on the other hand), that assigned an aggregate amount to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Firm (and, if the parties’ assigned amounts were equidistant from the amount finally determined, then such costs and expenses shall be borne equally). For example, if the Seller Representative challenges the calculation of the Purchase Price contained in the Closing Statement by an aggregate amount of $100,000, and the Accounting Firm determines that the Seller Representative has a valid claim for $60,000 of the $100,000 challenged, then Buyer shall bear one-hundred percent (100%) of the fees and expenses of the Accounting Firm and the Seller Representative shall bear none of such fees and expenses.

(iii) The Parties agree that the procedures set forth in this Section 2.3(b) for resolving disputes with respect to the Closing Statement (or the calculations therein) shall be the sole and exclusive method for resolving any such disputes and none of the Parties or any of their Affiliates shall have any claim against any other Party or their Affiliates in respect thereof; provided, however, that this provision shall not prohibit the Seller Representative or Buyer, as applicable, from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.3(b)(ii), or to compel any Party to submit any dispute arising in connection with this Section 2.3(b) to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 2.3, in any court or other tribunal of competent jurisdiction in accordance with Section 10.15. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of manifest error or fraud. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided, however, any deadline or time period contained herein may be extended or modified by the written agreement of the Seller Representative and Buyer, and the Parties agree that the failure of the Accounting Firm to conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.3(b).

(c) Access. Following the delivery of the Estimated Closing Statement to Buyer until the Closing, the Sellers shall, and shall cause each Group Company to, promptly give to the Buyer and its Representatives (and during the Seller Review Period, Buyer shall, and shall cause each Group Company to, promptly give to the Seller Representative and its Representatives) reasonable access, upon reasonable prior notice and during normal business hours, to the relevant financial records, work papers, supporting documentation, personnel of the Group Companies and advisors of the Group Companies (subject to the execution of a customary access letter, if requested) in order to permit the timely and complete review of, and, in the case of the Closing Statement only, the resolution of any Objections with respect to, the Estimated Closing Statement or the Closing Statement, as applicable. Buyer shall be relieved of its obligations under this Section 2.3(c) to the extent that (i) services pursuant to any Ancillary Document are required in order to comply with such obligations and (ii) Seller or any of its Representatives have failed to provide such services pursuant to such Ancillary Document after Buyer provides the Seller Representative notice of such failure and a reasonable opportunity to cure.

(d) Adjustments.

(i) Payment by Buyer. If the Purchase Price as finally determined pursuant to Section 2.3(b) (the “Final Purchase Price”) exceeds the Estimated Purchase Price, then Buyer shall pay, or cause to be paid, to Steiner Leisure an amount equal to such excess, by wire transfer of immediately available funds within five Business Days after the date on which the Final Purchase Price is finally determined to the account(s) designated in writing by the Seller Representative. Buyer and the Seller Representative shall also deliver a joint written authorization to the Escrow Agent within such five Business Day period instructing the Escrow Agent to release the entire Purchase Price Adjustment Escrow Fund to Steiner Leisure to the account designated in writing by the Seller Representative.

(ii) Payment from Steiner Leisure. If the Final Purchase Price is less than the Estimated Purchase Price (the amount by which the Estimated Purchase Price exceeds the Final Purchase Price, the “Overage Amount”), then (x) if such Overage Amount is less than or equal to the Purchase Price Adjustment Escrow Amount, Buyer and the Seller Representative shall deliver a joint written authorization to the Escrow Agent within five Business Days after the date on which the Final Purchase Price is determined instructing the Escrow Agent to release (1) an amount of cash equal to the Overage Amount from the Purchase Price Adjustment Escrow Fund to Buyer to the account designated in writing by the Buyer, and (2) the remaining amount of cash in the Purchase Price Adjustment Escrow Fund, if any, to Steiner Leisure to the account designated in writing by the Seller Representative; or (y) if such Overage Amount exceeds the Purchase Price Adjustment Amount, (1) Buyer and Seller Representative shall deliver a joint written authorization to the Escrow Agent within five Business Days after the date on which the Final Purchase Price is determined instructing the Escrow Agent to release the entire Purchase Price Adjustment Escrow Fund to Buyer to the account designated in writing by the Buyer, and (2) Steiner Leisure shall each pay, or cause to be paid, to Buyer an amount equal to (x) the Overage Amount less (y) the Purchase Price Adjustment Escrow Amount by wire transfer of immediately available funds within five Business Days after the date on which the Final Purchase Price is determined to the account designated in writing by Buyer. For the avoidance of doubt, any adjustment to the Purchase Price pursuant to Section 2.3(b) shall also be deemed to be an adjustment to the Redemption Price.

(e) Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall (subject to clauses (i) through (iv) below) be prepared and calculated on a consolidated basis for the Group Companies in accordance with GAAP, consistent with the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the latest Audited Financials, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any change in Law or GAAP (or interpretation or enforcement thereof) or any other act, decision or event occurring on or after the Closing; (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP; and (iv) shall, in the case of the Closing Working Capital calculation, be calculated in accordance with the principles used on Exhibit K (the principles set forth in this Section 2.3(e), the “Accounting Principles”). For purposes of any determinations or calculations of the Closing Working Capital, the Closing Cash, the Closing Indebtedness and the Company Expenses that involve amounts denominated in non-U.S. dollars, such amounts shall be converted into U.S. dollars by using (A) for purposes of the Estimated Closing Statement and the determination of the Estimated Purchase Price, the exchange rate published in The Wall Street Journal on the Business Day prior to the delivery of the Estimated Closing Statement and (B) for all other purposes, the average exchange rate as published in The Wall Street Journal for each of the three (3) Business Days ending on the Business Day prior to the Closing Date.

Section 2.4 Establishment of Escrow Account.

(a) On the Closing Date, Steiner Leisure shall deposit with the Escrow Agent, 350,000 Dory Parent Common Shares (the “Indemnity Escrow Shares”) in accordance with the terms of this Agreement and that certain escrow agreement to be entered into as of the Closing Date by and among Dory Parent, the Seller Representative and the Escrow Agent in substantially the form of Exhibit S attached hereto (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms and the terms of this Agreement, the “Escrow Agreement”). The Indemnity Escrow Shares shall be held in an escrow account (the “Indemnity Escrow Account”) pursuant to the terms of the Escrow Agreement as security, and a source of payment, for the Sellers’ indemnification obligations under Article 9, and is subject to the disbursement terms contained in this Agreement and the Escrow Agreement.

(b) On the Closing Date, pursuant to Section 2.3(a)(iv), Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds an amount equal to $2,000,000 (the “Purchase Price Adjustment Escrow Amount”) in accordance with the terms of this Agreement and the Escrow Agreement. The Purchase Price Adjustment Escrow Amount shall be held in an escrow fund account (the “Purchase Price Adjustment Escrow Fund”) pursuant to the terms of the Escrow Agreement as security, and a source of payment, for any Overage Amount owed to Buyer pursuant to Section 2.3(d)(ii), and is subject to the disbursement terms contained in this Agreement and the Escrow Agreement.

Section 2.5 Withholding. Buyer and the Target Companies shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall provide the applicable Seller with reasonable advance written notice of its intent to deduct and withhold with respect to the consideration payable to any Seller pursuant to this Agreement, and the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including, without limitation, through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.6 Deferred Shares.

(a) As used in this Agreement, the following terms have the respective meanings set forth below:

(i) “Change in Control” means a transaction with a Person or group of Persons acting in concert, pursuant to which such Person or Persons acquire, directly or indirectly, in any single transaction or series of related transactions, more than 50% of the total voting power or economic rights of the equity securities of Dory Parent (excluding, for the avoidance of doubt, any Deferred Shares to be issued or to become vested in connection with such transaction(s) pursuant to Section 2.6 in connection with such Change in Control, as applicable) (whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or otherwise). For purposes of a Change in Control, the “price per share” of Dory Parent Common Shares means (a) the amount of cash proceeds and (b) the value of any non-cash consideration that a holder of one Dory Parent Common Share would be entitled to receive or receives, directly or indirectly, in such transaction ((x) assuming that any earn-out or similar payments, escrows, holdbacks and similar items are included as part of the consideration received as of the closing of such transaction and (y) calculated as if the equity securities, directly or indirectly, acquired in such transaction are all of the equity securities then outstanding). For purposes of clause (b) of the immediately preceding sentence, the value of any non-cash consideration shall be (i) if the underlying transaction agreement sets forth a value thereof as agreed between the parties thereto, such value set forth in such transaction agreement, (ii) if any such non-cash consideration is an equity security for which a public market exists, the weighted average of the prices of such equity security quoted on the primary securities exchange on which such equity security is listed for the 10 trading day period ending immediately prior to the date of the determination of value or (iii) in any other case, the value reasonably determined in good faith by the Dory Parent Board.

(ii) “Dory Parent Common Share 5-Day VWAP” means, on any date after the Closing, the volume weighted average price per Dory Parent Common Share for the five consecutive trading days ending on such determination date (calculated as a single period) on Nasdaq or other stock exchange or, if not then listed, Dory Parent’s principal trading market, in any such case, as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

(iii) “Dory Parent Board” means the board of directors of Dory Parent, or a committee of such board of directors to which such board of directors has delegated authority.

(iv) “Founder Deferred Shares” shall mean 2 million Dory Parent Common Shares that would otherwise be issuable to the Sponsor pursuant to the Closing Merger (which shall be fully paid and non-assessable and free and clear of any Liens (other than Liens arising under applicable securities Laws or Liens granted by the applicable holder)) that shall be issued by Dory Parent to Sponsor (or its Permitted Transferee) as provided in this Section 2.6; provided that the number of Founder Deferred Shares shall be reduced (and the number of Dory Parent Common Shares forfeited pursuant to the Sponsor Support Agreement correspondingly decreased) as of the Closing by a number of shares equal to 50% of the Buyer Expense Shortfall divided by $10.00.

(v) “Steiner Deferred Shares” shall mean 1 million Dory Parent Common Shares (which shall be fully paid and non-assessable and free and clear of any Liens (other than Liens arising under applicable securities Laws or Liens granted by the applicable holder)) that shall be issued by Dory Parent to Steiner Leisure (or its Permitted Transferee) as provided in this Section 2.6; provided that the number of Steiner Deferred Shares shall be reduced (and the number of Transaction Shares and the Transaction Share Consideration correspondingly increased) as of the Closing by a number of shares equal to 50% of the Buyer Expense Shortfall divided by $10.00.

(vi) “Trigger Event” means any of the following: (A) the first day on which the Dory Parent Common Share 5-Day VWAP is equal to greater than $20.00 (such share price as adjusted pursuant to this Section 2.6, the “Price Target”); (B) in the case of a Change in Control, if the price per Dory Parent Common Share paid or payable in connection with such Change in Control is equal to or greater than the Price Target; or (C) the 10 year anniversary of this Agreement.

(b) Promptly (but in any event within five (5) Business Days) after the occurrence of a Trigger Event, Dory Parent shall issue (x) the Founder Deferred Shares to Sponsor (or its Permitted Transferees) and (y) the Steiner Deferred Shares to Steiner Leisure (or its Permitted Transferees). Each Deferred Holder acknowledges and agrees that the Deferred Shares are intended to be treated as equity for accounting purposes.

(c) Notwithstanding anything to the contrary, upon the occurrence of a Change in Control that is a Trigger Event, Dory Parent shall issue the Founder Deferred Shares to Sponsor (or its Permitted Transferee) and shall issue the Steiner Deferred Shares to Steiner Leisure (or its Permitted Transferee), in each case, no later than immediately prior to the consummation of such Change in Control. For the avoidance of doubt, if the price per Dory Parent Common Share paid or payable in connection with such Change in Control is less than the Price Target, then no Deferred Shares shall be issued pursuant to this Section 2.6 from and after the occurrence of or otherwise in connection with such Change in Control, and all rights to receive such Founder Deferred Shares and Steiner Deferred Shares shall automatically, without any further action of any person, terminate and be forfeited for no consideration.

(d) The Deferred Shares and/or the Price Target, as applicable, shall be adjusted appropriately and in good faith by the Dory Parent Board to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Dory Parent Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Dory Parent Common Shares or Dory Parent Warrants at any time prior to the issuance of the Deferred Shares pursuant to this Section 2.6 so as to provide the holders of Deferred Shares with the same economic effect as contemplated by this Section 2.6 and the other applicable provisions of this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Deferred Shares and the Price Target, as applicable.

(e) If Dory Parent, at any time prior to a Trigger Event or forfeiture pursuant to Section 2.6(c), shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Dory Parent Common Shares on account of such Dory Parent Common Shares (or other shares of Dory Parent’s capital stock into which the Deferred Shares are convertible), other than as described in Section 2.6(d) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Price Target shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Dory Parent Board, in good faith) of any securities or other assets paid on each Dory Parent Common Share in respect of such Extraordinary Dividend.

(f) Dory Parent shall take all necessary actions and use commercially reasonable efforts to remain listed as a public company on, and for the Deferred Shares to be tradable over, Nasdaq; provided, however, the foregoing shall not limit Dory Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control, other than as set forth in Section 2.6(c) above, Dory Parent shall have no further obligations pursuant to this Section 2.6(f).

(g) For purposes of this Section 2.6, each of Sponsor and Steiner Leisure, collectively, together with any Person who hereafter becomes a party to an agreement to be bound by this Section 2.6 as provided in this Section 2.6, is referred to as a “Deferred Share Holder”. Each Deferred Share Holders hereby agrees not to, during the period commencing from the date of this Agreement and through the date of a Trigger Event: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Deferred Shares (or the right to receive any Deferred Shares), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Deferred Shares, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Deferred Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply:

(i) to the transfer of any or all of the Deferred Shares owned by a Deferred Share Holder by a bona fide gift or charitable contribution;

(ii) to the transfer of any or all of the Deferred Shares owned by a Deferred Share Holder by will or intestate succession upon the death of such Holder;

(iii) to the transfer of any or all of the Deferred Shares owned by a Deferred Share Holder to any Permitted Transferee;

(iv) to the transfer of any or all of the Deferred Shares owned by a Deferred Share Holder pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union.

provided, however, that in any of the foregoing cases (i), (ii), (iii) or (iv), it shall be a condition to such transfer that the transferee executes and delivers to Dory Parent an agreement stating that the transferee is receiving and holding the Deferred Shares (or right to receive such Deferred Shares) subject to the provisions of this Section 2.6 applicable to such Deferred Share Holder, and there shall be no further transfer of such Deferred Shares (or right to receive such Deferred Shares) prior to a Trigger Event except in accordance with this Section 2.6; and provided further, that in any of the of cases (i), (ii) or (iii) such transfer or distribution shall not involve a disposition for value (except to the extent that such transfer or distribution for value is required for tax or other similar purposes in connection with a transfer or distribution to an Affiliate). As used in this Section 2.6, the term “Permitted Transferee” shall mean:

(i) the members of a Deferred Share Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings);

(ii) any trust for the direct or indirect benefit of a Deferred Share Holder or the immediate family of a Deferred Share Holder;

(iii) if a Deferred Share Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

(iv) as a distribution to the direct or indirect: general partners, limited partners, shareholders, members of, or owners of similar equity interests in a Deferred Share Holder; or

(v) to any Affiliate of a Deferred Share Holder.

Each Deferred Share Holder further agrees to execute such agreements that are reasonably necessary to give effect to this Section 2.6(g).

If any Prohibited Transfer is made contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Dory Parent shall refuse to recognize any such purported transferee of the Deferred Shares (or right to receive Deferred Shares) as a holder thereof for any purpose.

(h) Dory Parent agrees that the Deferred Shares, when issued in accordance with the terms hereof, will be duly authorized and validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive or similar rights and will be free and clear of any Liens (other than Liens arising under applicable securities Laws or the Governing Documents of Dory Parent, or Liens granted, or that result from any action, or the failure to take any action, by the Person to whom such Deferred Shares are issued pursuant to this Agreement). At all times prior to the issuance or forfeiture of the Deferred Shares pursuant to this Section 2.6, Dory Parent shall keep available for issuance a sufficient number of unissued Dory Parent Common Shares to permit Dory Parent to satisfy its issuance obligations set forth in this Section 2.6, shall take all actions required to increase the authorized number of Dory Parent Common Shares if at any time there shall be insufficient unissued Dory Parent Common Shares to permit such reservation and shall not enter into any contract or agreement that is in conflict with or would cause Dory Parent to violate its obligations under this sentence. Each Deferred Share Holder that is not party to this Agreement is an intended third party beneficiary of this Section 2.6.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Except as set forth on the Seller Schedules, Sellers hereby, jointly and severally, represent and warrant to Buyer as of the date hereof, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company, limited partnership, exempted company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Seller Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company, limited partnership or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect.

(b) True and complete copies of the Governing Documents of each Group Company have been provided to Buyer, are in full force and effect, and reflect all amendments and modifications thereto.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

Section 3.2 Capitalization of the Holding Companies and the Group Companies.

(a) Section 1.1(a) of the Seller Schedules contains a true and correct statement of the number and class or series (as applicable) of the capital stock, limited liability company interests, shares or other equity interests comprising the Acquired Equity Securities and the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules and the identity of the Persons that are the record owners thereof (including the percentage interests of the applicable Holding Company or Target Company held thereby), in each case, as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date pursuant to Section 2.1. The Acquired Equity Securities and the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules comprise all of the authorized capital stock, limited liability company interests, shares or other equity interests of the Target Companies and Holding Companies that are issued and outstanding, in each case, as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date pursuant to Section 2.1. The Acquired Equity Securities and the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules have been (except to the extent such concepts are not applicable under the applicable Law of such Target Company’s or Holding Company’s jurisdiction of incorporation or formation, as applicable, or other applicable Law) duly authorized and validly issued and are fully paid and non-assessable. The Acquired Equity Securities and the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules (i) were not issued in violation of the Governing Documents of the applicable Target Company or Holding Company or any other contract, arrangement or commitment to which such Target Company or Holding Company is party, (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable securities Laws or under the Governing Documents of the Person issuing such securities) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person, and (iii) are free and clear of all Liens (other than Permitted Liens and transfer restrictions under applicable Law or any Governing Documents of the Target Company or Holding Company, as applicable).

(b) Except as set forth on Section 3.2(b) of the Seller Schedules, as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date pursuant to Section 2.1, no Group Company directly or indirectly owns any equity interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity interest in, any Person (other than a Group Company).

(c) Section 3.2(c) of the Seller Schedules contains a true and accurate statement of the issued and outstanding capital stock, limited liability company interests, shares or other equity interests of each Group Company (other than a Target Company) and the identity of the Persons that are the record and beneficial owners thereof (including the percentage interests of such applicable Group Company held thereby), in each case, as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date pursuant to Section 2.1(b). All outstanding equity securities of each Group Company (other than a Target Company) (except to the extent such concepts are not applicable under the applicable Law of such Group Company’s jurisdiction of incorporation or formation, as applicable, or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such equity securities (i) were not issued in violation of the Governing Documents of the applicable Group Company or any other contract, arrangement or commitment to which such Subsidiary is party, (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable securities Laws or under the Governing Documents of the applicable Group Company) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person, (iii) are free and clear of Liens (other than any Permitted Liens and transfer restrictions under applicable Law or any Governing Documents of any Group Company), and (iv) except as set forth on Section 3.2(c) of the Seller Schedules, are owned, beneficially and of record, exclusively by another Group Company or Holding Company as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date pursuant to Section 2.1.

(d) All outstanding equity securities of each Holding Company (except to the extent such concepts are not applicable under the applicable Law of such Holding Company’s jurisdiction of incorporation or formation, as applicable, or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such equity securities were not issued in violation of the Governing Documents of such Holding Company or any other contract, arrangement or commitment to which such Holding Company is party, are not subject to or in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable securities Laws or under the Governing Documents of such Holding Company Equity), and are free and clear of all Liens (other than Permitted Liens and transfer restrictions under applicable Law or any Governing Documents of such Holding Company).

(e) Except as set forth on Section 1.1(a) or Section 3.2(c) of the Seller Schedules, as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date pursuant to Section 2.1, there are no outstanding (A) equity securities of any Holding Company or any Group Company, (B) securities of any Holding Company or any Group Company convertible into or exchangeable for, at any time, equity securities of any Holding Company or any Group Company, or (C) except for this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby: any equity appreciation, phantom equity, profit participation rights, options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts, arrangements or commitments that could require any Holding Company or any Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of any Holding Company or any Group Company.

(f) As of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date pursuant to Section 2.1, there are no voting trusts, proxies or other agreements or understandings to which any Holding Company or any Group Company is party or by which any Holding Company or any Group Company is bound with respect to the voting, transfer or other disposition of its interests (other than this Agreement or the Ancillary Documents and the transactions contemplated hereby and thereby, and the Governing Documents of such Holding Company or Group Company or as set forth on Section 3.2(f) of the Seller Schedules).

Section 3.3 Authority. Each Group Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) and to which it is or will be a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of the Ancillary Documents to which such Group Company is or will be a party and the consummation of the transactions contemplated this Agreement and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be, upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of such Group Company. Each of the Ancillary Documents to which each Group Company is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Group Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such Group Company (assuming that the Ancillary Documents to which such Group Company is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by Buyer and/or the other Persons party thereto), enforceable against such Group

Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Section 3.4(a) of the Seller Schedules are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited combined balance sheets of the Audit Group Companies as of December 31, 2017, December 31, 2016 and December 31, 2015, and the related combined statements of operations, comprehensive income, equity and cash flows of the Audit Group Companies for the fiscal years then ended (the “Audited Financials”); and

(ii) unaudited combined balance sheet of the Group Companies as of June 30, 2018 (the “Latest Balance Sheet”), and the related unaudited combined statements of income and cash flows for the six-month period then ended.

(b) The Financial Statements (i) have been prepared from the books and records of the Group Companies, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, none of which are material and (iii) fairly present, in all material respects, the consolidated financial position of the Group Companies (including the Transferred Assets and Assumed Liabilities) as of the dates thereof and their consolidated results of operations for the periods then ended, subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments.

(c) Except (i) as reflected on or reserved against on the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the transactions contemplated by this Agreement, and (iv) for Liabilities that are not, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities that would be required by GAAP to be reflected on the consolidated financial statements of the Group Companies (or in the notes thereto). No Group Company is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d) Each Group Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. Since January 1, 2015, no Group Company has received any written complaint, allegation, assertion or claim that there is (x) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (y) a “material weakness” in the internal controls over financial reporting of the Group Companies or (z) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(e) Section 3.4(e) of the Seller Schedules sets forth a list of all Indebtedness of the Group Companies as of the date hereof of the type described in clauses (i), (ii), (iv), (vi) or (to the extent related to the foregoing clauses) (x) of the definition of “Indebtedness”, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no Consent is required to be made or obtained by any Group Company (whether to or from any Person or Governmental Entity) in connection with the execution, delivery or performance by any Group Company of the Ancillary Documents to which such Group Company is party or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, except for (i) to the extent necessary, compliance with and filings under the HSR Act, (ii) compliance with and filings under any applicable securities Laws, including the Registration Statement / Proxy Statement, (iii) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a material impact on the Group Companies, taken as a whole, or materially impair or materially delay the ability of any Group Company to consummate the transactions contemplated by this Agreement or the Ancillary Documents, and (iv) those set forth on Section 3.5(a) of the Seller Schedules. Except as set forth on Section 3.5(b) of the Seller Schedules, neither the execution, delivery or performance by any Group Company of any Ancillary Documents to which such Group Company is or will be, as applicable, a party nor the consummation of the transactions contemplated by this Agreement or the Ancillary Documents will, directly or indirectly (with or without due notice or lapse of time or both) (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Material Contract, or Material Real Property Lease, (c) violate any Order or Law of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets, or (d) result in the creation of any Lien (other than any Permitted Liens) upon any of the assets of any Group Company, which in the case of any of clauses (b) through (d) above, would, individually or in the aggregate, reasonably be expected to have a material impact on the Group Companies, taken as a whole, or materially delay the ability of any Group Company to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is or will be a party or bound.

Section 3.6 Permits. The Group Companies hold all permits, licenses, approvals and other authorizations of, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted (collectively, the “Group Company Permits”), except where the failure to hold, have obtained or to have made such Group Company Permits, as applicable, would not reasonably be expected to be material to the Group Companies, taken as a whole. Except as is not or would not be, individually or in the aggregate, material to the Group Companies, taken as whole, (a) each Group Company Permit is valid and in full force and effect either pursuant to its terms or by operation of law; (b) each Group Company is in compliance with the terms of all Group Company Permits held by such Group Company (and, since December 31, 2015, no Group Company has received written notice from any Governmental Entity regarding any actual or alleged failure to be in compliance); and (c) to Sellers’ knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance with the terms of any Group Company Permit. No Governmental Entity has commenced (to Sellers’ knowledge) or given written notice to any Group Company that it intends to commence, a proceeding to terminate, cancel, amend, materially modify, revoke or suspend any Group Company Permit, or given written notice to any Group Company that it intends not to renew any Group Company Permit upon expiration thereof, except (in each case) as would not be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Seller Schedules sets forth a list of the following contracts and agreements (including all written amendments, modifications, and/or supplements thereto) to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (excluding, for the avoidance of doubt, any Real Property Lease) (collectively, the “Material Contracts”):

(i) any agreement or indenture relating to Indebtedness or to placing any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies, except for (A) Indebtedness with an aggregate principal amount not exceeding $750,000 individually or in the aggregate, or (B) between or among the Group Companies;

(ii) any lease or agreement under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for (A) any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000 and (B) any lease or agreement that can be terminated, without penalty, upon less than ninety days prior written notice by the applicable Group Company;

(iii) any lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for (A) any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000 and (B) any lease or agreement that can be terminated, without penalty, upon less than ninety days prior written notice by the applicable Group Company;

(iv) any agreement creating or governing a partnership, joint venture agreement, limited liability company or material strategic alliance with a third party;

(v) any agreement, contract or legally binding commitment (A) prohibiting or restricting any Group Company from freely (1) engaging in any material respect in any line of business or business activity or competing with any Person in any market or geographic location, or (2) acquiring any Person or any product or assets from any other Person, selling any product or other asset or performing services for any other Person, in each case that are material to the Group Companies, taken as a whole (other than under any confidentiality, non-disclosure or similar agreement entered into in connection with the process to sell the Group Companies), or (B) containing any “most favored nation” pricing provision;

(vi) any agreement requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Group Companies in an amount in excess of (A) $1,000,000 annually or (B) $5,000,000 over the life of the agreement (in the case of each dollar threshold set forth in clause (A) or (B), net of any capital contributed by any applicable landlord in respect of any such capital expenditure project), excluding landlord contributions that are associated with a reimbursement to the Group Companies for terms longer than 30 days;

(vii) any agreement that relates to the future disposition or acquisition of material assets or properties by any Group Company (including the disposition or acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise), except for (A) any agreement related to the transactions contemplated hereby, (B) any non-disclosure or similar agreement entered into in connection with the sale process and (C) any agreement for the purchase or sale of inventory in the ordinary course of business;

(viii) any agreement with any Governmental Entities;

(ix) any agreement with Material Customers or Material Suppliers;

(x) any agreement requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xi) any agreement under which any Group Company has, directly or indirectly, (1) made any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, or (2) agreed to make after the date hereof any loan, advance or assignment or payment to any Person or any capital contribution to or investment in, any Person;

(xii) any agreement licensing by or to any Group Company of any Intellectual Property Rights that are material to the Business, other than licenses for generally commercially available software and hardware and non-exclusive licenses by a Group Company to a customer in the ordinary course of business;

(xiii) all collective bargaining agreements or other agreements with any labor organization, labor union or other employee representative;

(xiv) any employment, severance, retention, change of control or separation agreement with any current or former director, manager, officer, employee or independent contractor of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000 (collectively, “Material Personnel”); provided, however, that with respect to any such former Material Personnel, only such agreements that remain in effect as of the Closing;

(xv) any agreement that provides for, or is related to, the settlement or compromise of any Proceeding settled or compromised since December 31, 2015 pursuant to which the cash amount paid or to be paid by or on behalf of any Group Company exceeds $300,000, or which imposed any material ongoing non-monetary obligations upon any Group Company that will survive the Closing;

(xvi) any agreement required to be disclosed on Section 3.19 of the Seller Schedules (Transactions with Affiliates); and

(xvii) any other agreement the performance of which requires either (A) annual payments to or from the Group Company in excess of $1,000,000 or (B) aggregate payments to or from the Group Company in excess of $5,000,000 over the life of the agreement and, in each case, that is not terminable without penalty upon less than ninety days prior written notice by the applicable Group Company.

(b) Each Material Contract is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to Sellers’ knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Sellers’ knowledge, any third party under any Material Contract, and, to Sellers’ knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination or a material modification or acceleration thereof by any party to such Material Contract. Since December 31, 2015, no Group Company has received written notice of (i) any material default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or materially modify the terms of any such Material Contract, or materially accelerate the obligations of any Group Company thereunder. True and correct copies of all Material Contracts existing as of the date hereof have been made available to Buyer.

Section 3.8 Absence of Changes. During the period beginning on the Latest Balance Sheet and ending on the date of this Agreement, (a) there has not been any change, event, development, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect, and (b) except (i) in connection with or related to the process by which the Sellers and the Group Companies (or any of their respective Affiliates) solicited, discussed or negotiated strategic alternatives (including the transactions contemplated by this Agreement or any other Acquisition Transaction prior to the date hereof) or any preparation related thereto (including any reorganization or similar transaction effected in connection therewith prior to the date hereof), or (ii) as expressly contemplated by this Agreement, any Ancillary Document or in connection with or related to the transactions contemplated hereby and thereby, (A) each Group Company has conducted its business in the ordinary course in all material respects and (B) no Group Company has taken any action that would require the consent of Buyer if taken during the period from the date of this Agreement until the Closing pursuant to clauses (i) through (v), (xi), (xiii), (ix), (x) or (xiv) of Section 6.1(b).

Section 3.9 Litigation. There is (and since December 31, 2015 there has been) no Proceeding pending or, to Sellers’ knowledge, threatened against or involving (i) any Group Company, (ii) any of their respective properties or assets, or (iii) any of their respective managers, officers, directors or employees (in their capacities as such), except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To Sellers’ knowledge, all pending material Proceedings as of the date hereof against any Group Company are fully covered (subject to applicable deductibles or self-insured retention amount) by a valid and fully-paid insurance policy. No Group Company is (and since December 31, 2015 no Group Company has been) subject to any material Order. There are no material unsatisfied judgments, penalties or awards by any Governmental Entity against or affecting any Group Company or any of their respective properties or assets. There are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.

Section 3.10 Compliance with Applicable Law. The business of each Group Company is (and since December 31, 2015 has been) operated in compliance in all respects with all applicable Laws and Orders, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has, since December 31, 2015, received any written notice or written communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, applicable Law. To Sellers’ knowledge, no material investigation, review or inquiry by any Governmental Entity with respect to a Group Company is pending or threatened in writing. No Group Company has conducted any internal investigation with respect to any actual, potential or alleged violation of applicable Law by any of its directors, officers, equity holders or employees or concerning any actual or alleged fraud.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Seller Schedules lists all material Employee Benefit Plans and material Foreign Benefit Plans as of the date of this Agreement, and identifies each such material Employee Benefit Plan and material Foreign Benefit Plan existing as of the date hereof under or with respect to which a Group Company will have any liability or obligation following the Closing (each, a “Group Company Plan”). With respect to each material Employee Benefit Plan and material Foreign Benefit Plan required to be set forth on Section 3.11(a) of the Seller Schedules, the Group Companies have provided the Buyer with true, complete and correct copies of (to the extent applicable): (i) the current documents pursuant to which the plan is maintained, funded and administered existing as of the date hereof (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the three (3) most recent annual reports (Form 5500 series) (with applicable attachments) as of the date hereof; and (iii) the most recent determination, opinion, or advisory letter received from the IRS as of the date hereof.

(b) No Employee Benefit Plan existing as of the date hereof is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides material health or other welfare benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA.

(c) Each Employee Benefit Plan and Foreign Benefit Plan has been maintained and administered in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code and all other applicable Laws, in each case, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has, as of the date hereof, received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to Sellers’ knowledge, there are no facts or circumstances existing as of the date hereof that would be reasonably likely to materially and adversely affect the qualified status of any such Employee Benefit Plan. With respect to each Employee Benefit Plan and Foreign Benefit Plan, all required payments, premiums, and contributions for all periods ending prior to or as of the Closing Date have been made within the time prescribed by such plan and applicable Law or have been properly accrued, in each case, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) No Group Company has any Liability under Title IV of ERISA or any plan that is subject to Title IV of ERISA. No Foreign Benefit Plan is a defined benefit type pension plan.

(e) No Group Company has engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that could subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. There are no pending or, to Sellers’ knowledge, threatened actions, suits, audits, investigations, or claims with respect to any Employee Benefit Plan or Foreign Benefit Plan (other than routine claims for benefits).

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment becoming due to any employee of any of the Group Companies under any Employee Benefit Plan or Foreign Benefit Plan, (ii) increase any benefits otherwise payable to any employee of any of the Group Companies under any Employee Benefit Plan or Foreign Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any employee of any of the Group Companies under any Employee Benefit Plan or Foreign Benefit Plan.

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement would reasonably be expected to be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code. The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(h) Each “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been administered, operated, and maintained in compliance with the requirements of Section 409A of the Code in all material respects.

Section 3.12 Environmental Matters.

(a) The Group Companies are, and since December 31, 2015 have been, in compliance with all applicable Environmental Laws, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) The Group Companies have obtained and hold, and are and since December 31, 2015, have been, in compliance with all permits, licenses and other authorizations required pursuant to Environmental Laws for the operations of the Group Companies, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) No Group Company or, to Sellers’ knowledge, any other entity has, since December 31, 2015, received any written notice from any Governmental Entity or any other Person of any material violation by a Group Company of Environmental Laws, or any material liability (including any material investigatory, corrective or remedial obligation) of a Group Company under applicable Environmental Laws, the subject of which is unresolved, and to Sellers’ knowledge all such past notices concerning material violations of, or material liabilities under Environmental Laws have been resolved without material ongoing obligations or costs for the Group Companies.

(d) There is no Proceeding pending or, to Sellers’ knowledge, threatened in writing against any Group Company pursuant to Environmental Laws that could be reasonably expected to result in a material liability to the Group Companies, taken as a whole.

(e) No hazardous material, substance or waste has been released at any Leased Real Property or, to Sellers’ knowledge, at any property formerly owned, leased or used by any Group Company, or disposed of by any Group Company at any location, in each case in a manner that has resulted or would reasonably be expected to result, individually or in the aggregate, in material liability to the Group Companies, taken as a whole, under Environmental Laws.

(f) Copies of any material environmental assessment or audit reports or other similar environmental studies or analyses that are in Seller’s possession and relating to the Group Companies or the Leased Real Property have been made available to Buyer.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Seller Schedules sets forth a true and correct list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date hereof. Section 3.13(a) of the Seller Schedules lists, for each item of Company Registered Intellectual Property as of the date hereof (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date hereof, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date hereof, there are no material legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent and trademark applications and, to the Sellers’ knowledge, no such material proceedings are threatened in writing by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens and transfer restrictions under applicable Law or any Governing Documents of any Group Company) or obligations to others (other than Permitted Liens). No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Group Company product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Seller Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date hereof, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case that do not materially differ from the Group Companies’ form therefor that has been made available to Buyer. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not or would not be, individually or in the aggregate, material to the Group Companies, taken as whole. Except for the Ongoing Affiliate Arrangements and the Deferred Assets, the Company Owned Intellectual Property and the Company Licensed Intellectual Property constitutes all of the Intellectual Property used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property is valid, subsisting and enforceable, and to Sellers’ knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, all other Company Owned Intellectual Property, and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) Except as set forth in Section 3.13(d) of the Seller Schedules, each Group Company’s employees, consultants, advisors, and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property in the past three (3) years (each such person a “Creator”) have agreed to maintain and protect the confidential information of all Group Companies and have assigned or agreed to assign to such Group Company, all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e) None of the Company Owned Intellectual Property and to Sellers’ knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not or would not be, individually or in the aggregate, material to the Group Companies, taken as whole.

(f) Neither the conduct of the business of the Group Companies, nor any of the products or services offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies, nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any of such products or services infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates, any Intellectual Property Rights of any other Person, except as is not or would not be, individually, or in the aggregate, material to the Group Companies, taken as a whole.

(g) Since December 31, 2015, there is no action pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies, except as is not or would not be, individually, or in the aggregate, material to the Group Companies, taken as a whole.

(h) To the Sellers’ knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property, except as is not or would not be, individually or in the aggregate, material to the Group Companies, taken as whole. Since December 31, 2015, no Group Company has made any written claim against any Person alleging any material infringement, misappropriation, or other violation of any Company Owned Intellectual Property.

(i) To the Sellers’ knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company’ business, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Sellers’ knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(j) Section 3.13(j) of the Seller Schedules sets forth all Public Software that is incorporated or embedded in any proprietary Software of a Group Company by any Group Company as of the date hereof. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations contained in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property, or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements; in each case, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(k) The Company IT Systems are currently sufficient for the conduct of the business of each Group Company and, since December 31, 2015, have not suffered any failure that has had a material effect on any of the operations of any Group Company, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Sellers’ knowledge, there has been no unauthorized access to or use of any Company IT Systems (or any Software, information or data stored on any Company IT Systems). To the Sellers’ knowledge, the Company IT Systems do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Sellers’ knowledge, the Company IT Systems do not contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the Company IT Systems or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. The Group Companies have implemented commercially reasonable backup and disaster recovery technology, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(l) An Applicable Elemis Entity exclusively owns all intellectual property set forth on Exhibit B-2 of the Reverse Transition Services Agreement. The Registered Intellectual Property listed on Exhibit B-2 of the Reverse Transition Services Agreement is valid, subsisting and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The use of the Deferred Assets does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14 Labor Matters.

(a) Except as set forth in Section 3.14(a) of the Seller Schedules, as of the date hereof, the employment of the employees of each Group Company who work within the United States is terminable at will, without payment of severance or other compensation or consideration, and without advance notice (except to the extent that any such advance notice requirements are required by applicable Law). Each Group Company has delivered to Buyer accurate and complete copies of all form employment agreements and offer letters, restrictive covenant agreements (including but not limited to agreements containing non-disclosure, non-competition, non-solicitation, and/or propriety rights provisions), employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the employees of each Group Company existing as of the date hereof.

(b) Each Group Company (i) is, and since December 31, 2015 has been, in compliance, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, with all applicable Laws, with any order, ruling, decree, judgment or arbitration award of any arbitrator or any Governmental Entity and with any applicable labor convention respecting employment and employment practices, including discrimination, harassment, retaliation, equal employment opportunities, wages and hours, meal and break periods, overtime exemption classification, overtime compensation, independent contractor classification, labor relations, plant closing notification, occupational health and safety, affirmative action plan and requirements, leave of absence requirements, privacy rights, reasonable accommodation, disability rights or benefits, immigration, wrongful discharge, child labor, unemployment insurance, hiring, promotion and termination of employees; provided, further, and without limitation of the foregoing, that each Group Company is, and since December 31, 2015, has been, in compliance, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, with all applicable New York, Hawaii, and Florida Laws regarding wages and hours, meal and break periods, overtime exemption classification, and overtime compensation; (ii) since December 31, 2015 has no liability that would be material to the Group Companies, taken as a whole, for any arrears of wages or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing; (iii) since December 31, 2015, has no liability that would be material to the Group Companies, taken as a whole, for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (iv) since December 31, 2015, except as is not or would not result, individually or in the aggregate, in material liability to the Group Companies, taken as a whole, has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to employees of each Group Company. Each Group Company currently classifies, and has since December 31, 2015, properly classified their U.S. employees (where applicable) as exempt or non-exempt for the purposes of the Fair Labor Standards Act and applicable Laws, except as would not result, individually or in the aggregate, in material liability to the Group Companies, taken as a whole. As of the date hereof, except as would not result, individually or in the aggregate, in material liability to the Group Companies, taken as a whole, all payments that are payable to all individual independent contractors by each Group Company for services performed on or for the one (1) year prior to the date hereof have been paid in full and to the Sellers’ knowledge, there are no outstanding agreements, understandings or commitments of any Group Company with respect to any other payments of any kind. Each Group Company currently classifies, and has since December 31, 2015, properly classified their individual independent contractors as contractors (as opposed to employees) for the purposes of all applicable Laws, except as would not result, individually or in the aggregate, in material liability to the Group Companies, taken as a whole.

(c) Except as set forth on Section 3.14(c) of the Seller Schedules, as of the date hereof, there are (i) no contracts or business relationships that would or could cause any Group Company to be deemed a federal or government contractor obligated to develop and maintain an affirmative action plan or otherwise comply with affirmative action requirements of applicable Laws, and (ii) within the past year, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed or is pending or, to the knowledge of any Group Company, is threatened with the Office of Federal Contract Compliance Programs or any comparable state or foreign agency or court, and to the Sellers’ knowledge there have been no desk audits or on-site reviews pending or scheduled.

(d) There has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material liability under WARN nor will they incur any liability under WARN as a result of the transactions contemplated by this Agreement. Except as disclosed on Section 3.14(d) of the Seller Schedules, there have been no “employment losses” as defined under WARN as to any employees within the six-month period prior to Closing, and Section 3.14(d) of the Seller Schedules also contains the locations and dates of all involuntary terminations of employment as to any former employees of any Group Company within the one (1) year prior to the Closing Date.

(e) There are no suits, claims, actions, investigations or proceedings pending or, to Sellers’ knowledge, threatened in writing by or on behalf of any current or former applicant, employee, consultant or individual independent contractor or government or administrative authority, including without limitation any claims relating to actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, retaliation, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No unfair labor practice or labor charge or complaint is currently pending or, to the Sellers’ knowledge, threatened with respect to any Group Company, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company is bound by any consent decree with, or citation by, any Governmental Entity relating to any employment practices, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(f) To the Sellers’ knowledge, no employee of, or individual independent contractor to, any Group Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such person’s employment duties or contractor services with such Group Company or the ability of such Group Company to conduct its or their business, in each case, in any material respect. To the Sellers’ knowledge, since December 31, 2015, (i) no Group Company has hired or engaged any employee or individual independent contractor in violation of any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement and (ii) no Person has made a written allegation or asserted a claim in writing against any Group Company to the effect that the Company has hired or engaged any employee or individual independent contractor in violation of any such confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement, except in the case of clause (i) or (ii) as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) As of the date of this Agreement, except as disclosed on Section 3.14(g) of the Seller Schedules, (a) no Group Company is party to or bound by any collective bargaining agreement or any other contract with a labor union, labor organization, works council, employee delegate or other employee collective group nor is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate or other employee collective group in connection with transactions contemplated by this Agreement, (b) there is no labor strike, walk out, work stoppage, lockout or other similar material labor dispute pending or, to Sellers’ knowledge, threatened in writing against any Group Company, and (c) to Sellers’ knowledge, no material union organization campaign is in progress with respect to any employees of any Group Company.

(h) To the Sellers’ knowledge, as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, all employees of each Group Company are legally authorized to work in the country in which they are providing services either because of their status as citizens, legal permanent residents, or by virtue of possessing a visa or other work permit under applicable Law relating to immigration control which visa or work permit allows for such employee to work in the country in which they are providing services. To the Sellers’ knowledge, as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has hired, recruited or referred for a fee a person who is not legally authorized to be employed in the country in which such person is providing, has provided, or will provide services, or knowingly employed a person that is not legally authorized to be employed in such country or continued to employ a person knowing the person ceased to be legally authorized to be employed in such country. With regard to employees providing services in the United States, except as would not result, individually or in the aggregate, in material liability to the Group Companies, taken as a whole, to the Sellers’ knowledge, each Group Company, as applicable, has properly completed all reporting and verification requirements pursuant to applicable Law relating to immigration control for all of such employees. No Group Company has, since December 31, 2015, received any written notice from any Governmental Entity that a Group Company is in violation of any applicable Law pertaining to immigration control or that any current or former employee of the Group Company that is or has provided services to any Group Company is or was not legally authorized to be employed in the country in which they are providing or have provided services or are or were using an invalid social security number or other form of identification and there is no pending, or to Sellers’ knowledge, threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against Seller or any Group Company related to any employee or other individual providing services to any Group Company, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.15 Insurance. Section 3.15 of the Seller Schedules contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any of the Group Companies as of the date hereof. All such policies are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full in all material respects as of the date hereof, and copies of all such policies have been made available to Buyer. As of the date hereof, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company is in material breach or default under the terms of any such insurance policy (including any such breach or default with respect to the giving of notice of claims) and, to Sellers’ knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or material default. No written notice of pending material premium increase, cancellation, termination or non-renewal has been received by any Group Company with respect to any such policy.

Section 3.16 Tax Matters.

(a) As of the date hereof, each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true, correct, complete in all material respects and prepared in accordance with applicable Law, and each Group Company has paid all Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return, including Taxes which any Group Company is obligated to have withheld or collected, except with respect to any Taxes being contested in good faith and for which reserves have been established in accordance with GAAP;

(b) Each Group Company has established (in accordance with and to the extent required by GAAP) reserves for Taxes for which such Group Company will be liable with respect to a Pre-Closing Tax Period;

(c) Each Group Company has timely withheld and paid to the appropriate Tax authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, equity interest holder, or other third-party;

(d) No Group Company is currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed;

(e) No Group Company has consented to extend or waive the time in which any Tax may be assessed or collected by any taxing authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business;

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company;

(g) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4;

(h) There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens;

(i) During the two-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code; and

(j) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or a Seller or any of its current Affiliates) or (ii) has any liability for the Taxes of any Person (other than a Group Company or a Seller or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by contract (other than any contract the principal purpose of which does not relate to Taxes);

(k) No written claims have ever been made by any Tax authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction;

(l) Since December 31, 2016, no Group Company has made, changed or rescinded any material Tax election, settled or compromised any claim relating to Taxes, entered into any closing agreement, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, adopted or changed any Tax accounting method or amended any Tax Return;

(m) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed prior to Closing, (iii) any installment sale or open transaction disposition made prior to Closing, (iv) any prepaid amounts received prior to Closing or (v) election under Section 108(i) of the Code;

(n) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes;

(o) No power of attorney is currently in force with respect to any matter relating to Taxes of a Group Company;

(p) Since the date that is 36-months prior to the date of this Agreement, no Group Company that is organized outside of the United States has issued its stock (or could be deemed to issue its stock) in exchange for:

(i) Cash or Cash Equivalents;

(ii) Marketable securities (any security for which there is a market on an established securities market or otherwise);

(iii) Any obligation (an obligation being a fixed or contingent obligation to make a payment or provide value without regard to whether the obligation is otherwise taken into account for tax purposes; an obligation includes, but is not limited to, a debt obligation, a tort obligation, a contract obligation (including an obligation to provide goods or services), a pension obligation, an obligation under a short sale, and an obligation under derivative financial instruments such as options, forward contracts, futures contracts, and swaps);

(iv) Shares of a company organized under the laws of a U.S. State or Commonwealth; or

(v) Assets of a company organized under the laws of a U.S. State or Commonwealth.

(q) The unaudited stand-alone balance sheets of the non-U.S. Group Companies included in Section 3.16(q) of the Seller Schedules are materially accurate representations of the cash, marketable securities and obligations held by such non-U.S. Group Companies as of the dates indicated on such stand-alone balance sheets and, since such dates, there have been no material increases in the cash, marketable securities and obligations held by such non-U.S. Group Companies, other than any such increases occurring in the ordinary course of business or as a result of any actions taken pursuant to the transactions contemplated by this Agreement;

(r) Steiner Leisure and each Group Company is tax resident in its jurisdiction of formation, and is not managed or controlled outside such jurisdiction for Income Tax purposes;

(s) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized;

(t) No Group Company maintains a plan granting Group Company employees the right to cash, shares of capital stock in Dory Parent, Steiner Leisure, or any Group Company, or stock options, warrants, restricted stock units, stock appreciation rights, or similar interests with respect to Dory Parent, Steiner Leisure, or any Group Company upon an acquisition, merger, or similar transactions;

(u) No Group Company has issued stock options, warrants, restricted stock units, stock appreciation rights, or similar interests in connection with a Steiner Leisure or Group Company acquisition, merger, or similar transaction;

(v) The Group Companies have been engaged in the active conduct of a trade or business outside the United States, within the meaning of Section 1.367(a)-2 of the Treasury Regulations for the entire 36-month period ending on the date of this Agreement (the “Section 367(a) Active Business”).

Section 3.17 Brokers. Except as set forth on Section 3.17 of the Seller Schedules, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Seller Schedules sets forth a list of all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this agreement for which the aggregate annual rental payments exceed $500,000 (each, a “Material Real Property Lease”). True and correct copies of all such Material Real Property Leases have been made available to Buyer. Each Material Real Property Leases is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to Sellers’ knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each of the Group Companies, and, to Sellers’ knowledge, each of the other parties thereto, has performed all material obligations required to be performed by it under each Material Real Property Leases, and, to Sellers’ knowledge, no event has occurred and no circumstances exist which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination or a material modification or acceleration of rent under such Material Real Property Lease. As of the date hereof, there are (i) no written or oral subleases, concessions or other contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property and (ii) to Sellers’ knowledge, no outstanding options or rights of first refusal to purchase all or a portion of such properties. No Group Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any Material Real Property Leases or material interest therein; and the estate or interest created by such Material Real Property Lease in favor of the applicable Group Company is free and clear of all Liens (other than Permitted Liens).

(c) Improvements. To Sellers’ knowledge, the buildings, structures, improvements and fixtures located on the Leased Real Property (the “Improvements”) and all building systems and equipment related to the business located on the Leased Real Property are in good operating conditions and repair in all material respects (except ordinary wear and tear) and are fit, in all material respects, for use in the ordinary course of business. To Sellers’ knowledge, no material uninsurable damage has, since December 31, 2015, occurred in respect of such assets and properties. To Sellers’ knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements which, individually or in the aggregate, would reasonably be expected to interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the applicable Group Company.

(d) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business and the Deferred Assets. The tangible assets and properties of the Group Companies are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has, since December 31, 2015, occurred with respect to such assets and properties.

(e) Sufficiency. Immediately after the Closing (assuming receipt of all Consents disclosed in Section 3.5 of the Seller Schedules), the assets and properties (which, for the avoidance of doubt, shall include, without limitation, any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets or properties) of each Group Company will (taking into account the rights granted or conveyed to Buyer or any Group Company pursuant to any Ongoing Affiliate Arrangement) constitute all of the assets necessary to conduct the Business immediately following the Closing in all material respects as it is conducted as of the date of this Agreement. The assets listed on Schedule A to the Asset Transfer Agreements, together with the assets and properties (which, for the avoidance of doubt, shall include, without limitation, any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets or properties) of each Group Company and taking into account the rights granted or conveyed to Buyer or any Group Company pursuant to any Ongoing Affiliate Arrangement, constitute all of the assets necessary to conduct the Time to Spa Business immediately following the Closing in all material respects as it is conducted as of the date of this Agreement.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Seller Schedules sets forth all contracts and agreements, as of the date hereof, between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including any Seller) or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company), or to the Sellers’ knowledge, any family member of the foregoing Persons, on the other hand (the Persons identified in this clause (b), “Seller Related Parties”), other than (i) agreements with respect to a Seller Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) any Ancillary Document, and (iii) the Ongoing Affiliate Arrangements. Except as set forth on Section 3.19 of the Seller Schedules or as contemplated by or provided for in any Ongoing Affiliate Arrangement or any Ancillary Document, no Seller Related Party (x) owns any interest in any material asset used in the Business, (y) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of any Group Company (it being understood and agreed, for the avoidance of doubt, that this clause (y) does not apply to the Excluded Businesses), or (z) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits or employee or director expense reimbursement). All contracts, agreements, arrangements, understandings and interests that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Seller Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Group Company is, and at all times since December 31, 2015, has been, in compliance with (i) all federal, state, local and foreign laws, rules and regulations pertaining to (A) data security, cyber security, and e-commerce; and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((A) and (B) together “Privacy Laws”); and (ii) all provisions of any contract to which such Group Company is a party that are applicable to Data Activities ((i), (ii), the PCI Requirements (as defined below), and the Payment Processor Requirements (as defined below) collectively, “Privacy Agreements”). Except as is not or would not be, individually, or in the aggregate, material to the Group Companies, taken as a whole, each Group Company is, and at all times since December 31, 2015, has been, in compliance with the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements to which such Group Company is subject and that has been issued by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank with respect to a payment card bearing the logo of a PCI Security Standards Council member, including, the Payment Application Data Security Standards and all audit and filing requirements (collectively, “PCI Requirements”).

(b) Except as is not or would not be, individually, or in the aggregate, material to the Group Companies, taken as a whole, each Group Company has implemented written policies relating to Data Activities as and to the extent required by applicable Law (“Privacy and Data Security Policies”). Except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Group Company is, and at all times since December 31, 2015, has been, in compliance in all respects with all Privacy and Data Security Policies applicable to such Group Company. Except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the execution of this Agreement and the consummation of the transactions contemplated hereby will not cause any Group Company to violate any of the Privacy and Data Security Policies or Privacy Agreements.

(c) To Sellers’ knowledge, there is no pending, nor has there been since December 31, 2015, any complaint, audit, proceeding, investigation, or claim against any Group Company initiated by (i) any person or entity; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other governmental entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging that any Data Activity of a Group Company: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice, except, in the case of clauses (i) through (v), as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) Except as is not or would not be, individually, or in the aggregate, material to the Group Companies, taken as a whole, (i) at all times since December 31, 2015, each Group Company has taken reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to protect all Personal Data and User Data in its possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse, (ii) since December 31, 2015, there has been no unauthorized access, use, or disclosure of Personal Data or User Data in the possession or control of any Group Company and any of its contractors with regard to any Personal Data or User Data obtained from or on behalf of a Group Company and (iii) since December 31, 2015, there have been no unauthorized intrusions or breaches of security into any Group Company systems.

Section 3.21 Compliance with Applicable Anti-Bribery and Anti-Corruption Law.

(a) Since December 31, 2015, neither the Group Companies, nor to the Sellers’ knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has, directly or indirectly: (i) made, offered, or paid any illegal contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments or provided any unlawful compensation or gifts or payments to any officer, employee, or representative of any Governmental Entity, or any employee, customer or supplier of the Group Companies or any other Person; (ii) made, or offered to make any improper payment to any foreign official (as defined in the FCPA); or (iii) taken any other action that would cause the Group Companies to be in violation of any Anti-Bribery and Anti-Corruption Law, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) There are no known or reasonably suspected legal, regulatory, or administrative Proceedings, filings, Orders, or governmental investigations alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct or any other such violation of any Anti-Bribery and Anti-Corruption Law, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) The transactions of the Group Companies have been and are accurately reflected on their respective books and records in compliance with Anti-Bribery and Anti-Corruption Law, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.22 Compliance with Applicable Sanctions and Embargo Laws.

(a) Since December 31, 2015, neither the Group Companies, nor, to the Sellers’ knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the OFAC Consolidated Sanctions List or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive orders or regulations; (ii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more persons described in subsection (i); (iii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more persons or entities that are subject to the SSI List restrictions; or (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, or Unverified List.

(b) To Sellers’ knowledge, the Group Companies have not, since December 31, 2015, violated the above referenced laws or regulations, or any other applicable sanctions, embargo, or export control laws or regulations, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) There are no known or reasonably suspected legal, regulatory, or administrative Proceedings, filings, Orders, or governmental investigations alleging any such violations of the above referenced laws or regulations, or any other applicable sanctions, embargo, or export control laws or regulations, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing: (a) in the Registration Statement / Proxy Statement will, when the Registration / Proxy Statement is declared effective or when the Registration / Proxy Statement is mailed to stockholders of HYAC or at the time of the meeting of such stockholders to be held in connection with the transactions contemplated by this Agreement, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 3.24 Customers and Suppliers. Section 3.24 of the Seller Schedules sets forth a list of (i) the top ten customers of the Group Companies based on annual revenue during the 12-month period ending June 30, 2018 (each, a “Material Customer”); and (ii) the top ten suppliers of the Group Companies based on annual expenditure during the 12-month period ending June 30, 2018 (each, a “Material Supplier”). No Material Customer or Material Supplier has notified any Group Company within the past year of its intention to stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the applicable Group Company (other than in the ordinary course of business), or to the Sellers’ knowledge, threatened to do any of the foregoing.

Section 3.25 Inventory. Except for any inventory that is subject to a reserve for obsolete or unmarketable inventory shown on the Latest Balance Sheet and except for inventory that has become obsolete or unmarketable in the ordinary course since the date of the Last Balance Sheet: (i) all inventory of the Group Companies is usable and merchantable and conforms in all material respects with any applicable contractual commitments, and (ii) all such inventory has been accumulated for use or sale and is of quality adequate to satisfy existing contracts, purchase orders and bookings of the Business, except in the case of clause (i) or (ii), as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO HYAC, THE SPONSOR, DORY US HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY OR ANY OTHER PERSON MAKES, AND EACH OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB AND DORY FOREIGN HOLDING COMPANY EXPRESSLY DISCLAIMS (ON ITS BEHALF, ON THE GROUP COMPANIES’ BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED EQUITY SECURITIES, THE HOLDING COMPANY EQUITY SECURITIES OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND EACH OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB AND DORY FOREIGN HOLDING COMPANY SPECIFICALLY DISCLAIMS (ON ITS BEHALF, ON THE GROUP COMPANIES’ BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN,

WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND EACH OF HYAC, THE SPONSOR, AND DORY US HOLDING COMPANY SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3, ARTICLE 4 AND THE ANCILLARY DOCUMENTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3, ARTICLE 4 AND THE ANCILLARY DOCUMENTS, EACH OF HYAC, THE SPONSOR, AND DORY US HOLDING COMPANY (ON THEIR OWN BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND EACH OF THEIR AND THEIR RESPECTIVE REPRESENTATIVES) ACKNOWLEDGES THAT NONE OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY OR ANY OTHER PERSON ON BEHALF OF ANY OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB OR DORY FOREIGN HOLDING COMPANY OR OTHERWISE MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB OR DORY FOREIGN HOLDING COMPANY OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED (INCLUDING THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS), IF ANY, TO HYAC, THE SPONSOR, DORY US HOLDING COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. EACH OF HYAC, THE SPONSOR, DORY US HOLDING COMPANY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND EACH OF ITS AND THEIR RESPECTIVE REPRESENTATIVES) ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY SELLERS IN THIS ARTICLE 3, ARTICLE 4 OR THE ANCILLARY DOCUMENTS AND THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN THIS ARTICLE 3, ARTICLE 4 OR THE ANCILLARY DOCUMENTS SHALL HAVE ANY LEGAL EFFECT, AND EACH OF HYAC, THE SPONSOR, DORY US HOLDING COMPANY EXPRESSLY DISCLAIMS (ON ITS AND ITS AFFILIATES’ AND REPRESENTATIVES’ BEHALF) RELIANCE ON ANY OMISSION OR CONCEALMENT FROM, OR ANY MISSTATEMENT MADE WITH RESPECT TO, THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 3, ARTICLE 4 OR THE ANCILLARY DOCUMENTS. WITHOUT LIMITING THE FOREGOING, NONE OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY, NOR ANY OTHER PERSON (INCLUDING THE RESPECTIVE AFFILIATES OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY) WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO HYAC, THE SPONSOR, DORY US HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO HYAC, THE SPONSOR, DORY US HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR THE USE OF ANY SUCH INFORMATION BY HYAC, THE SPONSOR, DORY US HOLDING COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, INCLUDING ANY INFORMATION,

DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO HYAC, THE SPONSOR, DORY US HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS OR ANY DISCUSSION WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS, DORY

PARENT, DORY INTERMEDIATE, DORY US MERGER SUB AND DORY FOREIGN

HOLDING COMPANY

Except as set forth on the Seller Schedules, each of the Sellers, solely on behalf of itself (and, solely for purposes of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, 4.9 and 4.11, also with respect to each Holding Company), hereby represents and warrants to Buyer as of the date hereof, as follows:

Section 4.1 Organization and Qualification. Such Person is a corporation, limited liability company, limited partnership or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing or to be duly qualified would not be material to such Person’s ownership of the Acquired Equity Securities and the Holding Company Equity Securities set forth opposite its name on Section 1.1(a) of the Seller Schedules or reasonably be expected to materially impact, impair or delay or prevent the ability of such Person to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

Section 4.2 Authority. Such Person has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to execute and deliver each of the Ancillary Documents to which such Person is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which such Person is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be, upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of each such Person. This Agreement has been (and each of the Ancillary Documents to which such Person is or will be a party will be, upon execution thereof) duly and validly executed and delivered by such Person and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such Person (assuming this Agreement has been and the Ancillary Documents to which such Person is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by Buyer and/or the other Persons party thereto), enforceable against such Person in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 5.3, no Consent is required to be made or obtained by any Seller (whether to or from any Person or Governmental Entity) in connection with the execution, delivery or performance by such Person of this Agreement or the Ancillary Documents to which such Person is or will be, as applicable, each party or the consummation by such Person of the transactions contemplated hereby, except for (i) to the extent necessary, compliance with and filings under the HSR Act, (ii) compliance with and filings under any applicable securities Laws, including the Registration Statement / Proxy Statement, (iii) the Dory US Merger Sub Member Approval and the Dory Parent Stockholder Approval, (iv) those the failure of which to obtain or make would not have a material adverse effect on a Seller’s ownership of the Acquired Equity Securities and the Dory Parent Common Shares set forth opposite its name of Section 1.1(a) of the Seller Schedules or reasonably be expected to materially impact, impair or delay or prevent the ability of such Person to consummate the transactions contemplated by this Agreement or the Ancillary Documents and (v) those set forth on Section 4.3 of the Seller Schedules. Except as set forth on Section 4.3 of the Seller Schedules, neither the execution, delivery and performance by such Person of this Agreement or the Ancillary Documents to which such Person is or will be a party nor the consummation by such Person of the transactions contemplated hereby and thereby will, directly or indirectly, (with or without notice or lapse of time or both) (a) conflict with or result in any breach of any provision of the Governing Documents of such Person or of any Group Company, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any material agreement to which such Person is a party or by which any of its properties or assets are bound, any Material Contract or any Material Real Property Lease, (c) violate any Order or Law of any Governmental Entity having jurisdiction over such Person or any Group Company or any of the properties or assets of any of the foregoing, or (d) result in the creation of any Lien (other than any Permitted Liens) upon the assets of such Person or any Group Company, which in the case of any of clauses (b) through (d) above, would (A) have a material adverse effect on a Seller’s ownership of the Acquired Equity Securities and the Dory Parent Common Shares set forth opposite its name on Section 1.1(a) of the Seller Schedules, (B) reasonably be expected to materially impact, impair or delay or prevent the ability of such Person to consummate the transactions contemplated by this Agreement or the Ancillary Documents, or (C) individually or in the aggregate, be material to the Group Companies, taken as a whole.

Section 4.4 Title to the Acquired Equity Securities and the Holding Company Equity Securities. Each Seller or Holding Company is the record and beneficial owner of the Acquired Equity Securities or Holding Company Equity Securities (in such number and class or series), as applicable, set forth opposite its name on Section 1.1(a) of the Seller Schedules as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date pursuant to Section 2.1 and has as of the date hereof and will have immediately prior to giving effect to the transactions occurring on the Closing Date pursuant to Section 2.1, as applicable, valid, good and marketable title to such Acquired Equity Securities or Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules, free and clear of all Liens (other than Permitted Liens and transfer restrictions under applicable Law or any Governing Documents of any Target Company or Holding Company, as applicable). Except for this Agreement and the Ancillary Documents to which it is or will be a party, such Seller or Holding Company is not party to any option, warrant, purchase right, or other contract or commitment that could require such

Seller or Holding Company to sell, transfer, or otherwise dispose of the Acquired Equity Securities or such Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules. Such Seller or Holding Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Acquired Equity Securities or the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules.

Section 4.5 Litigation. There is no Proceeding pending or, to Sellers’ knowledge, threatened against such Person or its assets and properties (including the Acquired Equity Securities owned by such Person or the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules owned by such Person, as applicable,) which would have a material adverse effect on such Seller’s ownership of the Acquired Equity Securities and the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules or reasonably be expected to materially impact, impair or delay or prevent the ability of such Person to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is or will be a party. Such Person is not subject to any outstanding Order that would have a material adverse effect on such Seller’s ownership of the Acquired Equity Securities or the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules or otherwise prevent or materially delay the Closing.

Section 4.6 Brokers. Except as set forth on Schedule 4.6, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 4.7 Tax Matters.

(a) Steiner Leisure does not own (by vote or value) any equity interest in Mistral Equity Partners, LP, Mistral Equity Partners QP, LP, HYAC, or any Investor, and Steiner Leisure has no actual knowledge that any of its direct or indirect shareholders owns (by vote or value) any equity interest in Mistral Equity Partners, LP, Mistral Equity Partners QP, LP, HYAC, or any Investor.

(b) Steiner Leisure does not have actual knowledge that it (or any direct or indirect shareholder of Steiner Leisure) is a partner in a partnership with a United States person (as defined in Code section 7701(a)(30)) that owns 5 percent or more of the total combined voting power of all classes of stock entitled to vote of HYAC or 5 percent or more of the total value of shares of all classes of stock of HYAC.

(c) Steiner Leisure does not have a binding commitment to sell shares of Dory Parent to a Person (other than any Investor or Secondary Investor) that, to the actual knowledge of Steiner Leisure, is a direct or indirect shareholder of HYAC.

Section 4.8 Information Supplied. None of the information supplied or to be supplied by or on behalf of such Seller or, prior to the Closing, such Holding Company expressly for inclusion or incorporation by reference: (a) in the Registration Statement / Proxy Statement will, when the Registration / Proxy Statement is declared effective or when the Registration / Proxy Statement is mailed to stockholders of HYAC or at the time of the meeting of such stockholders to be held in connection with the transactions contemplated by this Agreement, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 4.9 Dory Parent, Dory US Merger Sub and Dory Foreign Holding Company Activities. Each of Dory Parent, Dory US Merger Sub and Dory Foreign Holding Company was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.10 Investigation; No Other Representations.

(a) Such Person, on its owns behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that (A) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of HYAC and the Group Companies (including the Business) and (B) it has been furnished with or given access to such documents and information about HYAC and the Group Companies and their respective businesses (including the Business) and operations as it, its Affiliates and its and their respective Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In executing this Agreement and the Ancillary Documents, such Person has relied solely on its own investigation and analysis, the HYAC SEC Reports and the representations and warranties expressly contained in Article 5 and in any Ancillary Documents, none of HYAC or any of its Representatives or any other Person makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to such Person or any of its Affiliates or its or its Affiliates’ respective Representatives or financing sources (including lenders), as applicable, prior to the execution of this Agreement (and has relied solely on such express representations and warranties in Article 5 and any express representations and warranties in the Ancillary Documents), or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of HYAC, any Group Company or the Business heretofore or hereafter delivered to or made available to such Person, or any of its Affiliates or their or its Affiliates’ respective Representatives or financing sources (including lenders), as applicable, (and has relied solely on such express representations and warranties in Article 5 and any express representations and warranties in the Ancillary Documents and on the HYAC SEC Reports). Without limiting the generality of the foregoing, each such Person, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that none of HYAC or any of its

Representatives or any other Person makes or has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of HYAC or the Group Companies made available to such Person, its Affiliates or any of its or their respective Representatives, including due diligence materials, memorandum or similar materials, or in any presentation of the business of HYAC or the Group Companies by management or other Representatives of HYAC, any of its Affiliates or any other Person in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by such Person, its Affiliates or any of its or their respective Representatives in executing, delivering and performing this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, in each case excluding the HYAC SEC Reports. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to such Person, its Affiliates, and its or their respective Representatives and advisors, are not and shall not be deemed to be or to include representations or warranties of HYAC, any of its Affiliates or its or their respective Representatives, or any other Person, and are not and shall not be deemed to be relied upon by such Person in executing, delivering and performing this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, in each case excluding any of the foregoing set forth in the HYAC SEC Reports.

Section 4.11 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO HYAC, THE SPONSOR, DORY US HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3, THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY OR ANY OTHER PERSON MAKES, AND EACH OF THE SELLERS, DORY PARENT, DORY US MERGER SUB AND DORY FOREIGN HOLDING COMPANY EXPRESSLY DISCLAIMS (ON ITS BEHALF, ON THE GROUP COMPANIES’ BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED EQUITY SECURITIES, THE HOLDING COMPANY EQUITY SECURITIES OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND EACH OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB AND DORY FOREIGN HOLDING COMPANY SPECIFICALLY DISCLAIMS (ON ITS BEHALF, ON THE GROUP COMPANIES’ BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND

IN THEIR PRESENT CONDITION, AND EACH OF HYAC, THE SPONSOR, AND DORY US HOLDING COMPANY SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, EACH OF HYAC, THE SPONSOR, AND DORY US HOLDING COMPANY (ON THEIR OWN BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND EACH OF THEIR AND THEIR RESPECTIVE REPRESENTATIVES) ACKNOWLEDGES THAT NONE OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY OR ANY OTHER PERSON ON BEHALF OF ANY OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB OR DORY FOREIGN HOLDING COMPANY OR OTHERWISE MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB OR DORY FOREIGN HOLDING COMPANY OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED (INCLUDING THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS), IF ANY, TO HYAC, THE SPONSOR, DORY US HOLDING COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. EACH OF HYAC, THE SPONSOR, DORY US HOLDING COMPANY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND EACH OF ITS AND THEIR RESPECTIVE REPRESENTATIVES) ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY SELLERS IN ARTICLE 3, THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS AND THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN ARTICLE 3, THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS SHALL HAVE ANY LEGAL EFFECT, AND EACH OF HYAC, THE SPONSOR, DORY US HOLDING COMPANY EXPRESSLY DISCLAIMS (ON ITS AND ITS AFFILIATES’ AND REPRESENTATIVES’ BEHALF) RELIANCE ON ANY OMISSION OR CONCEALMENT FROM, OR ANY MISSTATEMENT MADE WITH RESPECT TO, THE EXPRESS REPRESENTATIONS AND WARRANTIES IN ARTICLE 3, THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS. WITHOUT LIMITING THE FOREGOING, NONE OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY, NOR ANY OTHER PERSON (INCLUDING THE RESPECTIVE AFFILIATES OF THE SELLERS, DORY PARENT, DORY INTERMEDIATE, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY) WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO HYAC, THE SPONSOR, DORY US HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO HYAC, THE SPONSOR, DORY US HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR THE USE OF ANY SUCH INFORMATION BY HYAC, THE SPONSOR, DORY US HOLDING COMPANY, OR ANY OF THEIR

RESPECTIVE AFFILIATES OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO HYAC, THE SPONSOR, DORY US HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS OR ANY DISCUSSION WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

Section 4.12 Investment. Steiner Leisure understands that the Transaction Shares were issued in a transaction not involving any public offering within the meaning of the Securities Act and that the Transaction Shares will not have been, as of the Closing, registered under the Securities Act. Steiner Leisure understands that the Transaction Shares may not be resold, transferred, pledged or otherwise disposed of by Steiner Leisure absent an effective registration statement under the Securities Act, except (i) to Dory Parent or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any book-entry position or certificates representing the Transaction Shares shall contain a legend to such effect. Steiner Leisure is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”), and is able to bear any economic risks associated with the transactions contemplated by this Agreement. Steiner Leisure is acquiring the Transaction Shares as provided in this Agreement solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable state and Federal Securities Laws. Steiner Leisure has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transaction Shares and is capable of bearing the economic risks of such investment, including a complete loss of its investment in Transaction Shares.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER, THE SPONSOR AND

DORY US HOLDING COMPANY

Except as set forth on the Buyer Schedules, HYAC hereby represents and warrants on behalf of itself (and, solely for purposes of the representations and warranties set forth in (a) Sections 5.1, 5.2, 5.3, 5.4, 5.8, 5.15 and 5.20, also with respect to Sponsor and (b) Sections 5.1, 5.2, 5.3, 5.4, 5.8, 5.15, 5.17 and 5.20, also with respect to Dory US Holding Company) to the Sellers as of the date hereof, as follows:

Section 5.1 Organization and Qualification. Such Person is a corporation, limited liability company, limited partnership or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

Section 5.2 Authority. Such Person has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to execute and deliver each of the Ancillary Documents to which such Person is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the HYAC Stockholder Approval, the execution and delivery of this Agreement and the Ancillary Documents to such Person is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be, upon execution thereof) duly authorized by all necessary corporate action on the part of such Person. This Agreement has been (and each of the Ancillary Documents to which such Person is or will be a party will be, upon execution thereof) duly and validly executed and delivered by such Person and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Person (assuming this Agreement has been and the Ancillary Documents to which such Person is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by Sellers, the Group Companies, and/or the other Affiliates of the Sellers party hereto or thereto, as applicable), enforceable against such Person in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties contained in Section 3.5 and Section 4.3 (and assuming all Consents referred to in such Sections (or required to be disclosed in the corresponding sections of the Seller Schedules) are made or obtained), no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which such Person is a party, or the consummation by such Person of the transactions contemplated hereby, except for (i) to the extent necessary, compliance with and filings under the HSR Act, or (ii) those the failure of which to obtain or make would not reasonably be expected to materially impact, impair or delay or prevent the ability of such Person to consummate the transactions contemplated by this Agreement or the Ancillary Documents or have a material adverse effect on the ability of such Person to perform its obligations hereunder or under any Ancillary Document. Neither the execution, delivery and performance by such Person of this Agreement and the Ancillary Documents to which such Person is or will be a party nor the consummation by such Person of the transactions contemplated hereby and thereby will (a) conflict with or result in any breach of any provision of the Governing Documents of such Person, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Person is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any Order or Law of any Governmental Entity applicable to such Person, any of the respective Subsidiaries of such Person, or any of their respective properties or assets, as applicable, except in the case of clauses (b) and (c) above, for violations which would not reasonably be expected to materially impact, impair or delay or prevent the ability of such Person to consummate the transactions contemplated by this Agreement or the Ancillary Documents or have a material adverse effect on the ability of such Person to perform its obligations hereunder or under any Ancillary Document.

Section 5.4 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of such Person or any of such Person’s Affiliates, for which Sellers or any Group Company may become liable.

Section 5.5 Financing.

(a) Attached hereto as Exhibit T are true, complete and correct copies of (i) the executed Subscription Agreements, dated as of the date hereof, pursuant to which, and subject to the terms and conditions of which, the Investors have agreed to provide equity financing (the “Equity Financing”) to Dory Parent in connection with the transactions contemplated by this Agreement, and (ii) executed commitment letters and corresponding customarily redacted fee letters (none of which redacted terms affect the amount or availability of the Debt Financing or impose any conditions on the receipt of the Debt Financing) (the “Debt Financing Commitments,” as each may be amended, restated, amended and restated, supplemented or otherwise modified, waived or replaced from time to time to the extent permitted by Section 6.12(a) and, together with the Subscription Agreements, the “Financing Commitments”) from the financial institutions or principal investors identified therein (collectively, the “Lenders”) to provide, or cause to be provided, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose, among other things, of funding the transactions contemplated by this Agreement and the related fees and expenses incurred by the Holding Companies in connection therewith and for the other purposes set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). Each of the Financing Commitments is a legal, valid and binding obligation of HYAC or Dory Parent, as applicable, and, to the knowledge of HYAC, the other parties thereto. Each of the Financing Commitments is in full force and effect, and none of the Financing Commitments has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated (except for amendments, restatements, supplements or other modifications to add additional agents thereto). HYAC is not in breach of any of the terms or conditions set forth in any of the Financing Commitments, and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date hereof, assuming the accuracy of the representations and warranties contained in Article 3 and Article 4 in all material respects and the performance by Sellers of their respective obligations to be performed prior to the Closing hereunder in all material respects, HYAC (i) has no reason to believe that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the Financing Commitments, (ii) is not aware of any fact, event or other occurrence that makes any of the representations or warranties of HYAC or Dory Parent in any of the Financing Commitments inaccurate in any material respect and (iii) has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied on a timely basis or that the Financing contemplated by the Financing Commitments will not be made available on the Closing Date. Neither any Investor nor any Lender has notified HYAC of its intention to terminate all or any portion of the Financing Commitments or not to provide the Financing. The net cash proceeds from the Financing, together with the proceeds from HYAC’s trust account, will be sufficient to consummate the transactions contemplated by this Agreement on a timely basis, including the payment of the amounts to be paid to Sellers under Article 2, any fees and expenses of or payable by Buyer or the Group Companies, and any related repayment or refinancing of any Indebtedness of the Group

Companies, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and any Ancillary Document. HYAC has paid in full any and all commitment or other fees required by the Debt Financing Commitments that are due as of the date hereof, and will pay, after the date hereof, all such fees as they become due. There are no conditions precedent or contingencies to the obligations of the parties under the Financing Commitments (including pursuant to any “flex” provisions in the related fee letters or otherwise) to make the full amount of the Financing available to Buyer on the terms therein except as expressly set forth in the unredacted portion of the Financing Commitments. There are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) related to the Financing (other than the Financing Commitments). No Person has any right to impose, and no Investor, Lender, or Buyer has any obligation to accept, any condition precedent, contingency or requirement to such funding other than any of the conditions expressly set forth in the unredacted portions of the Financing Commitments nor any reduction to the aggregate amount available under the Financing Commitments on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Financing Commitments on the Closing Date). Subject to the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), HYAC has no reason to believe that the satisfaction on a timely basis of the conditions to the funding of the full amount of the Financing will not occur, or that the Financing will not be available on the Closing Date. For the avoidance of doubt, it is not a condition to the Closing under this Agreement for Buyer to obtain the Debt Financing or any Alternative Debt Financing.

Section 5.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, assuming (i) the accuracy of the representations and warranties contained in Article 3 and Article 4 in all material respects and (ii) the performance by Sellers, of their respective obligations to be performed prior to the Closing hereunder in all material respects, Buyer and the Group Companies (taken as a whole) will not (a) be insolvent (either because their combined financial condition is such that the sum of their combined debts is greater than the fair value of their combined assets or because the fair salable value of their combined assets is less than the amount required to pay their combined probable liability on their combined existing debts as they mature), (b) have unreasonably small capital with which to engage in their business, or (c) have incurred debts beyond their ability to pay as they become due.

Section 5.7 Investment. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”), and is able to bear any economic risks associated with the transactions contemplated by this Agreement. Buyer is acquiring the Acquired Equity Securities and the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules as provided in this Agreement solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable state and Federal Securities Laws. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Equity Securities and the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules and is capable of bearing the economic risks of such investment, including a complete loss of its investment in such Acquired Equity Securities and the Holding Company Equity Securities. Buyer hereby acknowledges that the Acquired Equity Securities and the Holding Company Equity Securities set forth on Section 1.1(a) of the Seller Schedules have not been registered pursuant to the Securities Act or any state securities Laws, and agrees that such Acquired Equity Securities and the Dory Parent Common Shares may not be sold, offered for sale or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act to the extent applicable.

Section 5.8 Investigation; No Other Representations.

(a) Such Person, on its owns behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that (A) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies (including the Business) and the Holding Companies, and (B) it has been furnished with or given access to such documents and information about the Group Companies and the Holding Companies and their respective businesses (including the Business) and operations as it, its Affiliates and its and their respective Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In executing this Agreement and the Ancillary Documents, such Person has relied solely on its own investigation and analysis and the representations and warranties expressly contained in Article 3 and Article 4 and in any Ancillary Documents, none of Sellers, the Group Companies, the Holding Companies or any of their respective Representatives or any other Person makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to such Person or any of its Affiliates or its or its Affiliates’ respective Representatives or financing sources (including lenders), as applicable, prior to the execution of this Agreement (and has relied solely on such express representations and warranties in Article 3 and Article 4 and any express representations and warranties in the Ancillary Documents), or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company, any Holding Company, and their respective businesses (including the Business) heretofore or hereafter delivered to or made available to such Person, or any of its Affiliates or their or its Affiliates’ respective Representatives or financing sources (including lenders), as applicable, (and has relied solely on such express representations and warranties in Article 3 and Article 4 and any express representations and warranties in the Ancillary Documents). Without limiting the generality of the foregoing, each such Person, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that none of the Sellers, the Group Companies, the Holding Companies, or any of their respective Representatives or any other Person makes or has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Group Companies made available to such Person, its Affiliates or any of its or their respective Representatives, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Group Companies and the Holding Companies by management or other Representatives thereof, the Sellers, any of their respective Affiliates or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by such Person, its Affiliates or any of its or their respective Representatives in executing, delivering and performing this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to such Person, its Affiliates, and its or their respective Representatives and advisors, are not and shall not be deemed to be or to include representations or warranties of any Group Company, any Holding Company or any Seller, or any of their respective Affiliates or its or their Representatives, and are not and shall not be deemed to be relied upon by such Person in executing, delivering and performing this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

Section 5.9 Investment Company Act; JOBS Act. Buyer is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act. Buyer constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Information Supplied. None of the information supplied or to be supplied by or on behalf of such Person expressly for inclusion or incorporation by reference: (a) in the Registration Statement / Proxy Statement will, when the Registration / Proxy Statement is declared effective or when the Registration / Proxy Statement is mailed to stockholders of HYAC or at the time of the meeting of such stockholders to be held in connection with the transactions contemplated by this Agreement, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 5.11 Capitalization of HYAC.

(a) Section 5.11(a) of the Buyer Schedules contains a true and correct statement of the number and class or series (as applicable) of the issued and outstanding capital stock of HYAC and the HYAC Warrants. All of the Founder Shares and Founder Warrants are owned of record by the Sponsor as of the date of this Agreement. As of the Closing, immediately prior to the Merger Effective Time, all of the Founder Shares and Founder Warrants will be owned of record by the Sponsor or its direct or indirect equityholders. All outstanding equity securities of HYAC have been duly authorized and validly issued and are fully paid and non-assessable. Such equity securities (i) were not issued in violation of the Governing Documents of HYAC or any other contract, arrangement or commitment to which HYAC is party, (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable securities Law or under the Governing Documents of HYAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person, and (iii) that are held by the Sponsor or any of its Affiliates or any of its direct or indirect equityholders are free and clear of Liens (other than transfer restrictions under applicable securities Law or under the Governing Documents of HYAC). Except as set forth on Section 5.11(a) of the Buyer Schedules, there are no outstanding (A) equity securities of HYAC, (B) securities of HYAC convertible into or exchangeable for, at any time, equity securities of HYAC, or (C) or any equity appreciation, phantom equity, profit participation rights, options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts, arrangements or commitments that could require HYAC, and, except as expressly contemplated by this Agreement, there is no obligation of HYAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of HYAC. After giving effect to the transactions contemplated by the Sponsor Support Agreement, (x) there will be 3 million Dory Parent Common Shares (plus any Dory Parent Common Shares issued in respect of the Buyer Expense Shortfall pursuant to the proviso to the definition of Founder Deferred Shares) issued and outstanding in respect of the Founder Shares (excluding any Deferred Founder Shares), which shall be owned of record by the Sponsor (or its successor or direct or indirect equityholders) and its Affiliates, (y) all of the Deferred Founder Shares shall be owned of record by the Sponsor and (z) there will be a number of Dory Parent Warrants issued and outstanding in respect of the Founder Warrants equal to (1) 2,993,419 Dory Parent Warrants, plus (2) the Dory Parent Warrant Adjustment Amount that will be owned by the Sponsor (or its successor or direct or indirect equityholders) and its Affiliates.

(b) Except for its ownership of Dory US Holding Company, HYAC does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity interest in, any Person.

(c) There are no voting trusts, proxies or other agreements or understandings to which HYAC is party or by which HYAC is bound with respect to the voting, transfer or other disposition of its interests (other than the transactions and agreements expressly contemplated by this Agreement or any Ancillary Document, the Governing Documents of HYAC or as otherwise disclosed in the HYAC SEC Reports).

Section 5.12 SEC Filings. HYAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation and made publicly available no later than one day prior to the date of this Agreement (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “HYAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement through the Closing with the SEC pursuant to Federal Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional HYAC SEC Reports”). Each of the HYAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional HYAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, for the avoidance of doubt, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the HYAC SEC Reports or the Additional HYAC SEC Reports. As of their respective dates of filing, the HYAC SEC Reports did not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. Assuming that any information furnished to HYAC by or on behalf of the Sellers in respect of the Group Companies or Holding Companies prior to the Closing expressly for use in the Additional HYAC SEC Reports does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading, as of their respective dates of filing, the Additional HYAC SEC Reports will meet the same standard. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the HYAC SEC Reports. To the knowledge of HYAC, none of the HYAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation. The certifications and statements required by (a) Rule 13a-14 or 15d-14 under the Exchange Act, or (b) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to the HYAC SEC Reports are, and with respect to the Additional HYAC SEC Reports will be, each true and correct in all material respects. Except as disclosed in the HYAC SEC Reports, to the knowledge of HYAC, each director and executive officer of HYAC has filed with the SEC on a timely basis all statements required with respect to HYAC by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

Section 5.13 Trust Account. As of the date hereof, HYAC has an amount in cash in the Trust Account equal to at least $330,000,000. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to that certain Investment Management Trust Account Agreement, dated October 24, 2017, between HYAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms and the terms of this Agreement, the “Trust Agreement”). There are no separate agreements, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the HYAC SEC Reports to be inaccurate in any material respect or, to Buyer’s knowledge, that would entitle any Person (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Pre-Closing HYAC Holders who shall have elected to redeem their HYAC Common Shares pursuant to the HYAC Governing Documents or (iii) if HYAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, HYAC in limited amounts to permit HYAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then HYAC’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except in the circumstances described in the HYAC Governing Documents. As of the date of this Agreement, there are no Actions pending or, to the Buyer’s knowledge, threatened with respect to the Trust Account.

Section 5.14 Transactions with Affiliates. Section 5.14 of the Buyer Schedules sets forth all contracts and agreements as of the date hereof, between (a) HYAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either HYAC or Sponsor, or to the knowledge of HYAC, any family member of any of the foregoing Persons, on the other hand (the Persons identified in this clause (b), “HYAC Related Parties”), other than agreements which are disclosed in the HYAC SEC Reports. Except as disclosed in the HYAC SEC Reports or set forth on Section 5.14 of the Buyer Schedules, no HYAC Related Party (x) owns any interest in any material asset used in the business of HYAC, (y) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of HYAC, or (z) owes any material amount to, or is owed material any amount by HYAC (other than ordinary course accrued compensation, employee benefits or expense reimbursement, and loans or advances specifically disclosed in the HYAC SEC Reports or permitted pursuant to Section 6.24). All contracts, agreements, arrangements, understandings and interests that are required to be disclosed pursuant to this Section  5.14 are referred to herein as “HYAC Related Party Transactions”.

Section 5.15 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to such Person’s knowledge, threatened against or involving (i) such Person, (ii) any of its properties or assets, or (iii) any of its managers, officers, directors or employees (in their capacities as such), except as was not, is not or would not reasonably be expected to be, individually or in the aggregate, material to such Person, or reasonably be expected to have a material impact on the Group Companies, taken as a whole, or materially impair or materially delay the ability of any Group Company to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Such Person is not (and since its incorporation has not been) subject to any material Order. There are no material unsatisfied judgments, penalties or awards by any Governmental Entity against or affecting such Person or any of its properties or assets. There are no material Proceedings by such Person pending, or which such Person has commenced preparations to initiate, against any other Person.

Section 5.16 Compliance with Applicable Law. Buyer is (and since its incorporation has been) in compliance with all applicable Laws and Orders, except for any failure to comply that would not prevent or materially delay the consummation of the transactions contemplated hereby or have a material adverse effect on the ability of such Person to perform its obligations hereunder or under any Ancillary Document. Buyer has not received at any time since its incorporation any written notice or written communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, applicable Law. To Buyer’s knowledge, no material investigation, review or inquiry by any Governmental Entity with respect to Buyer is pending or threatened in writing. Buyer has not conducted any internal investigation with respect to any actual, potential or alleged violation of applicable Law by any of its directors, officers, equity holders or employees or concerning any actual or alleged fraud.

Section 5.17 Dory US Holding Company Activities. Dory US Holding Company was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.18 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of HYAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since its incorporation, (i) HYAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of HYAC’s financial reporting and the preparation of HYAC’s financial statements for external purposes in accordance with GAAP and (ii) HYAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to HYAC is made known to HYAC’s principal executive officer and principal financial officer by others within HYAC.

(b) HYAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its incorporation, HYAC has complied, and is currently in compliance, with all applicable listing and corporate governance rules and regulations of Nasdaq, in each case, in all material respects. The classes of securities representing issued and outstanding HYAC Equity Securities are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of HYAC, threatened against HYAC by Nasdaq or the SEC with respect to any intention by such entity to deregister HYAC Equity Securities or prohibit or terminate the listing of HYAC Equity Securities on Nasdaq. None of HYAC or any of its controlled Affiliates has taken any action that is designed to terminate the registration of HYAC Equity Securities under the Exchange Act.

(d) The HYAC SEC Reports contain, and the Additional HYAC SEC Reports will contain, true, correct and complete copies of the HYAC Financial Statements. Except as disclosed in the HYAC SEC Reports and as may be disclosed in the Additional HYAC SEC Reports, the HYAC Financial Statements (i) fairly present in all material respects the financial position of HYAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited HYAC Financial Statements, were audited in accordance with the standards of the PCAOB, (iv) were prepared from, and are in accordance with, the books and records of HYAC and (v) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). Neither HYAC nor any of its Subsidiaries maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of HYAC are required by GAAP to be included in the financial statements of HYAC.

(e) HYAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for HYAC’s and its Subsidairies’ assets. HYAC maintains and, for all periods covered by the HYAC Financial Statements, has maintained books and records of HYAC in the ordinary course of business that accurately and fairly reflect the transactions and dispositions of the assets of HYAC in all material respects.

(f) Since its incorporation, HYAC has not received any written notification of any (x) “significant deficiency” in the internal controls over financial reporting of HYAC, (y) “material weakness” in the internal controls over financial reporting of HYAC or (z) fraud, whether or not material, that involves management or other employees of HYAC who have a significant role in the internal controls over financial reporting of HYAC.

Section 5.19 No Undisclosed Liabilities. Except (x) as set forth in Section 5.19 of the Buyer Schedules and (y) for liabilities incurred in connection with the transactions contemplated by this Agreement and any Ancillary Documents, HYAC and its Subsidiaries have no Liabilities (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for Liabilities (a) reflected or reserved for in the HYAC Financial Statements or disclosed in the notes thereto included in the HYAC SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the HYAC SEC Reports in the ordinary course of the operation of business consistent with past practice of HYAC and its Subsidiaries or (c) that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to HYAC and its Subsidiaries, taken as a whole.

Section 5.20 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLERS, DORY PARENT, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5, THE ANCILLARY DOCUMENTS AND THE HYAC SEC REPORTS, NONE OF THE SPONSOR, HYAC, DORY US HOLDING COMPANY OR ANY OTHER PERSON MAKES, AND EACH OF THE SPONSOR, HYAC, AND DORY US HOLDING COMPANY EXPRESSLY DISCLAIMS (ON ITS BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE SECURITIES, BUSINESSES OR ASSETS OF HYAC OR DORY US HOLDING COMPANY, AND EACH OF THE SPONSOR, HYAC, AND DORY US HOLDING COMPANY SPECIFICALLY DISCLAIMS (ON ITS BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF

MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND EACH OF THE SELLERS, DORY PARENT, DORY US MERGER SUB, AND DORY FOREIGN HOLDING COMPANY SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF, THE HYAC SEC REPORTS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5 AND THE ANCILLARY DOCUMENTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5 AND THE ANCILLARY DOCUMENTS OR AS SET FORTH IN THE HYAC SECE REPORTS, EACH OF THE SELLERS, DORY PARENT, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY (ON THEIR OWN BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND EACH OF THEIR AND THEIR RESPECTIVE REPRESENTATIVES) ACKNOWLEDGES THAT NONE OF THE SPONSOR, HYAC, DORY US HOLDING COMPANY OR ANY OTHER PERSON ON BEHALF OF ANY OF THE SPONSOR, HYAC, DORY US HOLDING COMPANY OR OTHERWISE MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SPONSOR, HYAC, DORY US HOLDING COMPANY OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED (INCLUDING THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS), IF ANY, TO THE SELLERS, DORY PARENT, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. EACH OF THE SELLERS, DORY PARENT, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND EACH OF ITS AND THEIR RESPECTIVE REPRESENTATIVES) ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE SPONSOR, HYAC, DORY US HOLDING COMPANY, AS APPLICABLE, IN THIS ARTICLE 5, THE ANCILLARY DOCUMENTS OR IN THE HYAC SEC REPORTS AND THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SPONSOR, HYAC OR DORY US HOLDING COMPANY, AS APPLICABLE, IN THIS ARTICLE 5, THE ANCILLARY DOCUMENTS OR IN THE HYAC SEC REPORTS SHALL HAVE ANY LEGAL EFFECT, AND EACH OF THE SELLERS, DORY PARENT, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY EXPRESSLY DISCLAIMS (ON ITS AND ITS AFFILIATES’ AND REPRESENTATIVES’ BEHALF) RELIANCE ON ANY OMISSION OR CONCEALMENT FROM, OR ANY MISSTATEMENT MADE WITH RESPECT TO, THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 5, THE ANCILLARY DOCUMENTS OR IN THE HYAC SEC REPORTS. WITHOUT LIMITING THE FOREGOING, NONE OF THE SPONSOR, HYAC, DORY US HOLDING COMPANY, NOR ANY OTHER PERSON (INCLUDING THE RESPECTIVE AFFILIATES OF THE SPONSOR, HYAC, DORY US HOLDING COMPANY) WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE SELLERS, DORY PARENT, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON RESULTING FROM THE

DISTRIBUTION TO THE SELLERS, DORY PARENT, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR THE USE OF ANY SUCH INFORMATION BY THE SELLERS, DORY PARENT, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE SELLERS, DORY PARENT, DORY US MERGER SUB, DORY FOREIGN HOLDING COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS OR ANY DISCUSSION WITH RESPECT TO ANY OF THE FOREGOING INFORMATION, IN EACH CASE, EXCLUDING ANY OF THE FOREGOING SET FORTH IN THE HYAC SEC REPORTS.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Target Companies.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall, and shall cause the Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1 of the Seller Schedules, or as consented to in writing by HYAC (which consent shall not be unreasonably withheld, conditioned or delayed), conduct the Business in the ordinary course consistent with past practice in all material respects.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers shall, and the Sellers shall cause the Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or any contract or agreement to which any Group Company, any Seller or any of their respective Affiliates are a party or bound, as set forth on Section 6.1 of the Seller Schedules or as consented to in writing by HYAC (which consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (iii), (vi), (vii), (viii), (ix), (xi), (xiii), (xvi) or (xvii) (to the extent related to any of the foregoing)), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution in respect of, any Target Company’s equity interests (except cash dividends or distributions of which the Seller Representative gives prior written notice to HYAC after the date hereof), or repurchase, redeem, or otherwise acquire any outstanding equity interests of any Group Company;

(ii) with respect to a Group Company, acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person, other than the acquisition of assets or inventory in the ordinary course of business;

(iii) adopt any material amendments, supplements, restatements or modifications to any Group Company’s respective Governing Documents;

(iv) sell, lease, license or otherwise dispose of any material assets of the Business, other than the sale or disposition of inventory or obsolete equipment in the ordinary course of business;

(v) transfer, issue, sell, grant or otherwise dispose of (A) any equity interests of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity interests of any Group Company;

(vi) incur any Indebtedness or guarantee such Indebtedness of another Person in an aggregate principal amount in excess of $1,000,000, except for Indebtedness for which the Group Companies will not have any liability after the Closing;

(vii) (A) amend or modify in any material respect or terminate any Material Contract or Material Real Property Lease (excluding, for the avoidance of doubt, any expiration of any Material Contract or Material Real Property Lease pursuant to its terms), (B) waive any material benefit or right under any Material Contract or Material Real Property Lease, or (C) enter into any contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Material Contract, other than, in the case of clause (C), the entry into any such contract or agreement that is a contract or agreement that would be a Seller Related Party Transaction if entered into prior to the execution and delivery of this Agreement;

(viii) with respect to a Group Company, make any loans, advances or capital contributions to, or investments in, any Person (other than any such loans, advances or capital contributions made in the ordinary course of business that are not in excess of $150,000);

(ix) except in the ordinary course of business, as required under the terms of any Employee Benefit Plan or applicable Law, or arrangements the cost of which is borne by Sellers (A) adopt or materially amend any material Group Company Plan, including in respect of enhanced severance arrangements, or enter into any Employee Benefit Plan that if entered into prior to the execution and delivery of this Agreement would be a Group Company Plan; (B) increase the compensation or benefits payable to any employee of the Group Companies; (C) with respect to a Group Company or any employees of the Group Companies, enter into, adopt, extend, renew, terminate or materially amend any collective bargaining agreement or other Agreement with any labor organization or labor union, or (D) with respect to a Group Company or any employees of the Group Companies, engage in any “plant closing” or “mass layoff” (as those terms are defined under WARN) or similar layoff under applicable Laws;

(x) make, change or revoke any material election concerning Taxes outside the ordinary course of business consistent with past practice, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xi) initiate any Proceeding or enter into, or propose to enter into, any releases, settlements or compromises of any Proceedings, if such releases, settlements or compromises would involve the payment by the Group Companies in excess of $500,000, in the aggregate, or the imposition of any material non-monetary restrictions or performance obligations upon the Group Companies, in either case, after the Closing;

(xii) adopt a plan of complete or partial liquidation, dissolution, or restructuring of a Group Company;

(xiii) with respect to a Group Company or the Business, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures in the ordinary course of business, contemplated by the Group Companies’ capital expenditure budget set forth on Section 6.1(xiii) of the Seller Schedules or in an amount not to exceed $1,000,000;

(xiv) with respect to any Group Company, enter into, conduct, engage in or otherwise operate any material new line of business;

(xv) enter into, renew, modify or revise any Seller Related Party Transaction (or any contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Seller Related Party Transaction);

(xvi) transfer any Cash and Cash Equivalents of any Group Company to a new bank account in any jurisdiction in which the Group Companies do not, as of the date of this agreement, maintain one or more bank accounts; or

(xvii) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1.

(c) From and after the date of this Agreement until the date that is one Business Day prior to the Closing Date or the termination of this Agreement in accordance with its terms, Sellers shall cause the Group Companies to use commercially reasonable efforts to distribute or dividend any Cash and Cash Equivalents to one or more Sellers that is in excess of the reasonable current and anticipated needs of the Group Companies (including for operating expenses, debt service and reserves and such other matters in the ordinary course of business) (as determined by the Sellers in good faith).

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 6.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, (i) in the case of any Consents from any third party that may be required in connection with the foregoing, Sellers, the Holding Companies and their respective Affiliates (including the Group Companies) shall not be required to seek or obtain from any third party any such Consent, unless otherwise agreed in writing by the Seller Representative, or make, or cause to be made, any payments to any third party to secure any such Consent and shall not be required to modify any such contract or agreement to which the Consent may relate in any material respect, and (ii) for the avoidance of doubt, none of Sellers or any of their Affiliates (including, prior to the Closing, the Holding Companies and the Group Companies) shall have any liabilities arising out of or relating to any contracts or arrangements set forth in Section 3.5 of the Seller Schedules or Section 4.3 of the Seller Schedules which it does not seek or obtain in connection with the transactions prior to the Closing. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. All costs incurred in connection with obtaining such consents, including, if applicable, the HSR Act filing fee, shall be borne by HYAC; provided, however, that each Party shall bear its out-of-pocket costs and expenses of its own legal counsel and other advisors or consultants in connection with the preparation of any such filings or consents. Each Party shall make, or cause to be made, to the extent necessary, an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, the filing under the HSR Act within ten Business Days) after the date of this Agreement (unless filed prior to the date of this Agreement) and shall respond as promptly as practicable to any requests by the appropriate Governmental Entities for additional information and documentary material pursuant to the HSR Act, if applicable. Each Party shall promptly inform the other Parties of any communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, if applicable, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties. Nothing in this Section 6.2 obligates any Party or any of its Affiliates to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, or (D) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates (including, in the case of the Sellers, the Group Companies), except with such other Party’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing and termination of this Agreement in accordance with its terms, each of HYAC and Dory US Holding Company, on the one hand, and Sellers, Dory Parent, Dory US Merger Sub and Dory

Foreign Holding Company, on the other hand, shall give counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of HYAC or Dory US Holding Company, the Seller Representative, or, in the case of any Seller, Dory Parent, Dory US Merger Sub or Dory Foreign Holding Company, HYAC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of HYAC or Dory US Holding Company, the Seller Representative, or, in the case of any Seller, Dory Parent, Dory US Merger Sub or Dory Foreign Holding Company, HYAC, the opportunity to attend and participate in such meeting or discussion.

(c) Except as required by this Agreement, HYAC shall not, and shall cause its Affiliates not to, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, in each case, that would prevent or materially delay obtaining the consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, HYAC shall not, and shall cause its Affiliates and their respective ultimate parent entities and Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents, authorizations, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement (including, if applicable, pursuant to the HSR Act) or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.3 Access to Information; Confidentiality.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, Sellers shall provide to HYAC and its Representatives during normal business hours reasonable access to the books and records of the Holding Companies, Group Companies or Business (in a manner so as to not interfere with the normal business operations of any Group Company or any of its Affiliates); provided, however, that such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation. All of such information shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, neither Sellers nor any of their Affiliates shall be required to disclose to HYAC or any of its Representatives any information (i) if and to the extent doing so (A) would violate any contract or Law to which any Seller or any of its Affiliates is a party, bound or is subject or (B) could, as reasonably determined upon the advice of counsel, result in the loss of the ability to successfully assert attorney-client and work product privileges (provided, that, in case of each of (A) and (B), Sellers shall use their respective reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or in a manner without violating such privilege, contract or Law), (ii) if a Seller or any of its Affiliates, on the one hand, and HYAC or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (iii) information relating to Taxes or Tax Returns other than information to the extent relating to the Holding Companies, Group Companies or the Business; provided that the Sellers and/or their Affiliates shall provide notice of the withholding of access or information on any such basis.

(b) For a period of five (5) years from and after the Closing Date (such period of time, the “Confidentiality Period”), each Seller shall (and shall cause its Affiliates to and its and their respective Representatives who has received Business Confidential Information to) (i) treat and hold as confidential all confidential or proprietary information of the Holding Companies or Group Companies and either in existence on or prior to the Closing or delivered to a Seller, any of its Affiliates or any of their respective Representatives pursuant to this Agreement or any Ancillary Document after the Closing (the “Business Confidential Information”) and (ii) refrain from using any of the Business Confidential Information except in connection with its obligations or rights under this Agreement, any Ancillary Document or any other contract between any Seller or any of its Affiliates, on the one hand, and HYAC or any of its Affiliates (including any Holding Company or Group Company), on the other hand, or in connection with any dispute or Proceeding arising in connection with any of the foregoing; provided, however, that none of the foregoing shall be deemed to be Business Confidential Information (A) information that is generally available to or known by the public (other than through disclosure by any Seller, any of their Affiliates or their respective Representatives in violation of this Section 6.3(b)), (B) information that is lawfully acquired by any Seller, any of their Affiliates or their respective Representatives after the Closing from a source which, to the actual knowledge of Sellers, is not prohibited from disclosing such information by a legal, contractual, fiduciary or similar obligation, or (C) information that is independently derived or acquired by any Seller, any of their Affiliates or any of their respective Representatives after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 6.3(b). Notwithstanding anything to the contrary in this Section 6.3(b), in the event that any Seller, any of its Affiliates or any of their respective Representatives is required or requested to disclose any Business Confidential Information during the Confidentiality Period by Law or to a Governmental Entity or otherwise in connection with compliance, Tax or regulatory activity, then any of the foregoing Persons shall notify HYAC promptly of such request or requirement so that HYAC may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3(b). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of its outside legal counsel, is compelled to disclose any Business Confidentiality Information, such Person may disclose only that portion of such Business Confidential Information to which it is advised by its counsel that it is legally required to disclose. For the avoidance of doubt, the obligations set forth in this Section 6.3(b) are in addition to any continuing obligations under the Confidentiality Agreements.

(c) During the Confidentiality Period, HYAC and each Holding Company shall (and shall cause the Group Companies, each of their respective Affiliates and all of their respective Representatives who have received Seller Confidential Information to) (i) treat and hold as confidential all confidential or proprietary information related to any Seller or any of their respective Affiliates delivered to HYAC, any of the Holding Companies or Group Companies, any of their respective Affiliates or any of their respective Representatives (other than Business Confidential Information) (the “Seller Confidential Information”) and (ii) refrain from using any of the Seller Confidential Information except in connection with its obligations or rights under this Agreement, any Ancillary Document or any other contract between any Seller or any of its Affiliates, on the one hand, and HYAC, any Holding Company or any of their Affiliates (including any Group Company), on the other hand, or in connection with any dispute or Proceeding arising in connection with any of the foregoing; provided, however, that none of the foregoing shall be deemed to be Seller Confidential Information: (A) information that is generally available to or known by the public (other than through disclosure by HYAC, Dory Parent, any of the Group Companies, any of their respective Affiliates or any of their respective representatives in violation of this Section 6.3(c)); (B) information that is lawfully acquired by HYAC, Dory Parent, any of the Group Companies, any of their respective Affiliates or their respective representatives after the Closing from a source which, to the actual knowledge of HYAC and Dory Parent is not prohibited from disclosing such information by a legal, contractual, fiduciary or similar obligation, or (C) information that is independently derived or acquired by HYAC, Dory Parent, any Group Company, any of their respective Affiliates or any of their respective Representatives after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 6.3(c). Notwithstanding anything to the contrary in this Section 6.3(c), in the event that HYAC, Dory Parent, any of the Group Companies, any of their respective Affiliates or any of their respective Representatives is required or requested to disclose any Seller Confidential Information during the Confidentiality Period by Law or to a Governmental Entity or otherwise in connection with compliance, Tax or regulatory activity, then any of the foregoing Persons shall notify the Seller Representative promptly of such request or requirement so that the Seller Representative may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3(c). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of its outside legal counsel, is compelled to disclose any Seller Confidentiality Information, such Person may disclose only that portion of such Seller Confidential information to which it is advised by its counsel that it is legally required to disclose. For the avoidance of doubt, the obligations set forth in this Section 6.3(c) are in addition to any continuing obligations under the Confidentiality Agreement.

Section 6.4 Public Announcements.

(a) None of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Seller Representative and HYAC; provided, however, that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that each Party shall, to the extent reasonably practicable, confer with the other Parties concerning the timing and content of such press release or public announcement before the same is made.

(b) The Seller Representative and HYAC shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), HYAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Seller Representative shall have the right to review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Seller Representative and HYAC shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), Dory Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative shall have the right to review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such report, statement, filing, notice or application.

Section 6.5 Employee Matters.

(a) As of the Closing Date, the Sellers shall cause each individual then employed by the Sellers or their Affiliates (other than a Group Company) that is listed on Section 6.5(a) of the Seller Schedules to be employed by the Group Companies, Buyer or one of Buyer’s Affiliates (the “Transferred Employees”); for all purposes of Article 3 and Article 4, the Transferred Employees shall be deemed to be employees of a Group Company. Following the Closing Date through December 31, 2019, Buyer shall provide, or cause to be provided, each employee of the Group Companies, including those employees listed on Section 6.5(a) of the Seller Schedules (the “Employees”) who continues to be employed by a Group Company or Buyer or any of its Affiliates with (i) base salary or base hourly wage rate and annual cash bonus opportunity that is no less than the salary, wage rate or annual bonus opportunity as provided to such Employee immediately prior to the Closing Date, and (ii) other employee benefits (excluding equity arrangements, retention or change in control arrangements, discounts and access to “Bliss” and other non-Group Company spas, and the “Business Unit Exit Incentive” and “Business Unit Incentive Bonus” arrangements) that are comparable in the aggregate to those provided under the Employee Benefit Plans as of the Closing Date. Notwithstanding the foregoing, for each Employee represented by a labor union or other labor organization, Buyer shall provide, or cause to be provided, such terms and conditions of employment as required by the terms of any collective bargaining agreement or other agreement with any such labor union or other labor organization.

(b) Buyer further agrees that, from and after the Closing Date, Buyer shall and shall cause its Affiliates and each Group Company to grant all of its employees credit for any service with a Group Company or any of its Affiliates earned prior to the Closing Date (i) for eligibility and vesting purposes for any 401(k), vacation and paid time off, or health and welfare benefit plan, as applicable, and (ii) for purposes of vacation accrual and severance benefit determinations under any such benefit or compensation plan, policy, program, contract, agreement or arrangement that may be established or maintained by Buyer or any of its Affiliates or any Group Company on or after the Closing Date (the “New Plans”), unless this would result in a duplication of benefits. In addition, Buyer shall use reasonable best efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Buyer agrees that Buyer and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulations Section 54.4980B-9.

(c) As of the Closing Date, Buyer shall permit each Employee who was a participant in or eligible to participate in a 401(k) plan prior to the Closing to immediately following the Closing be eligible to participate in a tax-qualified defined contribution retirement plan established or designated by Buyer (the “Buyer 401(k) Plan”). From the date hereof until the earlier of one Business Day prior to the Closing, the parties hereto agree to reasonably cooperate in good faith and to reasonably determine whether Sellers, Buyer and their respective Subsidiaries may effect a transfer of the assets related to the Employees from any or all Employee Benefit Plans intended to be qualified under Section 401(a) of the Code from such Employee Benefit Plans to the Buyer 401(k) Plan, with each such transfer to occur in accordance with the requirements of Section 414(l) of the Code and not resulting in any Liabilities to the Group Companies. If the parties determine that a transfer of assets related to the Employees from any or all Employee Benefit Plans intended to be qualified under Section 401(a) of the Code from such Employee Benefit Plans to the Buyer 401(k) Plan may be made in accordance with the immediately precedent sentence, then as promptly as practicable after the Closing Date, Sellers or one of its Subsidiaries and Buyer or one of its Subsidiaries (including the Group Companies) shall cause such transfer of assets with respect to any such Employee Benefit Plans to occur (it being understood that in the event that Buyer reasonably determines that there is a risk that a Seller 401(k) plan may have a qualification failure, then Buyer may elect by giving written notice to the Seller Representative to not accept an asset transfer from such Seller 401(k) plan). If the transfers contemplated by the immediately prior sentence do not occur with respect to one or more such Employee Benefit Plans, then as of the Closing Date, Buyer shall take any and all actions as may be required to permit each such Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, and including plan loans) to the Buyer 401(k) Plan in an amount equal to the eligible rollover distribution portion of the account balance distributed to such Employee from such 401(k) plan (including plan loans).

(d) The Group Companies shall be solely responsible for and shall discharge as soon as practicable following the Closing the Liabilities set forth on Section 6.5(d)(i) of the Seller Schedules. Notwithstanding anything in this Agreement to the contrary, the Sellers shall have no Liability relating to, arising out of, or otherwise resulting from the transfer or employment of, or otherwise relating to, any of the Transferred Employees, including in connection with the transactions contemplated by this Agreement, other than (x) the Liabilities set forth on Section 6.5(d)(ii) of the Seller Schedules and (y) Liabilities with respect to any breach of a representation or warranty contained in Article 3 or Article 4 pursuant to, and subject to the terms and conditions of (including the limitations contained in), Article 9 or based upon Actual Fraud.

(e) Effective no later than the Closing Date, Sellers shall cause (i) the Group Companies, to the extent applicable, to cease to be a participating employer in any Employee Benefit Plan (other than a Group Company Plan) and (ii) each Employee to cease to participate in, be covered by, and/or accrue benefits under any Employee Benefit Plan (except with respect to a Group Company Plan and to the extent of obligations that remain a Liability of a Group Company pursuant to this Agreement).

(f) For a period of ninety (90) days after the Closing Date, Buyer and its Affiliates shall not, and shall cause the Group Companies not to, implement any layoffs of Group Company employees that could trigger any obligations under WARN.

(g) The parties hereto acknowledge and agree that the foregoing provisions in Section 6.5(a) with respect to Employees or any former employees of the Group Companies are included for the sole benefit of the respective parties hereto and shall not (i) create any right (A) in any other person, including without limitation, any employees, former employees, any participant or any beneficiary thereof in any Employee Benefit Plan, Foreign Benefit Plan or New Plan, or (B) to continued employment with Buyer or any Group Company or their Affiliates for any duration or (ii) constitute an amendment to or any other modification of or adoption of any New Plan, Employee Benefit Plan or Foreign Benefit Plan or, subject to compliance with the other provisions of Section 6.5(a), interfere with Buyer’s or any Group Company’s right to amend, modify or terminate any New Plan, Employee Benefit Plan or Foreign Benefit Plan or to terminate the employment of any employee of any Group Company for any reason.

(h) The Sellers shall (i) prior to the Closing Date, solicit from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who could otherwise receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (ii) prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (i), submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Sellers shall provide drafts of such waivers and approval materials to Buyer for its review and comment no later than two Business Days prior to soliciting such waivers and soliciting such approval, and the Sellers shall consider any comments provided by Buyer in good faith. At least five (5) days prior to the Closing Date, Buyer shall provide to the Sellers and their advisors a summary of the compensatory arrangements that Buyer or its Affiliates are providing or entering into with respect to any disqualified individual in connection with the transactions contemplated by this Agreement that could be treated as a parachute payment (either alone or together with any other payments to a disqualified individual), provided, that, in any event, the Sellers’ failure to include such compensatory arrangements in the stockholder voting materials described herein as a result of Buyer’s failure to provide such arrangements, will not result in a breach of the covenants set forth in this Section 6.5(h). If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Sellers shall deliver to Buyer evidence reasonably acceptable to Buyer that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section and that either (i) the requisite number of votes of the stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

(i) As soon as reasonably practicable following the Closing, (i) Sellers shall, or shall cause their Affiliates to, transfer to Buyer, the Group Companies or one of their Subsidiaries, an amount in cash equal to the excess, if any, of the aggregate contributions to Sellers’ flexible spending account plan maintained in the United States intended to be covered under Section 125 of the Code with respect to the Employees and their dependents (the “Seller Flexible Spending Account Plan”) made by the Employees prior to the Closing Date over the aggregate reimbursement payouts made to the Employees prior to the Closing Date, and (ii) Buyer shall, and shall cause the Group Companies or one of their Subsidiaries to, cause such amounts to be credited to each such Employee’s flexible spending accounts plan maintained in the United States by the Buyer, the Group Companies or one of their Subsidiaries intended to be covered under Section 125 of the Code (the “Buyer Flexible Spending Account Plan”). In connection with such transfer, Buyer shall deem that such employees’ deferral elections made under the Seller Flexible Spending Account Plan for the plan year in which the Closing Date occurs shall continue in effect under the Buyer Flexible Spending Account Plan for the remainder of the plan year in which the Closing Date occurs. If the aggregate reimbursement payouts made to the Employees from the Seller Flexible Spending Account Plan prior to the Closing Date exceed the aggregate accumulated contributions made by the Employees to such plan prior to the Closing Date, Buyer shall make a payment equal to the value of such excess to Sellers as soon as practicable following Buyer’s or the Group Companies receipt of additional contributions from the Employee.

(j) On and after the Closing Date, Sellers shall reasonably cooperate with Buyer and the Group Companies to as promptly as practicable provide such information and assistance reasonably requested by the Group Companies so that Buyer and the Group Companies may implement the provisions of this Section 6.5 and address and mitigate any potential Liabilities that may arise as a result of this Section 6.5 or otherwise with respect to any Employee Benefit Plan; provided, however, that no such cooperation pursuant to this Section 6.5(j) (other than the provision of information as required by this Section 6.5(j)) shall require any Seller to incur any Liabilities that it would not incur but for any such cooperation or make, or cause to be made, any payments to any third party.

Section 6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, employees, fiduciaries, trustees and agents of each Group Company, as provided in a Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect, and (ii) the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, employees, fiduciaries, trustees or agents of any Group Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing Date and relating to the fact that such D&O Person was a director, officer, employee, fiduciary, trustee or agent of any Group Company, unless such modification is required by applicable Law.

(b) Neither Buyer, nor any Group Company shall settle, compromise or consent to the entry of any Order in any actual or threatened Proceeding in respect of which indemnification has been or could be sought by a D&O Person under this Section 6.6(b) unless such settlement, compromise or Order includes an unconditional release of such D&O Person from all liability arising out of such Proceeding. Neither Buyer nor any Group Company shall have any obligation under this Section 6.6 to any Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Sellers shall cause the Group Companies to purchase, prior to the Closing, and Buyer shall cause the Group Companies to maintain in effect for a period of six years following the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date hereof with respect to matters occurring on or prior to the Closing. The cost of such “tail” policy shall be borne equally by HYAC, on one hand, and the Sellers, on the other hand. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof; provided, that neither the Group Companies nor Buyer shall be required to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by Sellers or the Group Companies prior to the date of this Agreement and, in such event, the Group Companies (or Buyer on their behalf) shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If Buyer, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one (1) or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Buyer or such Group Company shall assume all of the obligations set forth in this Section 6.6.

(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.6 are intended to be third party beneficiaries of this Section 6.6. This Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Group Companies.

Section 6.7 Documents and Information. After the Closing Date, Buyer and the Group Companies shall, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available, upon reasonable advance notice, for inspection and copying by Sellers (at Sellers’ expense) during normal business hours of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company). Notwithstanding anything to the contrary set forth in this Agreement, neither Buyer nor any of the Group Companies shall be required to disclose to Sellers any information (i) if and to the extent doing so (A) would violate any contract or Law to which Buyer, any Group Company or any of their respective Affiliates is a party or is subject or (B) could, as reasonably determined upon the advice of counsel, result in the loss of the ability to successfully assert attorney-client and work product privileges (and in such event, Buyer shall use its reasonable best efforts (at the sole cost and expense of the Sellers) to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or in a manner without violating such privilege, contract or Law), or (ii) if Buyer, any Group Company or any of their respective Affiliates, on the one hand, and Sellers or any of their respective Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

Section 6.8 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, HYAC hereby agrees that it is not authorized to and shall not (and shall not permit any of its Affiliates or any of its or their respective Representatives to) contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, the Business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Seller Representative.

Section 6.9 Release of Guaranties. Sellers and Buyer shall (i) prior to the Closing and, in the event that the actions provided for in this clause (i) are not completed at or prior to the Closing, at and after the Closing, reasonably cooperate and shall use their respective reasonable best efforts to, effective as of the Closing and, in the event that the actions provided for in this clause (i) are not completed at or prior to the Closing, effective promptly following the Closing, terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for Sellers and their respective Affiliates or former Affiliates (other than the Group Companies) (collectively, the “Seller Guarantors”) in respect of all obligations of the Seller Guarantors under, any guarantee of or relating to obligations or liabilities (including under any contract, letter of credit or Leased Real Property) of the Business and/or the Group Companies listed on Section 6.9(a) of the Seller Schedules (collectively, the “Pre-Closing Guaranties”), and

(ii) at and after the Closing, reasonably cooperate and shall use their respective reasonable best efforts to, effective promptly following the Closing, terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for the Seller Guarantors in respect of all obligations of the Seller Guarantors under, any guarantee of or relating to obligations or liabilities (including under any contract, letter of credit or Leased Real Property) of the Business and/or the Group Companies listed on Section 6.9(b) of the Seller Schedules (collectively “Post-Closing Guaranties” and, together with the Pre-Closing Guaranties, collectively, the “Guaranties”). Buyer shall, from and after the Closing, indemnify and hold harmless, on a joint and several basis, the Seller Guarantors from and against all Losses incurred by any such Person from and against any continuing obligations and liabilities under any such Guaranties. Buyer shall (a) keep the Sellers reasonably apprised of the status of any communication or correspondence (written or otherwise) with any third parties related to the Guaranties or Buyer’s obligations under this Section 6.9 and upon request of the Sellers provide any information or documentation related to the Guaranties or Buyer’s efforts pursuant to this Section 6.9 that is reasonably requested (including any draft or final documents in order to implement this Section 6.9), (b) reasonably consult with Sellers and its Representatives in connection with its obligations under this Section 6.9, and (c) provide Sellers and its Representatives with the opportunity to review and comment on any documents or agreements with third parties with respect to the implementation of this Section 6.9 and consider in good faith any comments provided by or on behalf of Sellers with respect thereto. To the extent that any Seller Guarantor has performance obligations under any such Guaranty, Buyer shall use reasonable best efforts to (x) perform, or cause its Affiliates to perform, such obligations on behalf of such Seller Guarantor or (y) otherwise take such action as reasonably requested by Sellers so as to put such Seller Guarantor in the same position as if Buyer or one of its Affiliates, and not such Seller Guarantor, had performed or were performing such obligations. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Document, in no event shall Sellers or any of their respective Affiliates (including, prior to the Closing, any Holding Company) or Buyer or any of its Affiliates (including, after the Closing, any Group Company or Holding Company) be required to pay any amounts or offer or grant any accommodations to any third party in connection with the termination or substitution of any Seller Guarantor’s obligations under any of the Guaranties (and, for the avoidance of doubt, in no event shall Buyer’s or any Seller’s “reasonable best efforts” be deemed to require or be construed as a requirement of any Seller or any of its Affiliates (including, prior to the Closing, any Group Company or Holding Company) or Buyer or any of its Affiliates (including, after the Closing, any Group Company or Holding Company) to make, or cause to be made, any such payment or be required to make any such concession); provided that the Buyer and any Seller shall agree to the modification of any of the Guaranties that solely results in Dory Parent (and will not unreasonably withhold, condition or delay agreement to the modification of any of the Guaranties that solely results in a direct or indirect wholly-owned Affiliate of Dory Parent) being substituted in all respects for the Seller Guarantors in respect of all obligations of such Seller Guarantors under such Guaranties.

Section 6.10 Tax Matters.

(a) Liability for Taxes.

(i) Each Seller, jointly and severally, based on their respective Pro Rata Portions, agrees to indemnify the Buyer Indemnitees against and agree to hold each of them harmless from any and all Losses incurred or suffered by any Buyer Indemnitee to the extent arising out of or relating to (A) any Taxes of a Group Company for a Pre-Closing Tax Period that are shown as due on and required to be paid in connection with any Buyer Tax Return filed in accordance with Section 6.10(c)(ii), to the extent such Taxes were not paid prior to the Closing or were not included as a liability in the calculation of Closing Indebtedness or Closing Working Capital; (B) any Income Taxes of any Person for any Pre-Closing Tax Period for which a Group Company or Holding Company is (or becomes) liable (x) pursuant to Treas. Reg. Section 1.1502-6 (or any similar provision of Law) as a result of such Group Company having been, at any time prior to the Closing Date, a member of an affiliated, consolidated or combined group for Income Tax purposes that included such Person, or (y) as a result of such Group Company having become a transferee or successor to such Person prior to the Closing, or (z) pursuant to any contract entered into by such Group Company or Holding Company prior to the Closing (other than any contract the principal purpose of which does not relate to Taxes) (the Income Taxes described in this clause (B), “Excluded Taxes”); (C) any Taxes required to be paid by a Group Company as a result of the conduct or conclusion of the Italian Tax Matter; (D) fifty percent of any Transfer Taxes; or (E) any breach by a Seller of any covenant or agreement made or to be performed by it pursuant to this Section 6.10.

(ii) Dory Parent agrees to indemnify the Seller Indemnitees against and agrees to hold each of them harmless from any and all Losses incurred or suffered by any Seller Indemnitee to the extent arising out of or relating to (A) any Taxes of a Seller or any of their Affiliates that are attributable to any transaction taken by or at the direction of Buyer or any of its Affiliates (including, after the Closing, the Group Companies and Holding Companies) outside the ordinary course of business after the Closing on the Closing Date, (B) fifty percent of any Transfer Taxes or (D) any breach by Buyer of any covenant or agreement made or to be performed by it pursuant to Section 6.10(c).

(iii) In the case of any Straddle Period:

(A) real, personal and intangible property Taxes (“Property Taxes”) allocated to the portion of such period that is a Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period through the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and

(B) Taxes (other than Property Taxes) allocated to the portion of such period ending on the Closing Date shall be computed as if such taxable period ended as of the end of the day on the Closing Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any similar provision of Law), as if the taxable period of such partnership, other “flowthrough” entity or controlled foreign corporation ended as of the end of the day on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).

(iv) Whenever Sellers shall be required to pay any Buyer Indemnitees or Buyer shall be required to pay to any Seller Indemnitees an amount pursuant to this Section 6.10 (as determined, in the case of any payment to any Buyer Indemnitees by the Sellers, pursuant to Section 9.5(c)), such payments shall be made within the later of ten days after such payments are requested or two days before the requesting party is required by Law to pay the Tax giving rise to such indemnification obligation.

(v) Subject to the other provisions of this Section 6.10(a), claims pursuant to this Section 6.10(a) shall be governed by Article 9.

(b) Certain Covenants and Restrictions.

(i) Buyer shall not take any action, or permit any action to be taken, that may prevent the taxable year of any Group Company from closing on the Closing Date for U.S. federal income, state or local or non-U.S. income Tax purposes, as applicable.

(ii) Buyer shall not, and shall not permit any of its Affiliates to, make any election under Section 338(g) of the Code (or similar provision of Law) with respect to the acquisition of any Group Company or Holding Company pursuant to this Agreement without the express written consent of the Seller Representative (which consent may be withheld in its sole discretion).

(iii) Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Group Companies and the Holding Companies) not to, take any action outside the ordinary course of business after the Closing on the Closing Date.

(iv) Other than as required by applicable Law, neither Buyer nor any of its Affiliates shall amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Group Companies with respect to any Pre-Closing Tax Period without the prior consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(v) Neither Buyer nor any of its Affiliates (including, after the Closing, the Group Companies) shall be permitted to review, take any action with respect to or otherwise have any rights with respect to any Seller Group Tax Return (or any supporting work papers or information, except to the extent relating solely to the Group Companies, the Holding Companies, or the Business).

(vi) All Tax sharing agreements or similar agreements with respect to or involving any Group Company or Holding Company, on the one hand, and any Seller or any Subsidiary of Seller (other than a Group Company), on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, none of the Group Companies or Holding Companies shall be bound thereby or have any liability thereunder.

(vii) Dory Parent acknowledges that any HYAC shareholder who is a United States citizen or resident and who owns five percent or more of the Dory Parent Common Shares immediately after the Closing may enter into (and cause to be filed with the Internal Revenue Service) a gain recognition agreement in accordance with Treas. Reg. Section 1.367(a)-8. Upon the written request of any such HYAC shareholder made following the Closing Date, Dory Parent shall (i) use reasonable best efforts to furnish to such HYAC shareholder such information as such HYAC shareholder reasonably requests in connection with such HYAC shareholder’s preparation of a gain recognition agreement; (ii) if applicable, agree to cause HYAC to comply with the reporting requirements described in Treas. Reg. Section 1.367(a)-3(c)(6); and (iii) use reasonable best efforts to provide such HYAC shareholder with the information reasonably requested by such HYAC shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such HYAC shareholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting HYAC shareholder.

(viii) Following the Closing Date, Dory Parent shall prepare or cause to be prepared the reporting statement contemplated by Treas. Reg. Section 1.367(a)-3(c)(6).

(ix) Notwithstanding any other provision in this Agreement to the contrary, prior to the Closing, Steiner Leisure shall not (and shall cause its Subsidiaries not to) knowingly (i) (A) acquire any shares or warrants in HYAC, (B) enter into a binding agreement to sell any equity in any Group Company or any Holding Company to a shareholder or warrantholder of HYAC, (C) permit a Group Company or Holding Company (in each case, that is organized outside of the United States) to issue stock (or be deemed to issue stock) outside the ordinary course of business consistent with past practice in exchange for property described in Section 3.16(p) of this Agreement, (D) become a tax resident of a jurisdiction other than the jurisdiction of its formation or create a permanent establishment (within the meaning of the applicable treaty) or otherwise establish a fixed place of business that did not exist as of the date of this Agreement in a country other than the country in which it is organized, or (E) establish a plan granting Group Company employees rights described in Section 3.16(t) of this Agreement except as expressly contemplated by Section 6.30 of this Agreement or (F) issue stock options, warrants, restricted stock units, stock appreciation rights, or similar interests in connection with an acquisition, merger, or similar transaction involving Steiner Leisure, a Holding Company, or a Group Company; (ii) enter into a binding commitment to sell a number of equity securities of Dory Parent, OSW, Steiner Spa Asia, Steiner Spa Bahamas and Steiner Marks that, taken together, would preclude the Closing Merger from qualifying as a contribution under Section 351 of the Code; (iii) transfer, directly or indirectly, any equity interests of OSW to a United States person (as defined in Section 7701(a)(30) of the Code); (iv) discontinue the Section 367(a) Active Business, or (v) (A) acquire any equity interest in Mistral Equity Partners, LP, Mistral Equity Partners QP, LP, or any Investor or Secondary Investor, or (B) transfer an equity interest in any Group Company or any Holding Company to any holder of equity in Mistral Equity Partners, LP, Mistral Equity Partners QP, LP, HYAC or any Investor or Secondary Investor; in each case, other than any actions expressly contemplated by this Agreement or with the written consent of HYAC. The Parties agree to use reasonable best efforts to file all required information with its Tax Returns and maintain all records required for Tax purposes, including, if applicable, the reporting requirements contained in Treas. Reg. Section 1.367(a)-3(c)(6).

(x) Notwithstanding any other provision in this Agreement to the contrary, prior to the Closing, Steiner Leisure shall not (and shall cause its Subsidiaries to not) knowingly with respect to OSW, Steiner Spa Asia, Steiner Spa Bahamas, and Steiner Marks (the “Contributed Group Companies”), permit greater than 50 percent of the gross value of all property held by the Contributed Group Companies and their Subsidiaries to comprise Cash or Cash Equivalents, marketable securities (any security for which there is a market on an established securities market or otherwise) and/or obligations (an obligation being a fixed or contingent obligation to make a payment or provide value without regard to whether the obligation is otherwise taken into account for tax purposes; an obligation includes, but is not limited to, a debt obligation, a tort obligation, a contract obligation (including an obligation to provide goods or services), a pension obligation, an obligation under a short sale, and an obligation under derivative financial instruments such as options, forward contracts, futures contracts, and swaps) (the foregoing collectively, “Passive Assets”). If at any point prior to the Closing Date, the Passive Assets of the Contributed Group Companies and their Subsidiaries comprise greater than 50 percent of the gross value of all property held by the Contributed Group Companies and their Subsidiaries, the Parties shall cooperate in good faith to cause the Contributed Group Companies to distribute, prior to the Closing, an amount of Passive Assets such that, after such distribution, Passive Assets do not comprise greater than 50 percent of the gross value of all property held by the Contributed Group Companies and their Subsidiaries.

(xi) Following the Closing Date, Steiner Leisure shall not knowingly transfer any of its Dory Parent Common Shares to any Person that would constitute a United States shareholder (or that to the knowledge of Steiner Leisure after reasonable inquiry is more than fifty percent (50%) owned by any Person that would constitute a United States shareholder) (in each case within the meaning of Section 951(b) of the Code and taking into account the effect of Notice 2018-13 or any amended or successor Notice or other guidance issued by the IRS or the Department of the Treasury) if such transfer would result in such Person owning nine and nine-tenths percent (9.9%) or more of the total combined voting power of all classes of stock entitled to vote or nine and nine-tenth percent (9.9%) or more of the total value of shares of all classes of stock of Dory Parent, in each case, unless Steiner Leisure first provides written notice (a “Transfer Notice”) to Dory Parent of Steiner Leisure’s intent to consummate such transfer at least seventy-two (72) hours prior to such proposed transfer. If (x) the Board of Directors of Dory Parent reasonably and in good faith determines (i) that (A) after giving effect to such proposed transfer such proposed transfer would reasonably be expected to result in the aggregate ownership for purposes of Treasury Regulation Section 1.863-8 (determined in accordance with Section 958 of the Code and taking into account the effect of Notice 2018-13 or any amended or successor Notice or other guidance issued by the IRS or the Department of the Treasury) by one or more United States shareholders (within the meaning of Section 951(b) of the Code and taking into account the effect of Notice 2018-13 or any amended or successor Notice or other guidance issued by the IRS or the Department of the Treasury) of one or more of the non-U.S. Subsidiaries of OSW that are treated as corporations for U.S. federal income tax purposes exceeding twenty-five percent (25%) or (B) the aggregate ownership for purposes of Treasury Regulation Section 1.863-8 (determined in accordance with Section 958 of the Code and taking into account the effect of Notice 2018-13 or any amended or successor Notice or other guidance issued by the IRS or the Department of the

Treasury) by one or more United States shareholders (within the meaning of Section 951(b) of the Code and taking into account the effect of Notice 2018-13 or any amended or successor Notice or other guidance issued by the IRS or the Department of the Treasury) of one or more of the non-U.S. Subsidiaries of OSW that are treated as corporations for U.S. federal income tax purposes exceeds twenty-five percent (25%) as of the time of such transfer and (ii) such proposed transfer would reasonably be expected to increase the aggregate ownership described in the foregoing clause (i) and (y) Dory Parent provides to Steiner Leisure written notice of such determination, together with information reasonably supporting such determination, prior to the end of such 72 hour period, then Steiner Leisure shall not consummate such proposed transfer. If the Board of Directors of Dory Parent does not make such a determination or Dory Parent does not so deliver such written notice, then Steiner Leisure may, notwithstanding anything to the contrary in this Agreement or the Governing Documents of Dory Parent, consummate such proposed transfer. Notwithstanding the foregoing or anything to the contrary in the Governing Documents of Dory Parent, (1) Steiner Leisure shall not be prohibited from transferring Dory Parent Common Shares if (w) the transfer is otherwise approved by the Board of Directors of Dory Parent, (x) the transfer is to an underwriter or similar financial institution not purchasing such Dory Parent Common Shares for investment purposes, (y) such transfer is through a brokered transaction on a securities exchange in which the identity of the transferee is not known to Steiner Leisure or (z) such transfer is to a Secondary Investor and involves the transfer of no more Dory Parent Common Shares than are contemplated by any (i) Secondary Purchase Agreement in effect on the date hereof or (ii) Secondary Purchase Agreement entered into after the date hereof in accordance with the provisions of this Agreement and (2) in the event that Steiner Leisure does not consummate the transfer described in a Transfer Notice within 30 days following Dory Parent’s receipt of such Transfer Notice, then Steiner Leisure shall not consummate such transfer without issuing a new Transfer Notice and complying with the other requirements of this Section 6.10(b)(xi) with respect thereto.

(c) Tax Returns.

(i) Sellers shall prepare (or cause to be prepared), in a manner consistent with the positions taken, elections made and methods used in prior periods with respect to the Group Companies, and cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns of or that include Sellers or any Subsidiary of Sellers other than a Group Company (the “Seller Group Tax Returns”). Buyer shall prepare and provide to the Seller Representative a Tax Package relating to each Seller Group Tax Return that is unfiled as of the Closing Date and that is required to include any Group Company for a Pre-Closing Tax Period. The Seller Representative shall reasonably cooperate with Buyer to determine the Seller Group Tax Returns for which a Tax Package is required and the information reasonably necessary to be provided as part of each Tax Package. Buyer shall provide such Tax Packages to the Seller Representative as promptly as practicable but in no event later than 120 days after the Closing Date.

(ii) Buyer shall prepare and timely file (or cause to be prepared and timely filed) when due (taking into account all extensions properly obtained) all Tax Returns that are not Seller Group Tax Returns and that are required to be filed after the

Closing by or with respect to the Group Companies or the Holding Companies for a Pre-Closing Tax Period or a Straddle Period (the “Buyer Tax Returns”). Each Buyer Tax Return that could result in an indemnification obligation of Sellers pursuant to Section 6.10(a) shall be prepared in a manner consistent with the positions taken, elections made and methods used in prior periods in filing such Tax Returns (except as required by Law). Buyer shall provide the Seller Representative with a copy in draft form of each Buyer Tax Return that could result in an indemnification obligation of Sellers pursuant to Section 6.10(a) at least thirty (30) days prior to the date on which such Tax Return is due (taking into account all extensions properly obtained) (or if such Tax Return is due within thirty (30) days after the Closing Date, then as soon as reasonably practicable). The Sellers Representative shall have the right within fifteen (15) days of the date of receipt of such Tax Return to review, comment on and make changes to each such tax Return in good faith. Buyer shall consider the Seller Representative’s changes to each such Tax Return in good faith and, to the extent consistent with the standard described in the second sentence of this Section 6.10(c)(ii). Buyer shall be obligated to reflect each of the positions or comments requested by Sellers that could have an impact on an indemnification obligation of sellers pursuant to Section 6.10(a) unless Buyer has received (and shared with the Seller Representative) a written opinion from an nationally recognized tax counsel to the effect that the Sellers’ position is not more likely than not to be sustained upon audit. Buyer shall timely file each Buyer Tax Return in accordance with this Section 6.10(c)(ii) and, without prejudice to the rights of any Buyer Indemnitee under this Section 6.10. Buyer shall remit or cause to be remitted to the applicable Governmental Entities any Taxes shown to be due in respect of such Tax Returns.

(iii) Buyer shall prepare and timely file (or cause to be prepared and timely filed) when due all Tax Returns required to be filed in respect of Transfer Taxes and shall remit (or cause to be remitted) to the applicable Governmental Entities the Transfer Taxes shown to be due in respect of such Tax Returns, and shall provide the Seller Representative with proof of such payment. The Sellers shall reasonably cooperate with Buyer in the preparation and filing of any such Tax Returns.

(d) Contests.

(i) Buyer shall promptly notify the Seller Representative in writing upon receipt of written notice of any pending or threatened audit, notice of deficiency, examination, assessment or any other administrative or judicial proceeding (“Contest”) relating to an Excluded Tax.

(ii) The Seller Representative shall have the sole and absolute right to (A) conduct any Contest relating to an Excluded Tax, (B) employ counsel of their choice in connection therewith and (C) settle any such Contest on such terms as it may determine; provided, that the Seller Representative shall keep Buyer informed of the status as it relates to any of the Group Companies or Holding Companies and shall not settle any such Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, if such settlement would reasonably be expected to adversely affect Buyer. If the Seller Representative elects not to conduct any such Contest (other than any Contest relating to a Seller Group Tax Return), then Buyer (x) shall diligently prosecute such Contest in good faith, (y) shall, upon reasonably request, keep the Sellers Representative reasonably informed of the status of developments with respect to such Contest and (z) shall not settle or concede any such Contest without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) Tax Matters Cooperation. Each of Buyer and Sellers shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of any of the Group Companies or Holding Companies and any Audit. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that neither Buyer nor Sellers shall be required to grant access to its corporate offices and Sellers shall not be required to share any books and records with respect to Tax matters other than books and records relating solely to the Group Companies, the Holding Companies, or to the Business. Sellers and Buyer shall (and shall cause each of their respective Affiliates to) (i) retain all books and records with respect to Tax matters pertinent to each of the Group Companies or Holding Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) and abide by all record retention agreements entered into with any Governmental Entity and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, shall allow the requesting Party, at its sole expense, to take possession of such books and records.

(f) FIRPTA. On or prior to the Closing Date, Sellers shall and shall cause the Target Companies to deliver the following certificates to Buyer: (i) from each Seller that is not a “foreign person” for purposes of Section 1445 of the Code and that is selling Acquired Equity Securities in a Target Company and the Dory Parent Common Shares set forth on Section 1.1 of the Seller Schedules that is a domestic corporation for U.S. federal income tax purposes, a certificate, in form and substance as required under Section 1445 of the Code and the U.S. Treasury Regulations thereunder, that such Seller is not a “foreign person” for purposes of Section 1445 of the Code and (ii) from each Target Company that is a domestic corporation for U.S. federal income tax purposes and that is not owned by a Seller that is delivering a certificate described in the foregoing clause (i), a certificate complying with Section 1445 of the Code and the provisions of U.S. Treasury Regulations Section 1.1445-2(c)(3).

(g) Allocation. The Estimated Purchase Price (and any other relevant amounts for Tax purposes) shall be allocated among the Acquired Equity Securities and the Dory Parent Common Shares set forth on Section 1.1 of the Seller Schedules in a manner consistent with the values or other principles set forth on the Purchase Price Allocation Schedule (such allocation, as finally determined pursuant to this Section 6.10(g), the “Allocation”). Such allocation shall be adjusted in accordance with such principles to reflect any adjustments to the Estimated Purchase Price in arriving at the Final Purchase Price, and any other adjustments to the Purchase Price. The Parties shall file all Tax Returns in a manner consistent with the Allocation, and no Party shall take any position in any Tax forum that is inconsistent with the Allocation absent a determination (within the meaning of Section 1313(a) of the Code) or the prior written consent of the Seller Representative or Buyer, as applicable.

(h) Italian Tax Matter. In respect of any Italian Tax Matter, the Seller Representative shall have the sole and absolute right to (A) conduct, control and defend the Italian Tax Matter, (B) employ counsel of its choice in connection therewith and (C) settle the Italian Tax Matter on such terms as it may determine; provided, that the Seller Representative shall keep Buyer reasonably informed of the status of the Italian Tax Matter and shall not settle the Italian Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, if such settlement would reasonably be expected to adversely affect Buyer (taking into account Buyer’s indemnification rights pursuant to this Section 6.10). Within ten (10) days after the receipt by Buyer or any of its Affiliates (including the Group Companies) of a refund of (or credit in respect of) (i) any payments made by any Seller, any of its Affiliates or any Group Company to a Governmental Entity in connection with an Italian Tax Matter prior to the Closing, (ii) any other payments of withholding Taxes paid to an Italian Tax Authority prior to Closing in respect of an Italian Tax Matter or (iii) any payments made by any Seller to any Buyer Indemnitee pursuant to Section 6.10(a)(i)(C) (or the payment to Dory Parent of the STO Italy Tax Amount pursuant to this Section 6.10(h)), Buyer shall, or shall cause the relevant Group Company to, pay over to the Seller Representative (for further distribution to the Sellers) by wire transfer of immediately available funds an amount equal to such amount. Upon the occurrence of an STO Italy Final Determination, the Seller Representative shall give prompt written notice thereof (including a true and complete copy of any documentation with respect to such STO Italy Final Determination) to the Buyer. Within ten (10) days after the receipt by the Seller Representative of such STO Italy Final Determination, in the event that such STO Italy Final Determination is not an STO Italy Favorable Determination, the Sellers shall (on a joint and several basis) pay to Dory Parent by wire transfer of immediately available funds an amount equal to the STO Italy Tax Amount. For the avoidance of doubt, from and after the Closing, Buyer shall not (and shall cause its Affiliates not to) initiate any Italian Tax Matter (or, unless otherwise consented to by the Seller Representative (such consent not to be unreasonably withheld, conditioned, or delayed), any derivative or related Proceeding thereto that would reasonably be expected to be prejudicial to an existing Italian Tax Matter).

(i) Collateral Security. If, at any time prior to the receipt of an STO Italy Final Determination, Steiner Leisure has less than $20 million in net assets (determined in accordance with GAAP) (the “Asset Threshold”), Steiner Leisure shall either post cash collateral or provide Buyer with an irrevocable standby letter of credit, in each case, in form and substance satisfactory to Buyer (acting reasonably) and in an amount equal to the STO Italy Tax Amount plus any amounts asserted by any Italian Tax Authority in respect of the Italian Tax Matter. Steiner Leisure shall (x) immediately notify the Buyer if it falls below the Asset Threshold (it being understood that such notice shall not limit Steiner Leisure’s obligations under the preceding sentence) and (y) promptly (within 10 Business Days) upon written request from Dory Parent (not more than 4 times per calendar year), certify to Dory Parent whether or not it is below the Asset Threshold.

Section 6.11 Insurance Matters.

(a) Buyer acknowledges that, except for those policies set forth on Section 6.11 of the Seller Schedules, the policies and insurance coverage maintained on behalf of the Holding

Companies and Group Companies or the Business are part of the corporate insurance program maintained by Sellers and its Affiliates (such policies, the “Corporate Policies”), such coverage will not be available or transferred to Buyer or the Group Companies, Buyer shall be responsible for obtaining and maintaining replacement coverage for the Group Companies and the Business and none of the Sellers or any of their Affiliates shall, subject to the immediately following sentence, have any liabilities or obligations with respect thereto. Notwithstanding the foregoing, solely with respect to events or circumstances arising, directly or indirectly, out of the operation or conduct of the Business that occurred prior to the Closing that are covered by or insured under any occurrence, injury, or offence-based Corporate Policies of any Seller or any of its Affiliates, Group Companies and Buyer may make or continue to pursue claims under any such Corporate Policies to the extent that such policies are available, and any Seller shall, at the sole cost and expense of Buyer, take any actions reasonably requested by Buyer and necessary in connection with making such claims to the applicable insurers under such insurance policies and to provide Buyer with the proceeds it realizes with respect to such claims to the extent arising, directly or indirectly, out of the operation or conduct of the Business; provided, that Buyer or such applicable Group Company shall exclusively bear (and Sellers and their Affiliates shall not have any obligation to repay or reimburse Buyer or any member of the Group Companies therefor) the amount of any deductibles, retentions or self-insurance associated with claims under such policies, whether such claims are made by Buyer or any Group Company, their respective employees or third parties, and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims.

(b) Other than the express rights of Buyer and the Group Companies pursuant to Section 6.11(a), Sellers and their Affiliates shall retain the exclusive right to control all claims made under their Corporate Policies and the benefits and amounts payable thereunder, including the right to reduce or exhaust the limits of available coverage due to such claims, notwithstanding whether any such policies or programs apply to any claims any Group Company has made or could make in the future, and none of Sellers or their Affiliates shall be obligated to indemnify the Group Companies for such exhaustion of the limits of liability under the Corporate Policies. It is further understood and agreed that Sellers and their Affiliates may cancel or not renew any of the Corporate Policies at any time, without any liability or obligation to Buyer or any of its Affiliates (including the Group Companies), other than as to pre-Closing coverage periods with regard to occurrence, injury, or offense-based coverage.

(c) Other than as expressly set forth in this Section 6.11, Buyer covenants and agrees not to seek to assert or to exercise any other rights or claims of the Holding Companies or the Group Companies or the Business under or in respect of any past or current Corporate Policy under which any Group Company or Affiliate thereof or the Business is an additional insured.

Section 6.12 Financing.

(a) HYAC shall, and HYAC shall cause each of its Affiliates to, use its reasonable best efforts to obtain the Financing on a timely basis on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts to (i) comply with its obligations under the applicable Financing Commitments and any definitive agreements related thereto (the “Financing Documents”), (ii) maintain in effect the applicable Financing Documents in accordance with the terms and conditions thereof, (iii) negotiate and enter into all definitive agreements with respect to the applicable Financing Documents on a timely basis on terms and conditions (including the “market flex” provisions) contained therein or otherwise not materially less favorable to HYAC in the aggregate than those contained in the applicable Financing Documents, (iv) satisfy on a timely basis all conditions and covenants applicable to HYAC contained in the applicable Financing Documents within their control, including the payment of any commitment, engagement or placement fees required as a condition to the Financing, (v) enforce all of its rights under or with respect to the applicable Financing Documents and (vi) consummate the applicable Financing at or prior to the Closing. HYAC shall keep the Seller Representative informed on a current basis and in reasonable detail of the status of their efforts to arrange the Financing (including providing the Seller Representative with copies of all definitive agreements and material notices (including any default notice or reservation of rights letter)). HYAC shall give the Seller Representative prompt (and in any event, within two (2) Business Days) written notice (A) upon having knowledge of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party of any of the Financing Documents or any termination of any of the Financing Documents, (B) of the receipt of any notice or other communication from any Person with respect to any material dispute or disagreement between or among any parties to the Debt Financing Commitments, (C) of the occurrence of an event or development that would reasonably be expected to have a material and adverse impact on the ability of HYAC or Dory Parent to obtain all or any portion of the Debt Financing contemplated by the Debt Financing Commitments on the terms, in the manner or from the sources contemplated by the Debt Financing Commitments and (D) if for any reason HYAC has determined in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitments. As soon as reasonably practicable, but in any event, within three (3) Business Days following delivery by the Seller Representative to HYAC of written request therefor, HYAC shall provide any information reasonably requested by the Seller Representative relating to any circumstance referred to in clause (A), (B), (C) or (D) of the immediately preceding sentence. Other than as set forth in this Section 6.12(a) or Section 6.12(b), HYAC shall not, without the prior written consent of the Seller Representative, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Financing Documents or any other provision of, or remedies under, the Financing Documents, in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of (1) adversely affecting in any respect the ability of Dory Parent or HYAC to timely consummate the transactions contemplated by this Agreement, including by reducing the aggregate amount of the Debt Financing contemplated in the Debt Financing Commitments (including by changing the amount of fees to be paid or original issue discount) or the aggregate amount of the Equity Financing contemplated in the Subscription Agreements, (2) amending, modifying, supplementing or waiving the conditions or contingencies to the Financing in a manner adverse to Sellers or the Group Companies, (3) delaying the Closing or make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (4) adversely affecting the ability of Dory Parent or HYAC or, in the case of the Subscription Agreements, the Seller Representative to enforce its rights against the other parties to the Financing Commitments without otherwise limiting any other rights, remedies or obligations hereunder or under any Ancillary Document provided, that, subject to the foregoing limitations, Dory Parent and HYAC may amend, supplement, replace, substitute or modify the Debt Financing Commitments (including to add additional agents, co-agents, lenders, lead arrangers, joint bookrunners, syndication agents, managers, investors or similar entities that have not executed such Debt Financing Commitments as of the date hereof, together with any conforming or ministerial changes related thereto, but only if the addition of such parties, individually or in the aggregate, would not violate the restrictions set forth in this sentence). For purposes of this Agreement, except as expressly provided otherwise in this Agreement, references to the “Debt Financing Commitments” shall include such document as permitted by this Section 6.12(a) to be amended, replaced, substituted, modified or waived, in each case from and after such amendment, replacement, substitution, modification or waiver. HYAC shall provide to the Group Companies copies of any commitment letter associated with a replacement Debt Financing Commitment as well as any amendment, waiver, supplement or modification of any debt commitment letter. Notwithstanding anything in this Section 6.12(a) or this Agreement to the contrary, (x) in no event shall the Dory Parent Common Shares issued at the Closing pursuant to the Subscription Agreements be issued at any price per share other than $10.00 per share (without taking into account, for the avoidance of doubt, any Dory Parent Warrants issued to any Investor that are expressly contemplated by, and in the amounts set forth in, such Subscription Agreement, which Dory Parent Warrants shall, for the avoidance of doubt, be subject to the Warrant Agreement) and (y) neither HYAC nor any of its Affiliates shall enter into any contract or arrangement with any Investor related to the Equity Investment, in the case of clause (x) or (y), without the prior written consent of the Seller Representative. In the event that there are any HYAC Shareholder Redemptions, HYAC shall cause the funding of an amount of Debt Financing under the Debt Financing Commitment in an amount equal to the HYAC Shareholder Redemption Amount; provided, however, that in no event shall such amounts funded under the Debt Financing Commitment be required to exceed $50,000,000.

(b) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, HYAC shall promptly use its reasonable best efforts to, (i) arrange to promptly obtain the Debt Financing or such portion of the Debt Financing from alternative sources, which may include one (1) or more of a senior secured debt financing and, if necessary, a second lien debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount sufficient, when added to any portion of the Financing that is available, to pay in cash all amounts required to be paid by HYAC in connection with the transactions contemplated by this Agreement (“Alternative Debt Financing”) and (ii) obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto that provides for financing (A) on terms not materially less favorable (including with respect to conditionality to the availability and funding of any Debt Financing Commitment), in the aggregate, to Buyer, (B) containing conditions to draw and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the Debt Financing Commitments as of the date hereof, (2) would not reasonably be expected to delay, impede or prevent the Closing and (3) do not adversely affect the ability of Buyer to enforce its rights against other parties to the Alternative Debt Commitment Letter (including all definitive documentation) relative to the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitments as in effect on the date hereof or in the related definitive agreements and (C) in an amount that is sufficient, when added to any portion of the Financing that is available, to pay in cash all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Debt Financing), and the term “Debt Financing Commitments” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter. If all or any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in the applicable Subscription Agreements, (i) HYAC shall promptly use its reasonable best efforts to arrange to promptly obtain the Equity Financing or such portion of the Equity Financing from alternative sources in an amount sufficient, when added to any portion of the Financing that is available, to pay in cash all amounts required to be paid, or cause to be paid, by Buyer in connection with the transactions contemplated by this Agreement (including all amounts required pursuant to Section 2.2(a) at the Closing) (“Alternative Equity Financing”) and (ii) as requested in writing by HYAC, Dory Parent shall enter into a new subscription agreement (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms and the terms of this Agreement, each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Dory Parent Common Shares (A) containing conditions that are the same as the Subscription Agreements entered into as of the date hereof, (B) containing terms and conditions that do not adversely affect the ability of Dory Parent to enforce its rights against other parties to such Alternative Subscription Agreement, (C) containing terms and conditions with respect to the issuance and amount of warrants that are commensurate with the Subscription Agreements entered into as of the date hereof and (D) in an amount that is sufficient, when added to any portion of the Financing that is available, to pay in cash all amounts required to be paid, or cause to be paid, by Buyer in connection with the transactions contemplated by this Agreement (including all amounts required pursuant to Section 2.2(a) at the Closing). In such event, the term “Equity Financing” as used in this Agreement shall be deemed to include any Alternative Equity Financing (and consequently the term “Financing” shall include the Debt Financing and the Alternative Equity Financing), the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Dory Parent Common Shares under any Alternative Subscription Agreement.

(c) Prior to the Closing, Sellers shall cause the Group Companies and the Holding Companies to use reasonable best efforts to, and shall direct its and their respective directors, officers, employees, accountants and other agents and representatives to use reasonable best efforts to, provide all cooperation as is customary and may be reasonably requested by HYAC to assist HYAC, on behalf of the Holding Companies in connection with obtaining the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Sellers, the Holding Companies or the Group Companies), including using reasonable best efforts to: (i) cause the management team of the Group Companies with appropriate seniority and expertise to participate in a reasonable number of meetings and drafting sessions; (ii) furnish Buyer and Lenders with the financial statements and other information reasonably necessary to provide the financial statements required in paragraphs 3(b) and (c) of Exhibit C of the Debt Financing Commitments (provided, that in no event shall Sellers, the Holding Companies or the Group Companies be required to provide or prepare, and Buyer shall be solely responsible for the preparation of, any pro forma financial information); (iii) assist Buyer and its Lenders in the preparation of a customary bank information memorandum for any of the Financing to the extent specifically required thereby; (iv) assist with the preparations for the provision by the Holding Companies or the Group Companies of any Holding Company or Group Company guarantees, the pledging of, and granting of security interests in, collateral and provide

HYAC with any information reasonably necessary to complete customary schedules and deliver original certificates with respect to any certificated securities (with transfer powers or, if any, similar documents with respect to foreign entities, executed in blank), to the extent such securities are required to be certificated in accordance with the Governing Documents of such Group Company or such Holding Company, other definitive financing documents or other certificates or documents to be delivered by the Group Companies or the Holding Companies and take reasonable actions necessary to permit the Financing Sources to evaluate the Holding Companies’ and the Group Companies’ assets for the purposes of establishing collateral arrangements (it being understood that no such pledging of collateral will be effective until at or after the Closing), (v) cooperate in satisfying the conditions precedent set forth in the Debt Financing Commitments or any definitive document relating to the Debt Financing to the extent satisfaction of such condition requires the cooperation of, or is within the control of, the Group Companies and the Holding Companies, and (vi) upon written notice, furnish all documentation and other information related to the Group Companies and the Holding Companies required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act (at least three (3) Business Days prior to the Closing Date), and the Beneficial Ownership Regulation at 31 C.F.R. § 1010.230 (at least five (5) Business Days prior to the Closing Date), in each case, to the extent requested at least ten (10) Business Days prior to the Closing Date; provided, that none of Sellers or any of the Group Companies or the Holding Companies shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing; provided, further, that the effectiveness of any documentation executed by any Group Company or any Holding Company with respect thereto shall be subject to the consummation of the Closing. Each Group Company and each Holding Company hereby consents to use of its logos in connection with the Financing prior to the consummation of the Closing; provided, that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage such Group Company or such Holding Company, or its reputation, goodwill or marks. Any information provided to Buyer or any other Person pursuant to this Section 6.12(c) shall be subject to the Confidentiality Agreement. HYAC acknowledges and agrees that none of Sellers, the Holding Companies nor any Group Company nor any of their respective Affiliates (including, prior to the Closing, Dory Parent) or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, and shall not be required to incur any liability (personal or otherwise) to any Person under or in connection with, the arrangement of the Financing or any Alternative Debt Financing that HYAC may, on behalf of itself or the Holding Companies, raise in connection with the transactions contemplated by this Agreement, and that HYAC shall indemnify and hold harmless Sellers, the Holding Companies, the Group Companies and their respective Affiliates (including, prior to the Closing, Dory Parent) and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing or any Alternative Debt Financing and any information utilized in connection therewith (other than information provided by the Group Companies or the Holding Companies expressly for use in connection therewith). HYAC shall, and shall cause its Affiliates to, promptly reimburse Sellers for all out-of-pocket costs or expenses incurred by the Group Companies, the Holding Companies, Sellers and/or their Affiliates (including, prior to the Closing or if the Closing does not occur, any Holding Company) in connection with cooperation provided for in this Section 6.12(c). HYAC acknowledges and agrees that obtaining the Debt Financing, or any Alternative Debt Financing, is not a condition to its obligation to consummate the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any Alternative Debt Financing, subject to satisfaction or waiver of the conditions set forth in Article 7.

(d) Steiner Leisure shall cause Dory Parent to provide advance notice to the Investors of the anticipated Closing Date pursuant to Section 2.a of the Subscription Agreements, as provided in such Subscription Agreements.

Section 6.13 Seller Marks. Except as otherwise agreed in writing, Buyer shall obtain no right, title, interest, license or any other right whatsoever to use any trademarks, service marks, brand names, trade names or logos of any Seller, which are listed on Section 6.13 of the Seller Schedules under the heading “Excluded Marks,” together with any translations, adaptations, derivations, acronyms, variations, abbreviations, insignias, designations or combinations of the foregoing, in whole or in part (collectively, the “Seller Marks”). As soon as reasonably practicable following the Closing, but no later than 12 months following the Closing Date, Buyer shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging, and take all such other steps as may be required or appropriate to cease use of the Seller Marks; provided, however, that Buyer shall not be deemed to have violated this Section 6.13 by reason of (i) its use after the Closing of any inventory existing as of the Closing Date, (ii) the appearance of the Seller Marks in written materials or other assets that are used for internal purposes only in connection with the Business; provided that Seller endeavors to remove such appearances of the Seller Marks in the ordinary course of business or (iii) any permitted use of the Seller Marks pursuant to any written agreements with the owner of such Seller Mark in accordance with the terms of such agreement. Buyer further agrees that as soon as reasonably practicable following the Closing, but no later than thirty (30) days following the Closing Date, Buyer shall make the initial filing required to be made with the applicable Governmental Entity to cause each Group Company whose name includes a Seller Mark to change its name such that its name does not include a Seller Mark. The parties hereto agree, because damages could be an inadequate remedy, that Buyer shall be entitled to seek specific performance and injunctive relief as remedies for a breach of this Section 6.13 pursuant to Section 10.16 hereof, in addition to other remedies available at law or in equity.

Section 6.14 Release from Credit Agreements. At or prior to the Closing, the Seller Representative shall have delivered, or caused to be delivered, to Buyer UCC-3 termination statements and other terminations or releases necessary to terminate or release, as the case may be, the Group Companies and the Holding Companies from any further obligations under, and all Liens on the Group Companies’ and the Holding Companies’ properties and assets pursuant to, the Credit Agreements (the “Credit Agreement Releases”).

Section 6.15 Intercompany Accounts. On or prior to the Closing, all intercompany accounts and all intercompany Indebtedness, except for those ordinary course trade payables, receivables and other similar accounts (a) listed on Section 6.15 of the Seller Schedules, or (b) pursuant to the Ongoing Affiliate Arrangements, between any Seller or any Seller’s Subsidiary (excluding the Group Companies and the Holding Companies), on the one hand, and any of the Group Companies or Holding Companies, on the other hand, shall be settled or otherwise eliminated, with no continuing liability by any such party, in such a manner as Sellers shall determine in their sole discretion (including by Sellers or any of their respective Affiliates removing from the Group Companies all Cash and Cash Equivalents by means of dividends, distributions, the repayment of intercompany debt, increasing or decreasing Cash and Cash Equivalents balances or paid-in capital or otherwise).

Section 6.16 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, none of Sellers shall take, nor shall any of them permit any of their Affiliates (including any of the Group Companies or Holding Companies) or Representatives to take, any action to solicit, knowingly encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or any of its Affiliates) concerning any purchase of any of the Group Companies’ or Holding Companies’ equity securities or any merger, sale of substantial assets or similar transaction involving any of the Group Companies or Holding Companies, other than assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Buyer hereby acknowledges that prior to the date of this Agreement, Sellers and the Group Companies have provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Sellers or the Group Companies of this Section 6.16. Notwithstanding the foregoing, any Seller, any of its Affiliates or its or their respective Representatives may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that Sellers and the Group Companies are subject to an exclusivity agreement and are unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction so long as such exclusivity agreement remains in effect.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, HYAC shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, take any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement (including any agreement in principle, letter of intent or definitive agreement) with any Person (other than Sellers and/or any of their Affiliates) concerning the direct or indirect purchase, transfer, license or other acquisition of any equity securities, business or assets of or from any Person(s), whether by merger, purchase, consolidation, recapitalization or otherwise (a “HYAC Acquisition Transaction”), or, except as required by applicable Law, make any filing with the SEC (including the filing of any registration statement) or other Governmental Entity with respect thereto, in each case, other than with respect to the transactions contemplated hereby. Notwithstanding the foregoing, HYAC, any of its Affiliates or any of their respective Representatives may respond to any unsolicited proposal regarding a HYAC Acquisition Transaction by indicating that HYAC is subject to an exclusivity agreement and is unable to provide any information with respect to it or any of its Affiliates or entertain any proposals or offers or engage in any negotiations or discussions concerning a HYAC Acquisition Transaction so long as such exclusivity agreement remains in effect.

Section 6.17 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable after the date hereof, HYAC, Dory Parent and the Seller Representative shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Dory Parent shall (at the sole cost and expense of HYAC) file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus and which will be used for the shareholders meeting of the HYAC Shareholders to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by HYAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of HYAC, Dory Parent and the Seller Representative shall use its reasonable best efforts to: (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Seller Representative, the provision of financial statements for the Group Companies and Holding Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Federal Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Each of HYAC, Dory Parent and the Seller Representative shall promptly furnish to the others all information concerning such party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.17; or for including in any other statement, filing, notice or application made by or on behalf of HYAC or Dory Parent to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, that none of HYAC, Dory Parent or the Seller Representative shall use any such information for any purposes other than those contemplated by this Agreement unless: (i) such party obtains the prior written consent of the others to such use; or (ii) to the extent that use of such information is required to, based on the advice of outside legal counsel, avoid violation of applicable Law. If any of HYAC, Dory Parent or the Seller Representative become aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then: (A) such party shall promptly inform the others thereof; (B) such party shall prepare and mutually agree upon with the others (and their counsel) (such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (C) Dory Parent shall (at the sole cost and expense of HYAC) file such mutually agreed upon amendment or supplement with the SEC; and (D) HYAC, Dory Parent and the Seller Representative shall reasonably cooperate, if appropriate and at HYAC’s expense, in mailing such amendment or supplement to the stockholders of HYAC. Dory Parent shall promptly advise the Seller Representative of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Dory Parent Common Shares for offering or sale in any jurisdiction, and each of HYAC, Dory Parent and the Seller Representative shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Without limiting the generality of the foregoing, (i) HYAC shall not, and shall cause its Affiliates and its and their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity regarding the matters contemplated by this Section 6.17 without first consulting with the Seller Representative and providing the Seller Representative the opportunity to participate and (ii) Dory Parent and the Sellers shall not, and shall cause their respective Affiliates and the respective Representatives of the foregoing not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity regarding the matters contemplated by this Section 6.17 without first consulting with HYAC and providing HYAC the opportunity to participate. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Affiliates, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration / Proxy Statement will, at the time the Registration / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.18 HYAC Stockholder Approvals.

(a) HYAC shall, as promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within twenty (20) Business Days of the effectiveness of the Registration Statement / Proxy Statement, and use reasonable best efforts to, duly (a) give notice of and (b) convene and hold a meeting of its stockholders (the “HYAC Stockholders Meeting”) in accordance with the HYAC Governing Documents, for the purposes of obtaining the HYAC Stockholder Approvals and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a HYAC Shareholder Redemption. HYAC shall, through its board of directors, recommend to its stockholders the (i) adoption and approval of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”); (ii) adoption and approval, on non-binding advisory basis, of certain governance provisions in the Dory Parent Memorandum and Articles of Association; (iii) adoption and approval of the Lockup Agreement which, among other things, amends the letter agreement, dated October 24, 2017, by and among HYAC, the Sponsor, and the officers and directors of HYAC and will modify the lock-up period applicable to the Sponsor and the officers and directors of HYAC so that such Persons are restricted from transferring Dory Parent Common Shares for a period of six months after the Closing Date; (iv) adoption and approval of any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by HYAC, Dory Parent and the Seller Representative as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; and (v) the adjournment of the HYAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (v) together, the “Transaction Proposals”); provided, that HYAC may only postpone or adjourn the HYAC Stockholders Meeting (x) to solicit additional proxies for the purpose of obtaining the HYAC Stockholder Approvals, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that HYAC has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of HYAC prior to the HYAC Stockholders Meeting. Notwithstanding the foregoing, HYAC may not postpone the HYAC Shareholders Meeting more than a total of two (2) times pursuant to clause (x) or (y) of the immediately preceding sentence, and no such postponements or adjournments pursuant to clause (x) or (y) of the immediately preceding sentence shall be for a period exceeding ten (10) Business Days.

(b) HYAC shall, through the board of directors of HYAC, recommend to its stockholders that they vote in favor of the Transaction Approvals and shall include such recommendation in the Registration / Proxy Statement (the “HYAC Transaction Recommendation”). HYAC, through the board of directors of HYAC, shall not (A) withhold, withdraw, amend, modify or qualify (or publicly propose or resolve to withhold, withdraw, amend, modify or qualify), in a manner adverse to the Sellers, the HYAC Transaction Recommendation, (B) adopt, approve, endorse or recommend any HYAC Acquisition Transaction, (C) following a request in writing by the Seller Representative that the HYAC Transaction Recommendation be reaffirmed publicly (it being agreed that Seller Representative may only make two (2) requests pursuant to this clause (C)), fail to reaffirm publicly the HYAC Transaction Recommendation within ten (10) day after the Seller Representative made such request or (D) agree to take any of the foregoing actions (each of clauses (A) through (D), a “Change in Recommendation”).

(c) HYAC agrees not to, and shall cause its Affiliates not to and use its reasonable best efforts to cause its and their Representative not to, enter into any agreement, commitment or arrangement with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in Section 6.18(b).

Section 6.19 No Trading. Each Seller acknowledges and agrees that it is aware, and that such Seller’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of HYAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each Seller hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of HYAC (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to HYAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.20 Related Party Transactions.

(a) Sellers shall (and shall cause the Group Companies and Holding Companies to) take all necessary actions to ensure that all Seller Related Party Transactions set forth on Section 6.20(a) of the Seller Schedules are terminated at or prior to Closing, with no further liability or other Losses to Buyer or its Affiliates (including the Group Companies and Holding Companies) with respect thereto.

(b) HYAC shall (and shall cause its Subsidiaries to) take all necessary actions to ensure that all of the HYAC Related Party Transactions set forth on Section 6.20(b) of the Buyer Schedules are terminated at or prior to Closing, with no further liability or other Losses to Buyer or its Affiliates (including the Group Companies and Holding Companies) with respect thereto.

Section 6.21 Financial Statements. Prior to Closing, the Sellers shall use reasonable best efforts to cause the Group Companies to deliver to HYAC (in each case in a form and substance substantially similar to any such statements or information that are currently prepared by the Group Companies in the ordinary course):

(a) Within 30 days of the end of each calendar month, true and complete copies of an unaudited balance sheet and statement of income for the Group Companies for the previous month, along with comparisons versus budget with respect to (i) profit and loss, (ii) balance sheet, (iii) capital expenditures.

(b) Within 10 days of the end of each week, a comparison of sales for such week versus budget.

Section 6.22 Non-Compete; Non-Solicit.

(a) For a period of five years immediately following the Closing Date, none of the Sellers shall (and the Sellers shall cause Nemo Parent, Inc., an international business company incorporated under the laws of the Commonwealth of The Bahamas, and Nemo Investor Aggregator, Limited, an exempted company incorporated under the laws of the Cayman Islands (collectively, with the Sellers, the foregoing are referred to as the “Restricted Seller Entities”)) not to, directly or indirectly, without the written consent of Buyer, at any time (i) participate in the management or control of or provide services or advice to or on behalf of, (ii) have an economic or other interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, capital investor, lender or similar capacity (other than in publicly traded securities of an entity listed on a national exchange, not to exceed two percent (2%) of such entity’s total shares outstanding), (iii) license any Seller’s name or Marks to be used in connection with, or (iv) take any action with the purpose of encouraging or inducing any material vendor, supplier, lessor or customer of any Group Company as of the Closing Date to terminate, materially modify, or otherwise negatively impact in any material respect such Person’s arrangement with any Group Company, in connection with, in each case with respect to clauses (i), (ii), (iii), or (iv), a business (or a division, group, or other portion of a business) or enterprise which is engaged in a Competing Business; provided that the foregoing clauses shall not, for the avoidance of doubt, restrict or otherwise affect, limit or apply to any of the Ongoing Affiliate Arrangements or any rights or obligations thereunder. For this purpose, “Competing Business” means the ownership, operation or management of (i) maritime based spas, and (ii) destination resort-based spas. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall prohibit Sellers from directly or indirectly (a) engaging in any of the Excluded Businesses, or (b) from and after the later of (x) one year after the termination or expiration of the Steiner Executive Services Agreement or (y) the second anniversary of the Closing Date, licensing the “Bliss” name or any Mark related to the “Bliss” business to a business (or a division, group or other portion of a business) or enterprise or any other Person which is engaged in a Competing Business of the type described in clause (ii) of the definition of “Competing Business.” For the avoidance of doubt, from and after the time that any Person ceases to be an Affiliate of the Restricted Seller Entities (including any Person that engages in the “Bliss” business or the “Elemis” business that ceases to be an Affiliate of the Restricted Seller Entities), this Section 6.22(a) (including any of the restrictions or limitations contained herein) shall not indirectly or otherwise apply to such Person so long as a Restricted Seller Entity (or any of its controlled Affiliates) does not have the right, directly or indirectly, to designate or appoint a member of the board of directors (or equivalent governing body) of such Person (or of any of such Person’s parent entities or controlled Affiliates).

(b) For a period of four years immediately following the Closing Date, none of the Restricted Seller Entities shall, directly or indirectly, (i) recruit or otherwise solicit, or take any action with the purpose of encouraging or inducing any Subject Employee to terminate such Person’s employment with any Group Company, or (ii) hire as an employee or retain as a consultant, independent contractor, or other service provider, any Subject Employee. For this purpose, “Subject Employee” means each employee of a Group Company listed on Section 6.22(b) of the Seller Schedules. Notwithstanding anything to the contrary in this Section 6.22(b), this Section 6.22(b) shall not (A) prohibit any Seller from (i) making general solicitations for employment by means of advertisements, public notices, or internal or external websites or job search engines that are not targeting any Subject Employee, so long as such general solicitations are not in connection with a Competing Business during the relevant non-competition period in Section 6.22(a), (ii) soliciting or hiring any Subject Employee whose employment with the Group Company was terminated by the Group Company, (iii) soliciting or hiring any Subject Employee whose employment with the Group Company was terminated without cause by the Group Company at least six months prior to commencement of employment discussions between any Restricted Seller Entity and such Subject Employee or (iv) soliciting or hiring any Subject Employee whose employment with the Group Company ceases for any other reason at least two years prior to commencement of employment discussions between any Restricted Seller Entity and such Subject Employee, and (B) restrict or otherwise affect, limit or apply to the Steiner Executive Services Agreement.

Section 6.23 Buyer Expense. At least one (1) Business Day prior to the Closing, HYAC shall deliver to the Seller Representative its good faith estimate of the aggregate amount of Buyer Expenses. The Buyer Expenses shall not, without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned, or delayed), exceed an amount equal to $35,000,000.

Section 6.24 Conduct of Business of HYAC and Dory Parent.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, HYAC shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.24(a) of the Buyer Schedules or as consented to in writing by the Seller Representative (not to be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course consistent with past practice in all material respects. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, HYAC shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section

6.24(a) of the Buyer Schedules or as consented to in writing by the Seller Representative, not do any of the following:

(i) amend, supplement, change, restate or modify the Trust Agreement, certificate of incorporation, bylaws or other Governing Documents of HYAC or any of its Subsidiaries, or enter into any agreement or contract related to the Trust Agreement;

(ii) (A) make, set aside, declare or pay any dividend or distribution to the shareholders of HYAC or make any other distributions in respect of the share capital, capital stock or other equity interests of HYAC or any of its Subsidiaries, except for dividends by any of the wholly owned Subsidiaries of HYAC, (B) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the share capital, capital stock or other equity interests of HYAC or any of its Subsidiaries, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares of capital stock, warrants or other equity interests of HYAC or any its Subsidiaries, other than a redemption of HYAC capital stock made as part of the HYAC Shareholder Redemption;

(iii) incur or assume any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of HYAC or any of its Subsidiaries or guarantee any debt securities of any other Person, other than any Indebtedness or guarantees incurred between HYAC or any of its Subsidiaries, on the one hand, and any of HYAC’s wholly owned Subsidiaries or the Sponsor, on the other hand, solely for purposes of funding Buyer Expenses and in an amount not to exceed $2,500,000;

(iv) make any loans, advances or capital contributions to any other Person, except to HYAC (in the case of any Subsidiary of HYAC) or any HYAC Subsidiary (in the case of HYAC or any other HYAC Subsidiary);

(v) (x) issue any HYAC Equity Securities or securities exercisable for or convertible into HYAC Equity Securities, (y) grant any additional options, warrants or stock appreciation rights with respect to HYAC Equity Securities not outstanding on the date of this Agreement or (z) enter into any contracts of any kind (A) that may obligate HYAC to issue, purchase, redeem, sell, vote or otherwise acquire any HYAC Equity Securities, (B) relating to options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to HYAC Equity Securities or other securities convertible into or exchangeable or exercisable for HYAC Equity Securities or (C) the value of which is determined by reference to HYAC Equity Securities;

(vi) form a joint venture, partnership or strategic alliance with any Person;

(vii) enter into, renew, modify or revise any HYAC Related Party Transaction (or any contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a HYAC Related Party Transaction), other than the entry into any HYAC Related Party contract with respect to the incurrence of any Indebtedness or guarantee with respect thereto permitted by Section 6.24(a)(iii) or 6.24(a)(iv);

(viii) form or cause to be formed any new Subsidiary;

(ix) waive, release, assign, settle, compromise or otherwise resolve any material Actions, except where such waivers, releases, assignments, settlements or compromises are covered by insurance and would not impose equitable relief upon HYAC or any of its Subsidiaries;

(x) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xi) (A) adopt, enter into, terminate or amend any “employee benefit plan” (as defined in Section 3(3) of ERISA) other than as required by applicable Law or (B) increase the compensation of any Person who is a director or officer of HYAC; or

(xii) enter into any agreement, arrangement or understanding, or otherwise become obligated, to do any action prohibited under this Section 6.24(a).

(b) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Dory Parent nor Dory Foreign Holding Company shall take any action, nor engage in any activities or business, nor incur any liabilities or obligations, other than (i) those that are incident to its organization, (ii) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (iii) those that are expressly contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (iv) those that are consented to in writing by HYAC (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.25 Section 16 of the Exchange Act. At the Closing the board of directors of Dory Parent, or an appropriate committee of nonemployee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of any Transaction Shares to Steiner Leisure pursuant to this Agreement shall be an exempt transaction for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

Section 6.26 Nasdaq Listing. Prior to the Closing, HYAC shall prepare and Dory Parent shall (at the sole cost and expense of HYAC) submit to Nasdaq a listing application, if required under Nasdaq rules, covering the Transaction Shares and the Dory Parent Common Shares issued to the Investors, and HYAC shall use its reasonable best efforts to obtain conditional approval on behalf of Dory Parent for the listing of such Transaction Shares and the Dory Parent Common Shares issued to the Investors, subject to official notice of issuance with respect to Dory Parent’s post-combination listing, and each of the Sellers shall reasonably cooperate with HYAC, at HYAC’s sole cost and expense, with respect to such listing.

Section 6.27 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee (which notice HYAC shall provide to the

Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, HYAC (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to the Public Stockholders of HYAC pursuant to the HYAC Shareholder Redemption, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.28 Preparation and Delivery of PCAOB Financials. The Sellers shall, and shall cause the Group Companies to, use reasonable best efforts to deliver to HYAC, as promptly as practicable after the date hereof, each of the following (in each case, as and in the form required to be included in the Registration Statement / Proxy Statement): (a) the audited combined balance sheets of the Group Companies as of December 31, 2017 and December 31, 2016, the related combined statements of operations, comprehensive income, equity and cash flows of the Group Companies for the fiscal years then ended and the combined statements of operations, comprehensive income, equity and cash flows of the Group Companies for the periods from December 9, 2015 through December 31, 2015 and January 1, 2015 through December 8, 2015, audited in accordance with the standards of the PCAOB, (b) the combined balance sheets of the Group Companies as of the end of any applicable calendar quarter, and the related combined statements of operations, comprehensive income, equity and cash flows of the Group Companies for the interim period then ended, reviewed by an independent public accountant in accordance with PCAOB AS-4105, and (c) the financial statements of Dory Parent, audited in accordance with the standards of the PCAOB to the extent requested by the SEC.

Section 6.29 R&W Policy. Prior to the Closing, HYAC may take any action necessary to obtain and bind, and may in its sole discretion obtain and bind, the R&W Policy with a premium amount that is not materially higher than $2,368,125. Any R&W Policy obtained by HYAC or any of its Affiliates shall provide that (i) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Sellers except for Actual Fraud; and (ii) the Sellers are third party beneficiaries of such waiver. Following the Closing, neither HYAC nor any of its Affiliates shall amend the R&W Policy in any manner adverse to the Sellers (including with respect to the subrogation provisions or the exclusion provisions) without the Sellers Representative’s express written consent.

Section 6.30 Equity Incentive Plan. The board of directors and shareholder(s) of Dory Parent shall, in consultation with HYAC, approve and adopt an omnibus equity incentive plan, in the manner prescribed under Section 422 of the Code and other applicable Laws, effective as of the day before the Closing Date, reserving 7 million Dory Parent Common Shares for grant thereunder.

Section 6.31 Seller Stockholder Approvals. As promptly as practicable following the execution of this Agreement (but in any event prior to the Closing), (a) Dory US Merger Sub shall deliver to HYAC a copy of the Dory US Merger Sub Member Approval duly executed by Dory Intermediate, and (b) Dory Parent shall deliver to HYAC a copy of the Dory Parent Stockholder Approval duly executed by Steiner Leisure.

Section 6.32 Amendment and Restatement to Dory Parent Governing Documents. At least one day prior to the Closing Date, Dory Parent shall cause the memorandum and articles of association of Dory Parent to be amended and restated in their entirety to be in substantially the form attached hereto as Exhibit P.

Section 6.33 Seller Lock-Up.

(a) Steiner Leisure hereby agrees not to, during the period commencing from the date of this Agreement through the earlier of (x) the Closing and (y) the date that this Agreement is terminated in accordance with its terms: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Dory Parent Common Shares or any Dory Parent Warrants, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Dory Parent Common Shares or any Dory Parent Warrants, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Dory Parent Common Shares, Dory Parent Warrants, or other securities, in cash or otherwise; provided that the foregoing shall not apply to the sale of Dory Parent Common Shares or transfer of Dory Parent Warrants by Steiner Leisure pursuant to the Secondary Purchase Agreements with the Secondary Investors (as in effect on the date hereof or entered into after the date hereof but prior to the date of the initial filing of a preliminary Registration Statement / Proxy Statement with the SEC) or the entry into such Secondary Purchase Agreements prior to the date of the initial filing of a preliminary Registration Statement / Proxy Statement with the SEC; provided, further, that, except with the prior written consent of HYAC (not to be unreasonably withheld, conditioned or delayed), in no event shall (A) any Secondary Purchase Agreement be entered into after the date of this Agreement nor (B) the Dory Parent Common Shares issued at the closing under any Secondary Purchase Agreement be issued at any price per share other than $10.00 per share (without taking into account, for the avoidance of doubt, any transfer of Dory Parent Warrants by Steiner Leisure that is expressly contemplated by, and in the amounts set forth in, such Secondary Purchase Agreement, which Dory Parent Warrants shall, for the avoidance of doubt, be subject to the Warrant Agreement).

(b) During the period commencing from the date of this Agreement until the date of the initial filing of a preliminary Registration Statement / Proxy Statement with the SEC, Steiner Leisure and Dory Parent shall not, and shall cause their respective Affiliates not to, participate in any substantive meeting or discussion, either in person or by telephone with any potential counterparty to an Secondary Purchase Agreement unless it consults with HYAC in advance and gives HYAC or its Representatives the opportunity to attend and participate in such meeting or discussion.

Section 6.34 Transfer of Certain Hedging Arrangements. Prior to the Closing, Steiner US shall validly novate (and obtain, at Steiner US’s sole expense, any necessary consents to such novation) all of the rights and obligations of Steiner US under the agreements (or, if applicable, the portion of the agreements) set forth on Section 6.34 of the Seller Schedules (collectively, the “Transferred Hedging Arrangements”) to a Group Company designated in writing by HYAC and approved by the Seller Representative (such approval not to be unreasonably withheld, conditioned or delayed), effective as of the Closing, with no further Liabilities to Sellers or any of their Affiliates with respect thereto from and after the Closing. HYAC shall reasonably cooperate with Steiner US in connection with the foregoing.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) to the extent necessary, any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Dory Parent Common Shares to be issued pursuant to this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof;

(e) the HYAC Stockholder Approvals shall have been obtained;

(f) HYAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining; and

(g) the HYAC Shareholder Redemption Amount shall not exceed $50,000,000; provided, that, (a) in the event the Seller Representative exercises the Reduced Redemption Option, this condition shall be deemed to have been waived, and (b) in the event that the Subscription Agreement Redemption Condition is not satisfied and, as a result of the Subscription Agreement Redemption Condition not being satisfied, a portion of the Equity Financing will not be funded (such portion of the Equity Financing, the “Reduced Equity Financing Amount”), then this condition shall not be deemed to have been satisfied unless the Seller Representative exercises both the Reduced Redemption Option and the Reduced Equity Financing Option.

Section 7.2 Other Conditions to the Obligations of HYAC. The obligations of HYAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by HYAC of the following further conditions:

(a) (i) each of the Fundamental Representations (other than Section 3.2(a), Section 3.2(d), and Section 4.4) shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct in all material respects as of the specified date; (ii) each of the representations and warranties set forth in Section 3.2(a), Section 3.2(d), and Section 4.4 shall be true and correct in all but de minimis respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct in all but de minimis respects as of the specified date; and (iii) each of the representations and warranties of Sellers, Dory Parent, Dory US Merger Sub and Dory Foreign Holding Company set forth in Article 3 and Article 4 (other than the Fundamental Representations), disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects as of the Closing as though made on and as of the Closing, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date and (B) as would not have a Material Adverse Effect;

(b) Sellers, Dory Parent, Dory Intermediate, Dory US Merger Sub and Dory Foreign Holding Company shall have performed and complied in all material respects with the covenants required to be performed or complied with by Sellers under this Agreement on or prior to the Closing;

(c) since the date of this Agreement, no Material Adverse Effect has occurred;

(d) prior to or at the Closing, Sellers shall have delivered the following documents in form and substance reasonably satisfactory to HYAC:

(i) a certificate of an authorized officer of Steiner Leisure, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied;

(ii) certificates representing the Acquired Equity Securities and Holding Company Equity Shares that are certificated securities, duly endorsed in blank or accompanied by a stock power duly endorsed in blank, or other applicable instruments of assignment;

(iii) (A) evidence of the Credit Agreement Releases and UCC-3 termination statements and other terminations or releases necessary to terminate or release, as the case may be, the Group Companies and the Holding Companies from all Liens under the Indebtedness set forth on Section 7.2(d)(iii) of the Seller Schedules and any other new indebtedness for borrowed money that is incurred between the date hereof and the Closing (if any), and (B) customary payoff letters with respect to the Indebtedness set forth on Section 7.2(d)(iii) of the Seller Schedules and any other new indebtedness for borrowed money that is incurred between the date hereof and the Closing (if any) (in each case in form and substance reasonably satisfactory to Buyer);

(iv) evidence, in form and substance reasonably acceptable to HYAC, that each Seller Related Party Transaction set forth on Section 6.20(a) of the Seller Schedules has been terminated as of the Closing Date with no further liability to Buyer or any Group Company or Holding Company;

(v) the Escrow Agreement duly executed by Dory Parent, the Seller Representative and the Escrow Agent;

(vi) the Registration Rights Agreement duly executed by Steiner Leisure and Dory Parent;

(vii) the Lock-Up Agreement duly executed by Steiner Leisure;

(viii) the Transition Services Agreement duly executed by SMS;

(ix) the Bahamian Transfer Agreements duly executed in each case by Dory Parent and Steiner Leisure and Steiner Marks, Steiner Spa and Steiner Spa Asia, as applicable;

(x) the STO Italy Local Purchase Agreement duly executed by Steiner UK and Dory Parent;

(xi) the Reverse Transition Services Agreement duly executed by Elemis, Cosmetics Limited, Elemis Limited, and Steiner US; and

(xii) the Warrant Agreement, duly executed by Dory Parent and the Escrow Agent.

Section 7.3 Other Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Sellers of the following further conditions:

(a) the representations and warranties set forth in Article 5 and the representations and warranties of the Sponsor in the Sponsor Support Agreement and the Waiver Letter, disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue to be true and correct in all material respects as of the specified date as of the Closing;

(b) HYAC and Dory US Holding Company shall have performed and complied in all material respects with the covenants required to be performed or complied with by it under this Agreement on or prior to the Closing, and each of HYAC and Sponsor shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under the Sponsor Support Agreement, the Director Designation Agreement and the Waiver Agreement on or prior to the Closing;

(c) the Sponsor Support Agreement shall remain in full force and effect and shall not have been repudiated, rescinded, modified or terminated by the parties thereto, and the transactions contemplated thereby shall have occurred or shall occur contemporaneously with the Closing;

(d) the Waiver Agreement shall remain in full force and effect and shall not have been repudiated, rescinded, modified or terminated by the parties thereto;

(e) the Director Designation Agreement shall remain in full force and effect and shall not have been repudiated, rescinded, modified or terminated by the parties thereto;

(f) prior to or at the Closing, HYAC shall have delivered the following documents in form and substance reasonably satisfactory to the Seller Representative:

(i) a certificate of an authorized officer of HYAC, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied;

(ii) the Escrow Agreement duly executed by the Escrow Agent;

(iii) the Lock-Up Agreement duly executed by the Sponsor and any of its Affiliates and/or any of its direct or indirect equityholders that will hold any Dory Parent Common Shares or Dory Parent Warrants immediately after giving effect to the transactions contemplated by the Closing;

(iv) the Transition Services Agreement duly executed by OSW;

(v) the Reverse Transition Services Agreement duly executed by Dory US Holding Company;

(vi) the Warrant Agreement duly executed by the Escrow Agent; and

(vii) evidence, in form and substance reasonably acceptable to the Seller Representative, that each Buyer Related Party Transaction set forth on Section 6.20(b) of the Buyer Schedules has been terminated as of the Closing Date with no further liability to Buyer or any Group Company or Holding Company.

(g) The Financing (including, if there are any HYAC Shareholder Redemptions, the funding of an amount of Debt Financing to satisfy the first $50,000,000 of the HYAC Shareholder Redemption Amount) shall have been funded in full in accordance with the terms set forth in the Financing Commitments and Section 2.1; provided, that, in the event that the Subscription Agreement Redemption Condition is not satisfied and, as a result of the Subscription Agreement Redemption Condition not being satisfied, there is a Reduced Equity Financing Amount and the Seller Representative exercises the Reduced Equity Financing Option, then this condition shall be deemed to have been waived solely with respect to the Reduced Equity Financing Amount.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of HYAC and the Seller Representative;

(b) by HYAC, if any of the representations or warranties set forth in Article 3 or 4 shall not be true and correct or if Sellers, Dory Parent, Dory US Merger Sub or Dory Foreign Holding Company have failed to perform any covenant or agreement on the part of Sellers, Dory Parent, Dory US Merger Sub or Dory Foreign Holding Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Seller Representative, and (ii) the Termination Date; provided, however, that HYAC or Dory US Holding Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c) by the Seller Representative, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if HYAC or Dory US Holding Company has failed to perform any covenant or agreement on the part of HYAC or Dory US Holding Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to HYAC and (ii) the Termination Date; provided, however, that none of the Sellers, Dory Parent, Dory US Merger Sub or Dory Foreign Holding Company are then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either HYAC or the Seller Representative, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is 180 days following the date of this Agreement (as extended pursuant to this Section 8.1(d), the “Termination Date”) and the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; provided, that if the Registration Statement / Proxy Statement (A) has not been declared effective by the SEC by the Termination Date, then the Termination Date may be extended by mutual written consent of HYAC and the Seller Representative or (B) has been declared effective by the SEC on or prior to the Termination Date, then the Termination Date shall be automatically extended by 21 Business Days;

(e) by either HYAC or the Seller Representative, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either HYAC or the Seller Representative if the HYAC Stockholder Meeting has been held (including any adjournment or postponement thereof), has concluded, HYAC’s stockholders have duly voted, and the HYAC Stockholder Approval was not obtained; or

(g) by the Seller Representative if there has been a Change in Recommendation.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties, their respective Affiliates and their respective Representatives) with the exception of (a) the second sentence of Section 6.3(a), Section 6.4, this Section 8.2 and Article 10, each of which shall survive such termination and remain valid and binding obligations of the Parties (provided that Section 10.20 shall survive solely with respect to the payment obligations of Sellers under this Section 8.2 (if any) and for no other purpose), (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms, and (c) any Liability on the part of any Party for Actual Fraud that results in the failure of a condition to the Closing to occur.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Survival. All representations and warranties of the Parties in this Agreement shall survive the Closing and shall terminate and be of no further force or effect on the date that is twelve months after the Closing Date (the “R&W Limitation Date”). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than (i) those set forth in Section 6.10, which shall survive the Closing indefinitely, and (ii) those which by their terms contemplate performance after the Closing, which shall survive the Closing for the time period contemplated by their respective terms (in each case, the “Covenant Limitation Date” and together with the R&W Limitation Date, the applicable “Limitation Date”). If the Closing occurs, no Indemnifying Party shall have Liability with respect to any claim for any breach of any representation, warranty, covenant or agreement in this Agreement, unless the Indemnified Party provides a Claim Notice to such Indemnifying Party in writing of such a claim on or before the applicable Limitation Date. If Buyer or Seller Representative, as applicable, provides proper notice of a claim within the applicable time period set forth above, the ability to seek Losses for such claim pursuant to this Article 9 and the underlying representation, warranty, covenant or agreement shall continue until such claim is resolved. Notwithstanding anything to the contrary in this Agreement, the survival periods and Limitations Dates set forth in this Section 9.1 and, except as specifically set forth in the R&W Policy (if any), any other limitation on any Buyer Indemnitee’s rights under this Article 9, shall not affect or otherwise limit any claim made or available under the R&W Policy (if any).

Section 9.2 Indemnification by Sellers. From and after the Closing, subject to the terms and conditions of this Article 9, Sellers shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Group Companies) and each of their respective officers, directors, members, managers, shareholders, partners, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) for all Losses actually incurred, suffered or sustained by any Buyer Indemnitee to the extent resulting or arising from (a) any breach of or inaccuracy in, as of the date hereof or as of the Closing (except to the extent made on and as of the specified date), any representation or warranty made by Sellers or any Holding Company in Article 3 or Article 4 of this Agreement or the certificate delivered pursuant to Section 7.2(d)(i) and (b) any breach or non-fulfillment of any covenant or agreement of Sellers in this Agreement which is required to be performed after the Closing.

Section 9.3 Indemnification by Buyer. From and after the Closing, subject to the terms and conditions of this Article 9, Buyer shall indemnify and hold harmless Sellers and their Affiliates and each of their respective officers, directors, members, managers, shareholders, partners, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) for all Losses actually incurred, suffered, or sustained to the extent resulting or arising from: (a) any breach or inaccuracy of any representation or warranty made in Article 5 of this Agreement or the certificate delivered pursuant to Section 7.3(e)(i), or (b) any breach or non-fulfillment of any covenant or agreement of Buyer, the Sponsor, Dory US Holding Company, any Holding Company or any of the Group Companies in this Agreement which is required to be performed after the Closing.

Section 9.4 Indemnity Escrow Account.

(a) Subject to Section 9.5 and Section 9.9, the Indemnity Escrow Account shall constitute partial security for the benefit of Buyer (on behalf of itself or any other Buyer Indemnitee) with respect to any indemnifiable Losses pursuant to the indemnification obligations of Sellers under Section 9.2. Subject to Section 9.5 and pursuant to the terms set forth in the Escrow Agreement, the Escrow Agent shall hold the Indemnity Escrow Account until 11:59 p.m. local time on the date that is twelve months after the Closing Date (the “Indemnity Escrow Release Date”). Neither the Indemnity Escrow Shares (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any lien, sold, assigned or transferred by Sellers or Buyer or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Sellers or Buyer, in each case prior to the distribution of the Indemnity Escrow Shares to Sellers in accordance with Section 9.4(b) or to Buyer in accordance with this Article 9 and the terms set forth in the Escrow Agreement. For purposes of this Article 9, the Indemnity Escrow Shares shall be valued at $10 per share (the “Value”).

(b) Promptly following the Indemnity Escrow Release Date (but in no event later than two (2) Business Days thereafter), the Seller Representative and Buyer shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to distribute to Steiner Leisure (as directed by the Seller Representative) any remaining Dory Parent Common Shares in the Indemnity Escrow Account less a number of Indemnity Escrow Shares in the Indemnity Escrow Account equal to the aggregate value of all unsatisfied or disputed indemnifiable Losses set forth in any Claim Notice delivered to the Seller Representative on or prior to the Indemnity

Escrow Release Date in accordance with this Article 9. Any portion of the Indemnity Escrow Shares held by the Escrow Agent following the Indemnity Escrow Release Date with respect to pending but unresolved claims for indemnification pursuant to this Article 9 that is not awarded to Buyer upon the resolution of such claims shall be promptly distributed by the Escrow Agent to Steiner Leisure. The Buyer and Seller Representative shall, promptly after final resolution of such pending claims (but in no event later than two Business Days thereafter), execute a joint instruction to release such amounts from the Indemnity Escrow Account in accordance with such final resolution thereof.

Section 9.5 Limitations on Indemnification.

(a) No Buyer Indemnitee shall be entitled to be indemnified for Losses with respect to the matters described in Section 9.2(a): (i) with respect to any claim (or series of related claims) for indemnification if the amount of Losses with respect to such claim (or series of related claims, as the case may be) is less than $75,000 (the “Claim Threshold”; any claim or series of related claims, as the case may be, involving Losses less than the Claim Threshold being referred to as a “De Minimis Claim”) (it being understood that (x) subject to clause (ii) of this Section 9.5(a) and the other limitations set forth herein, if such Losses exceed the Claim Threshold, the Buyer Indemnitees shall be entitled to seek indemnification for the full amount of such Losses and (y) any De Minimis Claims shall be excluded in determining whether the Deductible has been exceeded), and (ii) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.2(a) exceeds an amount equal to $3,500,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible. Sellers’ maximum aggregate Liability for indemnifiable Losses pursuant to Section 9.2(a) will not exceed an amount equal to $3,500,000 (the “Cap”).

(b) The Claim Threshold, the Deductible and the Cap shall not apply to Losses to the extent relating to or arising from the matters set forth in Section 6.10, Section 9.2(b) or Section 9.3(b); provided, however, that, notwithstanding anything to the contrary in this Agreement, Buyer Indemnitees shall not be entitled to indemnification for any Losses (individually or in the aggregate) related to such matters, together with any indemnifiable Losses pursuant to Section 9.2(a) or any other indemnifiable Losses with respect to such matters, in excess of the Final Purchase Price actually received by the Sellers and their Affiliates.

(c) If there is finally determined to be any amount owing to a Buyer Indemnitee as a result of indemnification pursuant to Section 9.2(a), such amount shall (i) first satisfied from the Indemnity Escrow Account, and (ii) subject to the last sentence of this Section 9.5(c), if such Losses exceed the value of the Indemnity Escrow Shares in the Indemnity Escrow Account, the sole and exclusive source of recovery of the Buyer Indemnitees shall be under the R&W Policy (if any). In the case of any satisfaction from the Indemnity Escrow Account, the Seller Representative shall promptly (but in no event later than two (2) Business Days thereafter) execute a joint instruction with Dory Parent to release such amount of Indemnity Escrow Shares from the Indemnity Escrow Account to Dory Parent to be held as “treasury” shares or cancelled. If there is determined to be any amount owing to a Buyer Indemnitee as a result of indemnification pursuant to Section 9.2(b) or Section 6.10(a)(i), such amount shall (i) first be satisfied from the Indemnity Escrow Account, (ii) if recovery is available under the R&W Policy (if any), from the R&W Policy and (iii) thereafter, directly from the Sellers, jointly and severally, by wire transfer to an account or accounts designated by Buyer (A) in the case of indemnification pursuant to Section 9.2(b), within five Business Days following the final determination of the claim for indemnification giving rise to such payment obligation or (B) in the case of indemnification pursuant to Section 6.10(a)(i), within the time period set forth in Section 6.10(a)(iv). Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) in the event that HYAC obtains and binds the R&W Policy at the Closing, to the extent that a Buyer Indemnitee would have (subject to the terms and conditions hereof) been entitled to indemnification from the Indemnity Escrow Account pursuant to Section 9.2(a), but indemnifiable Losses are recovered by a Buyer Indemnitee from the Indemnity Escrow Account pursuant to the third sentence of this Section 9.5(c) in respect of indemnifiable Losses pursuant to Section 6.10(a)(i) or Section 9.2(b) and the R&W Policy Retention is not eroded under the R&W Policy and a Buyer Indemnitee would (but for such R&W Policy Retention not being eroded under the R&W Policy) be entitled to indemnification under the R&W Policy, then such Buyer Indemnitee may recover such Losses (and only such Losses) that would have been recoverable pursuant to the first sentence of this Section 9.5(c) if the R&W Policy Retention had been eroded, in an amount not to exceed the Value of the Indemnity Escrow Shares released from the Indemnity Escrow Account pursuant to the third sentence of this Section 9.5(c), directly from the Sellers jointly and severally and (ii) in the event that HYAC does not obtain and bind the R&W Policy at the Closing, to the extent that a Buyer Indemnitee would have (subject to the terms and conditions hereof) been entitled to indemnification from the Indemnity Escrow Account pursuant to Section 9.2(a), but indemnifiable Losses are recovered by a Buyer Indemnitee from the Indemnity Escrow Account pursuant to the third sentence of this Section 9.5(c) in respect of indemnifiable Losses pursuant to Section 6.10(a)(i) or Section 9.2(b), then such Buyer Indemnitee may recover such Losses (and only such Losses) that would have been recoverable pursuant to the first sentence of this Section 9.5(c) if such amount had not been released from the Indemnity Escrow Account, in an amount not to exceed the Value of the Indemnity Escrow Shares released from the Indemnity Escrow Account pursuant to the third sentence of this Section 9.5(c), directly from the Sellers jointly and severally.

(d) No Seller Indemnitee shall be entitled to be indemnified for Losses with respect to matters described in Section 9.3(a): (i) with respect to any De Minimis Claims (it being understood that (x) subject to clause (ii) of this Section 9.5(d) and the other limitations set forth herein, if such Losses exceed the Claim Threshold, the Seller Indemnitees shall be entitled to seek indemnification, subject to the Deductible, for the full amount of such Losses and (y) any De Minimis Claims shall be excluded in determining whether the Deductible has been exceeded) and (ii) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.3(a) exceeds the Deductible, and then only to the extent such Losses exceed the Deductible; provided, that Buyer’s maximum aggregate Liability for indemnifiable Losses pursuant to Section 9.3(a) will not exceed the Cap.

(e) The amount of any indemnifiable Losses pursuant to this Article 9 or Section 6.10(a) shall be determined net of (i) any amounts actually recovered by the Buyer Indemnitees or the Seller Indemnitees, as applicable under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (net of the reasonable, documented and out-of-pocket costs actually incurred in connection with recovering such amount, including, in the case of any insurance policy, any premiums paid as a result of recovering such amount) and (ii) the Tax Benefit (as defined below) actually realized or received by the Indemnified Party receiving such indemnification payment as a result of Losses (net of any reasonable, documented and out-of-pocket costs incurred in connection with recovery of such Tax Benefit). The Indemnified Party shall use its reasonable best efforts to pursue recovery under any insurance policies or other collateral sources with respect to such Losses (including, for the avoidance of doubt, from and after the time that the Indemnifying Party makes any payment of any indemnifiable Losses pursuant to this Article 9 or Section 6.10(a)) (provided that “reasonable best efforts” pursuant to this sentence shall not require the Indemnified Party to institute or bring any Proceeding against a third party). In any case where an Indemnified Party later recovers under any insurance policy or other collateral source or later realizes or receives any Tax Benefit, any amount in respect of a matter for which the Indemnified Party was indemnified pursuant to this Article 9 or Section 6.10(a), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered, realized or received (after deducting therefrom reasonable, documented and out-of-pocket costs actually incurred in connection with recovering such amount, including, in the case of any insurance policy, any premiums paid as a result of recovering such amount), but not in excess of the sum of (a) any amount previously so paid to or on behalf of such Indemnified Party by the Indemnifying Party in respect of such matter and (b) any amount expended by the Indemnifying Party or its Affiliates in pursuing or defending any claim arising out of such matter. For purposes of the foregoing, “Tax Benefit” means any reduction in any Tax realized as a result of Losses equal to the positive difference, if any, between (i) the liability of such Indemnified Party for Taxes with respect to the taxable year the Losses are incurred or the subsequent taxable year not taking into account such Losses and (ii) the liability of such Indemnified Party for Taxes in such taxable taking into account the Losses and taking into account any taxable income realized by such Indemnified Party on account of such Losses or the receipt of such indemnification payment, with the Losses treated as the last item of expense or deduction realized for such taxable year.

(f) In no event shall any Buyer Indemnitee or Seller Indemnitee be entitled to receive indemnification for the same Loss more than once under this Article 9 or Section 6.10(a) even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(g) In no event shall any Buyer Indemnitee be entitled to indemnification pursuant to this Article 9 or Section 6.10(a) with respect to a Loss to the extent such Loss is (i) accurately reserved for on the Latest Balance Sheet or in the footnotes to any other Financial Statements or (ii) is included in the calculation of the Final Purchase Price.

Section 9.6 Materiality. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification pursuant to this Article 9, and for purposes of determining whether the representations and warranties giving rise to such indemnification have been breached, each representation and warranty in this Agreement (including those contained in the certificates delivered pursuant to Section 7.2(d)(i) and Section 7.3(e)(i)) shall be read without regard and without giving effect to the term, or, as applicable, any clause containing, “material”, “materiality” or similar phrases or clauses (including “Material Adverse Effect” or “material adverse effect”) contained in such representation or warranty; provided, however, the term, as applicable, or any clause containing, “material”, “materiality”, or similar phrases or clauses (including “Material Adverse Effect” or “material adverse effect”) contained in any representation or warranty shall be given effect solely for purposes of (i) the definitions of “Actual Fraud”, “Material Adverse Effect”, “Material Contracts”, “Material Customers” and “Material Suppliers”, and (ii) the representations and warranties set forth in Section 3.4(b), Section 3.4(d)(y) (Financial Statements), and Section 3.8(a) (Absence of Changes).

Section 9.7 Procedures for Indemnification for Direct Claims.

(a) If any Buyer Indemnitee or Seller Indemnitee (hereinafter, an “Indemnified Party”) shall claim to have suffered a Loss (other than in respect of any claim asserted, demand or other Proceeding by any Person who is not a party to this Agreement (hereinafter, a “Third Party Claim”)) for which indemnification is available under Section 9.2 or Section 9.3, as applicable, the Indemnified Party shall promptly (after having actual knowledge of such claim) notify the party required to provide indemnification (hereinafter, a “Indemnifying Party”) in writing (a “Claim Notice”) of such claim, which Claim Notice shall describe the facts and circumstances giving rise to such Loss, the basis upon which indemnity is being sought, the amount or estimated amount of the Loss, if known or reasonably ascertainable at the time such claim is made (provided that the failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability to the Indemnified Party except to the extent that such failure shall have materially and adversely prejudiced the defense of such claim).

(b) If the Indemnified Party shall have received from the Indemnifying Party, within thirty (30) days after the Indemnifying Party’s receipt of a Claim Notice made in accordance with Section 9.7(a) (the “Objection Period”), a written notice setting forth the Indemnifying Party’s objections to such claim and the Indemnifying Party’s reasons for such objection stated with reasonable particularity, then the Indemnified Party and the Indemnifying Party shall attempt to resolve such objections in good faith prior to end of the period of time twenty (20) Business Days from the date the Indemnified Party receives such objection (such period is hereinafter referred to as the “Negotiation Period”). After the Negotiation Period, if the Indemnified Party and the Indemnifying Party still cannot agree on the claim, or if the Indemnifying Party fails to provide the notice contemplated by this Section 9.7(b) within the Objection Period, the Indemnified Party may, at any time thereafter, commence a Proceeding against the Indemnifying Party to seek to enforce its purported rights to indemnification from and against any Losses that are the subject of such Claim Notice.

Section 9.8 Procedures for Indemnification for Third Party Claims.

(a) Any Indemnified Party seeking indemnification pursuant to this Article 9 in respect of any Third Party Claim shall give the Indemnifying Party from whom indemnification with respect to such claim is sought prompt written notice of such Third Party Claim, which Claim Notice shall describe the facts and circumstances giving rise to such Loss, the basis upon which indemnity is being sought, the amount or estimated amount of the Loss, if known or reasonably ascertainable at the time such claim is made, and shall include copies of any documents served on the Indemnified Party with respect to the Third Party Claim (provided that the failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability to the Indemnified Party except to the extent that such failure shall have materially and adversely prejudiced the defense of such claim).

(b) Upon receipt of a Claim Notice, the Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to defend the Indemnified Party against, and assume the defense of, the Third Party Claim at the Indemnifying Party’s sole cost and expense, including the employment of counsel reasonably satisfactory to the Indemnified Party (it being agreed that, in the case that the Indemnifying Party is a Seller, Kirkland & Ellis LLP and Kirkland & Ellis International LLP shall be deemed to be reasonably satisfactory to the Indemnified Party) and the payment of the fees and disbursements of such counsel. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense (and the Indemnified Party shall be entitled to have sole control over the defense) of a Third Party Claim if: (A) such Third Party Claim involves criminal allegations; (B) such Third Party Claim demands injunctive or other equitable relief; (C) the Indemnified Party reasonably determines, based on the advice of outside legal counsel, that it would be inappropriate for a single counsel to represent both the Indemnifying Party and the Indemnified Party in connection with such Third Party Claim under applicable standards of legal ethics; (D) such Third Party Claim (together with all other claims against the Indemnifying Party and its Affiliates that are the subject of unresolved Claim Notices) seeks damages in excess of the then applicable remaining portion of the Cap; or (E) the insurer under the R&W Policy is entitled and has elected to assume the defense of such Third Party Claim in accordance with the R&W Policy. The Indemnifying Party shall keep the Indemnified Party (or, if the Indemnifying Party does not assume the defense or is not permitted to assume the defense of such Third Party Claim pursuant to this Section 9.8(b), the Indemnified Party shall keep the Indemnifying Party) (the Indemnifying Party or Indemnified Party, in each case, that is not assuming the defense, the “Non-Defending Party”) reasonably apprised of the status of any matter the defense of which they are maintaining, including settlement offers, with respect to the Third Party Claim and permit the Non-Defending Party, to participate in the defense of the Third Party Claim (in either case, at the Non-Defending Party’s cost and expense). So long as the Indemnifying Party is entitled to control the defense pursuant to this Section 9.8(b) and is diligently conducting the defense of the Third Party Claim in good faith, the Indemnifying Party shall not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding its participation in the defense of the Third Party Claim. If the Indemnifying Party exercises its right to defend under this Section 9.8(b), the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the Indemnifying Party may compromise or settle any Third Party Claim without the consent of the Indemnified Party so long as such compromise or settlement (i) only involves the payment of monetary damages that are paid in full by the Indemnifying Party and does not include any requirement that the Indemnified Party take or refrain from taking any actions other than compliance with any nondisclosure obligations related to the terms of such settlement contained in the settlement agreement, (ii) unconditionally and irrevocably releases the Indemnified Party from all liabilities with respect to such Third Party Claim, (iii) does not involve any statement, finding or admission of any fault of, breach of contract by, or violation of Law by, the Indemnified Party; (iv) includes a customary confidentiality obligation by the third party claimant of the terms of the settlement in any settlement agreement; and (v) the consent of the carrier of the R&W Policy is not required under the R&W Policy. The Indemnified Party shall have no liability with respect to any compromise or settlement of any Third Party Claims made without its consent (if such consent is required by this Section 9.8(b)). The Indemnified Party shall in no event settle or compromise (or consent to the settlement or compromise of) any Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned, or delayed).

(c) The Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall, and shall cause their Affiliates to, reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each Party (or a duly authorized representative of such party) shall (and shall cause the their respective Representatives to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 9.9 Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary but subject to Section 10.16, from and after the Closing, except in the case of Actual Fraud, indemnification pursuant to the provisions of this Article 9 and Section 6.10(a) shall be the sole and exclusive remedy for the parties hereto for any inaccuracy in or breach or nonfulfillment of, as applicable, any representation warranty, covenant or agreement contained in this Agreement or for any matter arising out of or relating to this Agreement (including with respect to any of the tax matters set forth in Section 6.10). Except as otherwise provided in this Article 9 or Section 6.10(a), or in the case of Actual Fraud, from and after the Closing, Buyer, on its behalf and the other Buyer Indemnitees, hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, Losses or any other recourse or remedy from any Seller.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of HYAC and the Seller Representative. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of HYAC and the Seller Representative. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.2 shall be void, ab initio. Notwithstanding anything to the contrary contained herein, none of (i) the second sentence of Section 10.1, (ii) the final sentence of Section 10.4, (iii) the final sentence of Section 10.8, (iv) Section 10.14, (v) Section 10.15, (v) Section 10.22, (vi) this sentence or (vii) the definitions of “Debt Financing Commitments,” “Debt Financing,” “Financing Sources”, “Lender” or “Financing” may be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

(a) If to HYAC, the Sponsor, Dory US Holding Company, or, after the Closing, Dory Parent or Dory Foreign Holding Company, to:

c/o Haymaker Acquisition Corp.

650 Fifth Avenue, Floor 10

New York, NY 10019

Attn:	Christopher Bradley
Email:	cbradley@mistralequity.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, NY 10020

Attention:	Sidney Burke
Richard Rubano

Facsimile:	212.335.4501
E-mail:	sidney.burke@dlapiper.com
richard.rubano@dlapiper.com

(b) If to the Sellers, Seller Representative, Dory US Merger Sub, or, prior to the Closing, Dory Parent or Dory Foreign Holding Company, to:

c/o Catterton Management Company L.L.C.

599 West Putnam Avenue

Greenwich, CT 06830

Attention:	J. Michael Chu
Marc Magliacano
Dave McPherson
Facsimile:	(203) 629-4903
E-mail:	Michael.Chu@lcatterton.com
Marc.Magliacano@lcatterton.com
Dave.McPherson@lcatterton.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Joshua Kogan, P.C.
Ryan Brissette

Facsimile:	(212) 446-6460
E-mail:	joshua.kogan@kirkland.com
ryan.brissette@kirkland.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, each of the Parties hereto agrees that, except as expressly set forth in the Debt Financing Commitments, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

Section 10.5 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, however, that (a) if the Closing occurs, then Buyer shall (i) pay, or cause to be paid, all Company Expenses in accordance with Section 2.3(a) and (ii) reimburse Sellers at the Closing (to the extent such fees and expenses are paid by any Seller or any of its Affiliates (including Dory Parent, Dory Intermediate, Dory Foreign Holding Company and Dory US Merger Sub) prior to the Closing) and pay on behalf of (to the extent such fees and expenses are not paid prior to the Closing) any fees and expenses incurred by or on behalf of Dory Parent, Dory Intermediate, Dory Foreign Holding Company or Dory US Merger Sub that constitute Buyer Expenses, and (b) HYAC shall pay on behalf of Dory Parent (i) the SEC filing (or similar) fees related to the Registration Statement / Proxy Statement, (ii) any printing and mailing costs or expenses related to the distribution of the Registration Statement / Proxy Statement, (iii) any fees and expenses incurred by Dory Parent pursuant to Section 6.12 or Section 6.26 and (iv) any fees and expenses of the kind described in clause (d) of the definition of Buyer Expenses (in each case, as and when due).

Section 10.6 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) financial terms shall have the meanings given to such terms under GAAP unless otherwise specified herein; (vi) references to “$” or “dollar” or “US$” shall be references to United States dollars; (vii) the word “or” is disjunctive but not necessarily exclusive; (viii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) the word “day” means calendar day unless Business Day is expressly specified; (x) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (xi) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; and (xii) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. To the extent this Agreement refers to information or documents that have been made available, delivered or otherwise provided by Sellers or the Group Companies to Buyer or any of its Affiliates, such obligation shall be deemed to be satisfied, and such information or documentation shall be deemed to have been made available, delivered or otherwise provided to Buyer or its Affiliates, as applicable, for all purposes under the Agreement, if and to the extent such information or documentation has been posted in the electronic data room maintained by Sellers for the purposes of the transaction contemplated by this Agreement no later than one day prior to the date of this Agreement or such information or documentation was made available or otherwise provided to Buyer, its Affiliates or any of their Representatives in-person at the Sellers’ headquarters. Notwithstanding anything to the contrary in this Agreement, whenever the term “Buyer” is used, it shall be deemed to refer to, prior to the Closing, HYAC only and, from and after the Closing, each of HYAC and Dory Parent or either HYAC or Dory Parent, as the context so requires.

Section 10.7 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. Notwithstanding any other provision to the contrary, any item disclosed in the Seller Schedules corresponding to any section or subsection of Article 3 or 4 shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 and 4 where the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures contained in the Schedules may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 2.6, Section 6.6, Section 10.12 and Section 10.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything herein to the contrary, the Financing Sources under the Debt Financing Commitments will be express third party beneficiaries of (i) the second sentence of Section 10.1, (iii) the final sentence of Section 10.2, (iv) the final sentence of Section 10.4, (v) Section 10.14, (vi) Section 10.15(b), (vii) Section 10.22 and (viii) this Section 10.8, in each case, insofar as such section affects the interests of the Financing Sources.

Section 10.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.11 Knowledge of Sellers; Knowledge of HYAC. For all purposes of this Agreement, the phrase “to Sellers’ knowledge” and “known by any Seller” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 10.11(a) of the Seller Schedules, after taking into account the reasonable inquiry of the actual knowledge of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence). For all purposes of this Agreement, the phrase “to HYAC’s knowledge” and “to the knowledge of HYAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 10.11(b) of the Buyer Schedules, after taking into account the reasonable inquiry of the actual knowledge of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence). None of the individuals set forth on Section 10.11(a) of the Seller Schedules or Section 10.11(b) of the Buyer Schedules shall have any personal liability or obligations regarding such knowledge.

Section 10.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer acknowledges and agrees that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Seller or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Seller under this Agreement or Person party to any Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

Section 10.13 Extension; Waiver. The Seller Representative (on behalf of itself and the other Sellers) may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any Ancillary Document, or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. Buyer may (i) extend the time for the performance of any of the obligations or other acts of Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of Sellers contained herein or in any Ancillary Document, or (iii) waive compliance by Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.14 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.15 Jurisdiction and Venue.

(a) Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 10.15 or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 10.3 and that nothing in this Section 10.15 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or any Ancillary Document or the transactions contemplated hereby and thereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or any Ancillary Document or the transactions contemplated hereby and thereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement or any Ancillary Document or the transactions contemplated hereby and thereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

(b) Notwithstanding the foregoing, each of the Parties hereto agrees (on behalf of itself and its Affiliates) that it will not bring or support any suit, Legal Proceeding, cross-claim or third party claim of any kind or description, whether at law or in equity, whether in contract or tort or otherwise, against the Financing Sources under the Debt Financing Commitments in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing Commitments or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or the U.S. District Court for the Southern District of New York (and appellate courts thereof) or, if under applicable Law exclusive jurisdiction is vested solely in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 10.14 relating to the waiver of jury trial shall apply to any such suit, Legal Proceeding, cross-claim or third party claim.

Section 10.16 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Section 6.12 and Buyer’s obligations to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.17 Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Sellers, their Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Sellers and their Affiliates (which will no longer include the Group Companies) after the Closing, Buyer hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Sellers and/or their Affiliates after the Closing as such representation may relate to Buyer, any Group Company or any of the transactions contemplated by this Agreement or any of the Ancillary Documents. In addition, all communications involving attorney-client confidences between any Seller, any of its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Sellers and their Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of Kirkland & Ellis LLP relating to engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Sellers and their Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Sellers and their Affiliates (and not the Group Companies) shall hold such property rights and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Group Companies or any of their Affiliates and a third party (other than a Party or any of its Affiliates) after the Closing, the Group Companies may assert the attorney-client privilege to prevent disclosure of confidential attorney-client communications by Kirkland & Ellis LLP to such third party.

Section 10.18 Limitation on Damages; Rescission. Notwithstanding anything to the contrary set forth herein, no Party shall be liable for (and the term Loss shall not include) any punitive, special, or exemplary damages relating to any breach of this Agreement, except to the extent payable pursuant to a Third Party Claim. For the avoidance of doubt, Losses under Article 9 shall be limited to the Losses available for breach of contract. No breach of any representation, warranty, covenant or agreement contained herein or in any Ancillary Document shall give rise to any right on the part of Buyer or Sellers, after Closing, to rescind this Agreement or any of the transactions contemplated hereby.

Section 10.19 Steiner Leisure Guarantee. Steiner Leisure absolutely, unconditionally and irrevocably guarantees the payment and performance obligations of Sellers under this Agreement on the terms and subject to the conditions set forth in this Agreement (collectively, the “Guaranteed Seller Obligations”). The foregoing obligation constitutes a continuing guarantee of payment and performance. Neither Buyer nor, in the case of Section 6.10 and Article 9, any other Buyer Indemnitee, need attempt to collect or cause the performance of any obligation guaranteed hereunder from any other Seller or any other Person prior to enforcing its rights against Steiner Leisure. Steiner Leisure hereby waives (to the fullest extent permitted by applicable Law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit or taking of other Proceeding by Buyer or, in the case of Section 6.10 and Article 9, any other Buyer Indemnitee against, or any other notice to, any Person liable therefor. The guarantees set forth in this Section 10.19 will remain in full force and effect, and will be binding upon Steiner Leisure, until all of the Guaranteed Seller Obligations have been satisfied in full.

Section 10.20 Seller Representative.

(a) Steiner Leisure is hereby appointed, authorized and empowered to act as a representative for the benefit of Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to any Ancillary Documents, which shall include the power and authority:

(i) to execute and deliver any Ancillary Documents (with such modifications or changes therein as to which the Seller Representative, in its sole and absolute, discretion, shall have consented) and to agree to such amendments or modifications thereto as the Seller Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby as the Seller Representative, in its sole discretion, may deem necessary or desirable;

(iii) as the Representative, to enforce and protect the rights and interests of Sellers (including the Seller Representative, in its capacity as a Seller) and to enforce and protect the rights and interests of the Seller Representative arising out of or under or in any manner relating to this Agreement, any Ancillary Document or the transactions provided for herein or therein, and to take any and all actions which the Seller Representative believes are necessary or appropriate under this Agreement and/or any Ancillary Document for and on behalf of Sellers, including asserting or pursuing any Proceeding or investigation against Buyer or any of its Affiliates, defending any Proceedings or investigations by the Buyer Indemnitees, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with Buyer and its representatives regarding such Proceeding or investigations, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) investigate, defend, contest or litigate any Proceeding or investigation initiated by Buyer or any other Person, or by any Governmental Entity against the Seller Representative and/or any Seller and receive process on behalf of any or all Sellers in any such Proceeding or investigation and compromise or settle on such terms as the Seller Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Seller Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation, it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv) to refrain from enforcing any right of any Seller and/or the Seller Representative arising out of or under or in any manner relating to this Agreement or any Ancillary Document; provided, however, that no such failure to act on the part of the Seller Representative, except as otherwise provided in this Agreement or in any Ancillary Document, shall be deemed a waiver of any such right or interest by the Seller Representative or by such Seller unless such waiver is in writing signed by the waiving party or by the Seller Representative; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all Ancillary Documents.

(b) Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement and/or any Ancillary Document, all of which actions or omissions shall be legally binding upon Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of transactions contemplated by this Agreement. Notwithstanding the foregoing, the Seller Representative may resign as the Seller Representative at any time by providing written notice to Buyer, which resignation shall become effective upon appointment of a successor Seller Representative by Steiner Leisure. All power, authority, rights, privileges and obligations conferred in this Agreement to a Seller Representative shall apply to any successor Seller Representative.

Section 10.21 Trust Account Waiver. Reference is made to the final prospectus of HYAC, filed with the SEC (File No. 333-220733) on October 25, 2017 and dated as of October 24, 2017 (the “Prospectus”). Sellers, the Holding Companies, and the Group Companies understand that HYAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of HYAC’s public stockholders (including overallotment shares acquired by HYAC’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, HYAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their HYAC shares in connection with the consummation of HYAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if HYAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay for any franchise and income taxes, or (d) to HYAC after or concurrently with the consummation of a Business Combination. For and in consideration of HYAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Seller hereby agrees on behalf of itself and its Affiliates (including the Holding Companies and the Group Companies) that, notwithstanding anything to the contrary in this Agreement, neither Sellers nor any of their Affiliates (including the Holding Companies and the Group Companies) do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between HYAC or its Representatives, on the one hand, and the Sellers, the Holding Companies, the Group Companies or their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each Seller on behalf of itself and its Affiliates (including the Holding Companies and the Group Companies) hereby irrevocably waives any Released Claims that such Seller and its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with HYAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with HYAC or its Affiliates). Each Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by HYAC and its Affiliates to induce HYAC to enter in this Agreement, and such Seller further intends and understands such waiver to be valid, binding and enforceable against such Seller and each of its Affiliates (including the Holding Companies and the Group Companies) under applicable Law. To the extent any Seller or any of its Affiliates (including any Group Company or Holding Company) commences any Proceeding based upon, in connection with, relating to or arising out of any matter relating to HYAC or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against HYAC or its Representatives, each Seller hereby acknowledges and agrees that the Sellers’ and their Affiliates (including the Holding Companies and the Group Companies) sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Group Companies or their Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. For the avoidance of doubt, nothing herein shall serve to limit or prohibit the Sellers or its Affiliates to pursue a claim against HYAC or its Affiliates for legal relief against assets held outside the

Trust Account, for specific performance or other equitable relief, and nothing herein shall serve to limit or prohibit any claims that Sellers or its Affiliates may have in the future against HYAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 10.22 Debt Financing Sources. In no event shall the Seller Representative, on behalf of itself, the Seller and the Group Companies or any of its and their respective Affiliates, and the Seller Representative, on behalf of itself, the Seller and the Group Companies, and the Seller agree not to, and the Seller agrees to cause its Affiliates not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source providing the Debt Financing Commitments in connection with this Agreement or (b) seek to enforce the commitments of, make any claims for breach of Debt Financing Commitment against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources providing the Debt Financing Commitments in connection with this Agreement or the Debt Financing Commitment or the obligations of the Financing Sources thereunder. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Section 10.22 shall in any way limit or qualify the rights or obligations of the Financing Sources and the other parties to the Debt Financing (or the definitive documents entered into pursuant thereto) (including any such party that is an Affiliate of any Seller) to each other thereunder or in connection therewith (including the ability to enforce the Debt Financing Commitments or any Financing Document, make a claim (including any claim to recovery monetary damages) in respect of the Debt Financing Commitments or any Financing Document or institute a Proceeding with respect to any of the foregoing).

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

STEINER LEISURE LIMITED

By:	/s/ Leonard Fluxman
Name: Leonard Fluxman
Title: President and CEO

STEINER U.S. HOLDINGS, INC.

By:	/s/ Leonard Fluxman
Name: Leonard Fluxman
Title: Chairman, President and CEO

NEMO (UK) HOLDCO, LTD.

By:	/s/ Leonard Fluxman
Name: Leonard Fluxman
Title: Director

STEINER UK LIMITED

By:	/s/ Leonard Fluxman
Name: Leonard Fluxman
Title: President and CEO

STEINER MANAGEMENT SERVICES, LLC

By:	/s/ Leonard Fluxman
Name: Leonard Fluxman
Title: President and CEO

[Signature Page to Business Combination Agreement]

HAYMAKER ACQUISITION CORP.

By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: CFO

ONESPAWORLD HOLDINGS LIMITED

By:	/s/ Leonard Fluxman
Name: Leonard Fluxman
Title: President and CEO

DORY US MERGER SUB, LLC

By:	/s/ Leonard Fluxman
Name: Leonard Fluxman
Title: Chief Executive Officer

DORY ACQUISITION SUB, LIMITED

By:	/s/ Leonard Fluxman
Name: Leonard Fluxman
Title: President and CEO

DORY ACQUISITION SUB, INC.

By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: CFO

[Signature Page to Business Combination Agreement]

DORY INTERMEDIATE LLC

By:	/s/ Leonard Fluxman
Name: Leonard Fluxman
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]